   As filed with the Securities and Exchange Commission on November 5, 1999.
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                               ----------------

                          VESTA INSURANCE GROUP, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                    6711                    63-1097283
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of      Industrial Classification     Identification No.)
     incorporation or            Code Number)
      organization)


                              3760 River Run Drive
                           Birmingham, Alabama 35243
                                 (205) 970-7000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

    Donald W. Thornton, Senior Vice President--General Counsel and Secretary
                          Vesta Insurance Group, Inc.
                              3760 River Run Drive
                           Birmingham, Alabama 35243
                                 (205) 970-7000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------
                                With Copies to:

          James F. Hughey, Jr.                       John K. Molen
           John W. McCullough                Bradley Arant Rose & White LLP
          Balch & Bingham LLP                 2001 Park Place, Suite 1400
  1901 Sixth Avenue North, Suite 2600          Birmingham, Alabama 35203
       Birmingham, Alabama 35203                     (205) 521-8000
             (205) 251-8100

                               ----------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this Registration Statement.
                               ----------------

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               ----------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 Title of each class of                    Proposed          Proposed
    securities to be     Amount to be  maximum offering  maximum aggregate      Amount of
       registered         Registered  price per share(1) offering price(1) Registration Fee(1)
----------------------------------------------------------------------------------------------
Common Stock...........   5,130,000         $4.34           $22,264,200          $6,190

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated solely for purposes of calculating the Registration Fee pursuant to Rule 457(c) and based upon the average of the high and low sales prices reported on the New York Stock Exchange for November 2, 1999.

                               ----------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this Prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This Prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED NOVEMBER 5, 1999

PROSPECTUS

                                5,130,000 SHARES

                          VESTA INSURANCE GROUP, INC.

                                  COMMON STOCK

  The shares of Vesta Insurance Group, Inc. common stock are being offered by our largest single stockholder, Torchmark Corporation and its wholly owned subsidiaries. Prior to our initial public offering in November, 1993, Torchmark Corporation owned 100% of our shares of common stock. The selling stockholder may sell these shares from time to time in open market transactions, in privately negotiated transactions, or in an underwritten offering.

  We will not receive any portion of the proceeds from the sale of these shares.

  We have agreed to bear certain expenses in connection with the registration and sale of the shares being offered by the selling stockholder.

  The shares have been listed with the New York Stock Exchange and will be traded with our other outstanding shares under the symbol "VTA."

  The selling stockholder will determine the price of the shares independent of Vesta. On November 2, 1999, the last sale price of the common stock on the New York Stock Exchange was $4 5/16 per share.

  The shares offered in this prospectus involve a high degree of risk. You should carefully consider the "risk factors" described beginning on page 10 in determining whether to purchase the shares being offered hereby.

                                  -----------

  Neither the SEC nor any State Securities Commission has approved or disapproved of these securities, or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

  We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful.

  The information contained in this prospectus is current as of the date of this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.


                   The date of this Prospectus is     , 1999.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  10
The Company..............................................................  15
Use of Proceeds..........................................................  15
Price Range of Common Stock and Dividend Policy..........................  15
Selected Consolidated Financial Data.....................................  17
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  18
Business.................................................................  33
Management...............................................................  53
Executive Compensation and Other Transactions with Management............  57
Changes in Registrant's Certifying Accountant............................  66
Largest Single and Selling Stockholder...................................  67
Description of Capital Stock.............................................  67
Plan of Distribution.....................................................  75
Validity of Securities...................................................  75
Experts..................................................................  75
Index to Financial Statements............................................  76

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports and other information with the U.S. Securities and Exchange Commission (the "SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Any statement contained in this report which is not a historical fact, or which might otherwise be considered an opinion or projection concerning the Company or its business, whether express or implied, is meant as and should be considered a forward-looking statement as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks, including but not necessarily limited to changes in market conditions, natural disasters and other catastrophic events, increased competition, changes in availability and cost of Reinsurance, changes in governmental regulations, and general economic conditions, as well as other risks more completely described in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report of Form 10-K. If any of these assumptions or opinions prove incorrect, any forward-looking statements made on the basis of such assumptions or opinions may also prove materially incorrect in one or more respects.

                               PROSPECTUS SUMMARY

   This section summarizes the more detailed information in this prospectus, and you should read all of such information carefully and in its entirety.

                                  Our Business

Overview

   Who we are. We are a holding company for nine insurance companies and six non-insurance companies which provide various management services to our insurance companies. Our lead insurance subsidiary is Vesta Fire Insurance Corporation, which we refer to as "Vesta Fire." Because we conduct our business through several subsidiaries, we refer to our entire group of companies as "we," "us" or "our company."

   What we do. We sell Personal Lines insurance, which means we sell insurance products primarily to individuals covering their homes (including their contents), their private passenger automobiles and certain potential liabilities attendant to their ownership of such property. We are licensed to sell these insurance products in 49 states.

   What we have done. We recently decided to discontinue two business segments--Reinsurance assumed and Commercial Lines insurance--which have historically generated the majority of our premium volume. Reinsurance is essentially an agreement by one insurance company (which we refer to as the reinsurer) to assume specified risks of loss on insurance policies issued by another insurance company. Our Commercial Lines insurance products covered a variety of commercial assets and risks. As we explain later in this Summary under the captions "Recent Adverse Business Developments" and "Strategy," recent adjustments to our statutory capital and surplus and related downgrades in our ratings by A.M. Best Company dramatically impacted our ability to compete in the commercial insurance and Reinsurance markets. Accordingly, we decided to discontinue our Reinsurance and Commercial Lines business segments effective during 1999.

   Where we are going. For fiscal
year 1999, our principal business
segment will be Personal Lines.
Although our historical results of
operations (including the audited and
unaudited consolidated financial
statements contained in this
prospectus) reflect significant
premium volume in our Reinsurance and
Commercial Lines segments, we expect
to lose substantially all of this
premium volume during 1999. The pie
chart to the right illustrates the
Gross Premiums Written by our
remaining Personal Lines segment as a
percentage of our total Gross
Premiums Written (including
Commercial Lines and Reinsurance)
during 1998.



          [Gross Premiums Written-Combined (1998) Graph Appears Here]


   Looking beyond 1999, we believe
that Personal Lines will continue to
be our dominant business segment,
although we may seek to develop other
business segments which may be
profitable to our company in light of
any changed circumstances that may
exist from time to time.

Personal Lines Insurance Products

   We offer four types of Personal Lines insurance products:

   .  Personal Auto

   .  Homeowners

   .  Financial Services

   .  Other

   Personal Auto. We offer personal automobile insurance for individual drivers covering the risk of property damage to their private passenger automobiles and potential liability which may arise from their driving related accidents. For underwriting purposes, we classify individuals as either preferred, standard or non-standard drivers, based primarily on their age and driving records. Rates are based upon the driver's classification, the type of automobile insured, geographic location and other factors. Our exposure on personal automobile insurance policies is typically limited to $500,000 or less.

   Homeowners. We sell insurance covering residential properties and their contents. The majority of residential properties we insure are valued between $40,000 and $250,000, although we insure higher valued homes up to $10 million.

   Financial Services. We provide specialty insurance products to financial institutions covering property (automobiles or residences) which has been pledged as collateral to secure a loan or mortgage, in the event the borrower fails to insure the property. These specialty products also provide coverage for properties that have been repossessed or are in the process of foreclosure.

   Other. We sell other insurance products to individuals for a variety of special risks.

Business Mix

   The fundamental measurement of our
business volume is Gross Premiums
Written, which represents the amount
of premiums we should collect from
our customers over the term of the
insurance policies we sell to them.
Although we cede some of these
premiums to reinsurers and still more
is reserved to administer and pay
claims made on those policies, we
measure our business mix in terms of
Gross Premiums Written. The pie chart
to the right illustrates the Gross
Premiums Written by type of product
as a percentage of total Gross
Premiums Written by our Personal
Lines segment during 1998. Likewise,
we discuss sales data below (which
includes renewals of existing
policies and issuances of new
policies) in terms of Gross Premiums
Written.



[Gross Premiums Written-Personal Lines (1998) Graph Appears Here]

   Personal Auto. We sold $223 million in Personal Auto insurance products during 1998, representing 64% of the total Personal Lines insurance products sold during 1998. During the first six months of 1999, we sold $98 million in Personal Auto insurance products, representing 68% of the total Personal Lines insurance products sold during the same period. These results of the first six months of 1999 represent a decrease in Personal Auto business of $23 million, or 19%, from the first six months of 1998.

   Homeowners. We sold $94 million in Homeowners insurance products during 1998, representing 27% of the total Personal Lines insurance products sold during 1998. During the first six months of 1999, we sold

$49 million in Homeowners insurance products, representing 34% of the total Personal Lines insurance products sold during the same period. These results represent an increase in Homeowners business of $1 million, or 2%, from the first six months of 1998.

   Financial Services. We sold $21 million in Financial Services insurance products during 1998, representing 6% of the total Personal Lines insurance products sold during 1998. During the first six months of 1999, we sold $(3) million in Financial Services insurance products. These results represent a decrease in Financial Services business of $14 million from the first six months of 1998.

   Other. We sold $9 million in Other insurance products during 1998, representing 3% of the total Personal Lines insurance products sold during 1998. During the first six months of 1999, we sold $1 million in Other insurance products, representing .7% of the total Personal Lines insurance products sold during the same period. These results represent an increase in Other business of $.7 million, or 233%, from the first six months of 1998.

Business Retention and Development

   We offer our Personal Lines insurance products through approximately 3800 independent agents in 42 states. As we discuss elsewhere in this prospectus, the success of our Personal Lines segment depends largely upon our ability to make it as easy as possible for these independent agents to do business with us. To accomplish this goal, we are pursuing three significant technological projects:

  . paperless underwriting and processing system, which will make policy information more readily available in electronic format;

  . a computerized agency download system which will update agencies' management systems with current policy data; and

  . an internet-based interactive inquiry, application and endorsement service, which will put policy, billing and claims information at agents' fingertips and provide them with direct access to our policy issuance systems.

   We believe that the successful development and implementation of these technological advances will help us retain our existing business and attract new business in our Personal Lines segment.

   We measure our retention of existing business by our renewal retention ratio, which measures the number of policy renewals in a given period as a percentage of total policies previously issued and eligible for renewal in that period. Our renewal retention ratio for our Shelby business was 90% for the second quarter of 1999, 91% for the first quarter of 1999 and 92% for the fourth quarter of 1998. Though similar retention data is not available for all of our Personal Lines business, other data indicates that the Shelby results are representative of our Personal Lines renewal retention ratios, generally.

   We measure our attraction of new business by the number of new policy applications received in any given period, which we compare to the number of new policy applications received in the corresponding prior year period. During the first six months of 1999, new policy applications in our Personal Lines segment declined by approximately 45%, as compared to the first six months of 1998.

Reinsurance Ceded

   We seek to manage our risk exposure on the policies which we issue through the purchase of reinsurance. When we purchase reinsurance for our policies issued, we essentially "cede" to the reinsurer a portion of the risk associated with those policies, as well as a commensurate portion of the gross premiums written associated with those policies (the gross premiums written less the amount of premiums ceded to the reinsurer are known as "net premiums written"). The reinsurer then becomes liable to repay us for losses we pay on those policies to the extent of the ceded risk).

   When we receive a claim for a loss on a policy which we have "reinsured", we pay the claim and seek to recover the amount paid from the reinsurer. In accordance with generally accepted accounting principles, we report these amounts as assets on our balance sheet, although we may not have collected such amounts from the reinsurers. See "Risk Factors--We Face a Risk of Non-Collection of Reinsurance Recoverables..."

Recent Adverse Business Developments

   We faced four major adverse business developments during 1998 and the first half of 1999:

  . Accounting Irregularities. In June 1998, we discovered certain accounting irregularities in our reported results for the fourth quarter of 1997 and the first quarter of 1998. We promptly commenced an internal investigation which resulted in a reduction of net income of approximately $13.6 million in the fourth quarter of 1997 and first quarter of 1998.

  . Correction of prior accounting method. In 1998, we corrected the methodology by which we recognized earned premiums in our Reinsurance segment. This resulted in a restatement of our historical financial statements and a decrease in reported net income of approximately $49 million for the years 1993 through 1997.

  . Reduced statutory surplus of Vesta Fire. In 1997, Vesta Fire reported statutory capital and surplus of approximately $355 million. During 1998, the Alabama Department of Insurance completed its examination of this filing and adjusted the reported amount down to $100.8 million. Although we were able to cure many of the technical deficiencies which led to the adjustments, certain of the adjustments were based on accounting methods which needed to be corrected and were not immediately curable. Using the basis of accounting established in the examination, we reported Vesta Fire's 1998 statutory capital and surplus as $217.3 million, after giving effect in 1998 to $125.8 million of "uncurable" adjustments arising from the examination.

  . A.M. Best ratings. A.M. Best Company, which rates insurance companies based on factors of concern to policyholders, recently lowered its rating on our insurance subsidiaries to "B" (Fair), after having already lowered it to "B++" (Very Good) from "A-" (Excellent).

Strategy

   During the last quarter of 1998 and the first quarter of 1999, we analyzed the profitability of our Reinsurance, Commercial Lines and Personal Lines segments in light of the adverse business developments described above. In the course of our analysis, we determined that the corrective actions necessary to return our Commercial Lines segment to profitability could not be justified in the current commercial insurance marketplace. We also determined that we could no longer retain or expand our Reinsurance portfolio. As a result of these conclusions, we decided to discontinue our Commercial Lines and Reinsurance segments. Moving forward, we will concentrate solely on retaining and expanding the business in our Personal Lines segment and on reducing expenses to an appropriate level given our narrowed operating strategy.

Commercial Lines Segment (discontinued)

   The insurance needs of commercial enterprises are as diverse as the products and services that those enterprises provide. In the past, we have sold insurance products to meet as many of those needs as we could while still making a profit. Since commercial insurance products cannot be neatly subdivided (as can Personal Lines products), we report financial results of our Commercial Lines segment on an aggregate basis only. In 1998, gross premiums written for our Commercial Lines segment aggregated $124 million, or approximately 16% of our consolidated gross premiums written in all of our business segments.

   In light of our recent decision to discontinue our Commercial Lines segment, we are not writing any new commercial insurance business effective after July 1, 1999. The Company will continue to earn premium and incur losses on those commercial policies that are in force on July 1, 1999 until those policies expire.

Reinsurance Assumed Segment (discontinued)

   Reinsurance is a contractual arrangement whereby one insurance company (the ceding company) transfers to another insurance company (the reinsurer) all or a portion of the risk or risks that the ceding company has assumed under the insurance policy or policies it has issued. Like the Commercial Lines segment, we report financial results of our Reinsurance assumed segment on an aggregate basis only. In 1998, gross premiums written for our Reinsurance assumed segment aggregated $288 million, or approximately 38% of our consolidated gross premiums written for all of our business segments.

   In light of our recent decision to discontinue our Reinsurance assumed segment, we will not write any new Reinsurance business effective after January 1, 1999. On March 24, 1999, the Company entered into an agreement to transfer certain of its reinsurance assumed business to Hartford Fire Insurance Company (Hart Re). The agreement calls for the Company to reinsure its North American assumed business underwritten in the Birmingham office with a January 1, 1999 effective date to Hart Re under a 100% quota share treaty and for the Company to use its best efforts to novate the policies to Hart Re and encourage renewals with Hart Re for policies not novated. The Company is exiting the Reinsurance assumed business with this transaction and continued conversion or commutation and termination of all other assumed reinsurance business. The Company will continue to earn premium and incur losses on certain Reinsurance assumed contracts until the contracts are terminated through conversion or commutation.

Note on Future Accounting for Business Segments

   As we have explained, for 1999 and beyond we expect our dominant business segment to be Personal Lines. However, we will continue to account for Reinsurance and Commercial Lines as separate business segments for two reasons. First, each of these business segments will continue to have liabilities associated with insurance policies and contracts which we wrote in the past. In addition, we recently sought to acquire a large grouping of insurance policies (which we refer to as a book of business) from CIGNA. We captured the premium revenue on this book of business initially by reinsuring 100% of CIGNA's risk of loss on those policies, with the anticipation of renewing those policies in our own Personal Lines business as they expire. During the term of our Reinsurance arrangements with CIGNA, accounting rules require us to continue to report this business in the Reinsurance segment.

                              RECENT DEVELOPMENTS

   Vesta County Mutual. In June of 1999, we entered into an $11.2 million agreement with Employers Reinsurance Corporation to sell it the authority and the right to control and manage the affairs of Vesta County Mutual Insurance Company. This transaction was consummated on September 10, 1999.

   Preferred Stock/Short Term Debt Refinancing. On June 27, 1999, we entered into a Convertible Preferred Stock Purchase Agreement with the Birmingham Investment Group, LLC. Pursuant to this agreement, which was consummated on September 30, 1999, we sold 2,950,000 shares of our Series A Convertible Preferred Stock at a purchase price of $8.50 per share, for an aggregate purchase price of $25,075,000 in cash. Each share of preferred stock has a cumulative dividend rate of 9%, compounded semi-annually, and is convertible into two shares of our common stock, subject to adjustment. The preferred stock will automatically be converted into shares of common stock at the date at which our common stock achieves an average closing price of $8.00 per share for twenty consecutive trading days.

   The Birmingham Investment Group, LLC is a single purpose limited liability company formed for the purpose of acquiring these shares of our preferred stock. The majority of the members of the Birmingham Investment Group are directors of and were original investors in The Banc Corporation, a publicly traded bank holding company headquartered in Birmingham, Alabama, or its banking subsidiaries. Two members of the Birmingham Investment Group, LLC, James A. Taylor and Larry D. Striplin, Jr. joined our board of directors upon closing.

   Also on June 27, 1999, we received a commitment from The Banc Corporation and its subsidiary, The Bank, to refinance $20 million of our current revolving credit facility. The new facility, which was also consummated on September 30, 1999, has an initial term of two-years. See, "Management's Discussion and Analysis--Liquidity."

   The agreements described above generated proceeds of approximately $56 million, which was used to payoff our prior credit facility which was to become due on July 1, 2000.

   The issuance and sale of the preferred stock essentially replaced $25 million of the Company's existing short term debt with equity. The related revolving credit facility provided by The Banc Corporation and The Bank refinanced an additional $20 million of such short term debt on terms which management believes are more favorable to the Company.

                             Summary Financial Data

   The following information summarizes certain selected consolidated financial information of the Company for its fiscal years ended December 31, 1994, 1995, 1996,1997 and 1998, and for the six months ended June 30, 1998 and 1999. For complete financial information concerning the Company, see the Company's Consolidated Financial Statements, including the Notes thereto, included herein at page F-3.

          (Amounts in Thousands Except Per Share and Percentage Data)

                                                                                   Six Months Ended
                                        Year Ended December 31,                         June 30,
                          ------------------------------------------------------  --------------------
                            1994      1995      1996        1997         1998       1998       1999
                          --------  --------  --------  ------------- ----------  ---------  ---------
                                                        (restated)(4)
Statement of Operations
 Data*
 Gross Premiums
  Written...............  $327,106  $518,059  $651,771   $  866,051   $  759,021  $ 486,590  $ 186,391
 Net Premiums Written...   232,110   390,504   468,056      526,475      491,590    301,177    153,451
 Net Premiums Earned....   232,352   313,078   439,336      517,658      509,693    303,369    225,340
 Net Investment Income..    12,999    17,972    23,148       35,960       35,058     18,100     16,305
 Gain on Sale of
  Business..............                                                                --      15,000
 Investment Gains
  (Losses)..............      (695)      276        32        3,283        3,272        --         --
 Other..................       100       216       188        2,094        5,473      3,093      9,205
                          --------  --------  --------   ----------   ----------  ---------  ---------
 Total Revenues.........   244,756   331,542   462,704      558,995      553,496    324,562    265,850
                          --------  --------  --------   ----------   ----------  ---------  ---------
 Losses and LAE
  Incurred..............   134,557   198,962   251,783      298,638      395,322    204,291    145,209
 Policy Acquisition and
  Other Underwriting
  Expenses..............    82,264    93,983   145,703      180,464      255,994    130,307     89,929
 Loss on Asset
  Impairment............       --        --        --           --        74,496        --         --
 Amortization of
  Goodwill..............       --        264       484        4,007        6,609      3,280        540
 Interest Expense.......     1,708     5,273    10,059       10,859       14,054      6,453      7,103
                          --------  --------  --------   ----------   ----------  ---------  ---------
 Total Losses and
  Expenses..............   218,529   298,482   408,029      493,968      746,475    344,331    242,781
                          --------  --------  --------   ----------   ----------  ---------  ---------
 Income (Loss) From
  Operations Before
  Income Tax............    26,227    33,060    54,675       65,027     (192,979)   (19,769)    23,069
 Income Taxes
  (benefit).............     7,352    10,468    17,862       23,116      (57,244)    (7,379)     7,049
 Deferrable capital
  securities interest,
  net of income tax.....       --        --        --         5,051        5,449      2,724      2,724
                          --------  --------  --------   ----------   ----------  ---------  ---------
 Net income (loss)......  $ 18,875  $ 22,592  $ 36,813   $   36,860   $ (141,184) $ (15,114) $  13,296
 Basic Earnings Per
  Share(2)(3)...........  $   1.00  $   1.20  $   1.95   $     1.98   $    (7.61) $   (0.82) $    0.71
 Shares used in per
  share
  calculation(2)(3).....    18,812    18,842    18,860       18,600       18,548     18,455     18,686
 Diluted Earnings Per
  Share continuing
  operations(2)(3)......  $   1.00  $   1.19  $   1.92   $     1.93   $    (7.61)     (0.82)      0.71
 Shares used in per
  share
  calculation(2)(3).....    18,834    18,970    19,157       19,053       18,548     18,455     18,686
 Cash dividends per
  share.................       .15       .13       .20          .15          .15
Balance Sheet Data (at
 end of period)
 Total Investments and
  Cash..................  $300,186  $422,516  $427,276   $  656,816   $  634,668    666,079    570,935
 Total Assets...........   479,325   735,758   871,385    1,636,859    1,347,702  1,657,828  1,105,124
 Reserves For Losses and
  LAE...................   110,297   168,502   173,275      596,797      504,911    596,154    426,594
 Long Term Debt.........    28,000    98,163    98,279       98,602       98,302    198,349     98,325
 Total Liabilities......   258,703   488,499   599,466    1,239,523    1,089,675  1,362,155    844,579
 Deferrable Capital
  Securities............       --        --        --       100,000      100,000        --     100,000
 Stockholders' Equity...   220,622   247,259   271,919      297,336      158,027    295,673    160,545
Certain Financial Ratios
 and Other Data
 GAAP
 Loss and LAE Ratio.....      57.9%     63.6%     57.3%        57.7%        77.6%      67.3%      64.4%
 Underwriting Expense
  Ratio.................      35.4      30.0      33.2         34.9         50.2       43.0%      39.9%
                          --------  --------  --------   ----------   ----------  ---------  ---------
 Combined Ratio.........      93.3%     93.6%     90.5%        92.6%       127.8%     110.3%     104.3%
                          ========  ========  ========   ==========   ==========  =========  =========
 SAP(1)
 Loss and LAE Ratio.....      54.0%     57.2%     57.9%        65.6%        90.4%      78.5%      73.1%
 Underwriting Expense
  Ratio.................      35.4      33.4      31.8         51.7         42.1       46.2%      44.3%
                          --------  --------  --------   ----------   ----------  ---------  ---------
 Combined Ratio.........      89.4%     90.6%     89.7%       117.3%       132.5%     124.7%     117.4%
                          ========  ========  ========   ==========   ==========  =========  =========
 Net Premiums Written to
  Surplus Ratio.........      1.18x     1.44x     1.53x        1.49x        2.81x      0.88       0.68
 Surplus................  $212,507  $318,997  $352,695   $  317,875   $  220,210    341,196    227,246

-------
 * As a result of an internal investigation begun in the second quarter of 1998, the Company determined that certain inappropriate reductions of reserves and overstatements of premium income in the Company's reinsurance business had been recorded in the fourth quarter of 1997 and the first quarter of 1998. Based on the information discovered in that investigation, the Company has restated its previously issued financial statements in August 1998 to make the necessary corrections. In addition, the Company has revised its statutory accounting for its assumed reinsurance business to reflect only accident/calendar year information. Effective with its year end 1997 statutory filings, the adjustments reversed, in the form of a one-time charge, the cumulative effect of the Company's prior practice of making estimates for reinsurance assumed on a combined underwriting and accident year basis, the accounting practice consistently applied over prior years. On a GAAP basis, the correction was accounted for by restating prior financial statements.
(1) Statutory data have been derived from the financial statements of the Company prepared in accordance with SAP and filed with insurance regulatory authorities.
(2) Restated for 3-for-2 stock split paid on January 22, 1996.
(3) Effective as of December 31, 1997, the Company adopted FASB 128. The prior periods have been restated. See Note R of Notes to Consolidated Financial Statements.
(4) The Company determined, subsequent to the issuance of the 1997 financial statements, that a specific reinsurance ceded contract entered into in 1997 contains retroactive elements as defined in FAS 113. The Company erroneously recorded the initial gain on this contract in 1997 and adjusted its previously issued financial statements to appropriately defer and recognize such gain. See Note B of Notes to Consolidated Financial Statements for further discussion.

                                  RISK FACTORS

   You should carefully consider the specific risk factors set forth below.

We have recently restated our financial statements and the impact of the restatements has, and may continue to, hurt our business.

   GAAP statements. During 1998 and the first quarter of 1999, we discovered several accounting irregularities or errors which affected the timing and dollar amount of premium revenue which we had previously reported as earned by our Reinsurance assumed segment in fiscal year 1997 and prior periods. As a result of our investigation into these errors and irregularities, in August 1998, the Company restated its financial results for fiscal 1997, 1996 and 1995, and for the first quarter of 1998 and publicly disclosed the results of this restatement in a Form 8-K filed with the Securities and Exchange Commission on August 19, 1998. During the course of auditing our 1998 results, we determined that a further restatement of 1997 results would be necessary to correct the accounting for a particular Reinsurance ceded contract. We publicly disclosed the results of this further restatement in our Form 10-K filed with the Securities and Exchange Commission in April of 1999. The net effect of these restatements was to reduce our previously reported stockholder's equity by approximately $86.0 million through September 30, 1998.

   Statutory statements. In 1997, Vesta Fire reported statutory capital and surplus of approximately $355 million. During 1998, the Alabama Department of Insurance completed its examination of this filing and adjusted the reported amount down to $100.8 million. Although we were able to cure many of the technical deficiencies which led to the adjustments, certain of the adjustments were based on accounting methods which needed to be corrected and were not immediately curable. Using the basis of accounting established in the examination, we reported Vesta Fire's 1998 statutory capital and surplus as $217.3 million, after giving effect in 1998 to $125.8 million of "uncurable" adjustments arising from the examination. The Alabama Department of Insurance recently completed a follow-up target examination on selected financial information which resulted in adjustments of approximately $9 million. Of those adjustments, which were as of December 31, 1998, the Company subsequently cured $5.2 million with no material impact on surplus.

   Uncertain Impact on Personal Lines. Although we believe that our current reported results of operations and financial condition (on both a GAAP and statutory basis) are reliable, lingering customer and agent uncertainty about our financial condition may continue to have an adverse effect on our ability to sell Personal Lines insurance products.

We are highly leveraged, and this leverage may adversely effect us in the future.

   We owe approximately $219 million in debt (including short-term debt, long-term debt and deferrable capital securities) as of September 30, 1999. As of June 30, 1999, our stockholders' equity was approximately $160.5 million and our statutory capital and surplus was approximately $231.3 million. This equates to a debt-to-equity ratio of approximately 1.4-to-1. This level of indebtedness could have important consequences to our company, including:

  . limiting our ability to obtain additional financing in the future, thereby limiting our ability to increase our premium capacity;

  . limiting our flexibility in reacting to competitive and other changes in the industry and economic conditions generally; and

  . limiting our ability to improve our ratings by A.M. Best and other rating agencies.

Our Lack of Availability of Short-Term Borrowings May Create Operational
Problems

   We have drawn down the maximum amount available under our revolving credit facilities, and we can not borrow any additional money under these facilities until the existing amounts owed thereunder are repaid. Until such repayments have been made we anticipate a lack of available short-term borrowings which could create a variety of operational problems, including a short-term inability to pay expenses or service debt while certain cash revenues (for example, premiums or Reinsurance recoverables) are in the course of collection.

Our Current A.M. Best Ratings May Hurt Our Ability to Retain and Expand Our Business

   Our ability to retain our existing business or to attract new business depends largely on our rating by A.M. Best Company. As we have discussed, the recent downgrade in our A.M. Best ratings to "B" (fair) has already necessitated the discontinuation of our Reinsurance and Commercial Lines segments, and it may negatively impact our ability to renew existing business or attract new business in our Personal Lines segment until we can improve the rating. In order to improve the rating (which is a key component of our near-term business plan), we believe we must accomplish three goals:

  .  increase statutory capital and surplus

  .  lower our debt-to-capital ratio

  .  demonstrate an ability to operate profitably

   Obviously, each of these three goals is related to our future operating performance which is subject to a host of uncertainties and risk factors discussed herein, and we may not be able to achieve these goals. Moreover, A.M. Best Company has ultimate discretion over its rating assignments. If A.M. Best downgrades our rating any further, we will likely lose significant premium volume in our remaining Personal Lines segment.

The Personal Lines Insurance Business is Highly Competitive, and We May Not be Able to Compete Effectively Against Larger, Better Capitalized Companies

   The Personal Lines insurance business is highly competitive. We believe that individuals and their agents consider three main factors in purchasing Personal Lines insurance:

  .  price

  .  ability to pay claims/A.M. Best rating

  .  convenience/agent relationships

   Pricing. We may not be able to compete with many of our competitors on the basis of price. We price our insurance based on estimated profit margins, and we do not expect to be able to significantly reduce our current estimated profit margins in the near future. Many of our competitors, however, are better capitalized than we are and may be able to withstand significant reductions in their estimated profit margins. If our competitors decided to target our customer base by offering lower priced insurance, we may not be able to respond competitively.

   Ability to pay claims/A.M. Best rating. Our A.M. Best rating is widely recognized as the leading indicator of our ability to pay claims and is a critical component of our competitive profile. Many of our competitors have A.M. Best ratings better than ours. Our rating will be a compelling factor to many individuals and their agents considering whether to renew their insurance with us or buy replacement insurance from us.

   Convenience/Agent relationships. Our relationship with our independent agents is perhaps the most important component of our current competitive profile. Because we do business with so many agents (approximately 3800 agencies in 42 states), we must be able to offer these agents innovative solutions to their daily problems and be able to respond to their needs as quickly as possible in order to develop their loyalty. Although we are currently pursuing three important technological projects in our Personal Lines segment to accomplish this goal, we can not be sure that these projects will adequately meet these agents' needs or keep pace with our competitors' technological advances. If these independent agents find it easier to do business with our competitors, it would be difficult to renew our existing business or attract new business in our Personal Lines segment. See, "Business Competition."

We Depend On Agents Who May Discontinue Sales of Our Policies at Any Time.

   As discussed above, we rely heavily on independent agents to renew our existing business and to attract new business in our Personal Lines segment. Because we do business with approximately 3800 agencies in 42 states, we can not rely on their loyalty to our company. Although we believe we enjoy good relationships with our independent agents and are striving to make doing business with us as easy as possible, we can not be sure that these agents will continue to sell our insurance to the individuals they represent in light of our current A.M. Best rating and other competitive forces described above. See, "Business--Personal Lines Business Segment--Marketing" and "--Growth Strategy."

Current Circumstances May Cause a Failure to Renew Our Policies

   We believe that some of our Homeowners insurance may not be renewed in light of our current A.M. Best rating. Unlike the other divisions of our Personal Lines segment, some Homeowners policies are subject to mortgagee requirements that the insurer be rated B+ or better by A.M. Best. If we can not restore our A.M. Best rating to B+ or better before such homeowners business comes up for renewal, we will likely lose such business. At this time, we can not estimate what portion of our homeowners business, if any, is subject to such mortgagee requirements. Any loss of Homeowners business may also have a collateral adverse effect on our Personal Auto business.

   We recently acquired a large book of business from CIGNA, and we have not had historical relationships with the agents responsible for placing this business with CIGNA. We initially captured the premiums associated with this business through a Reinsurance arrangement. As the policies in this book of business expire, however, our ability to retain the associated premium revenues depends on our ability to persuade the new individual insureds, or their agents, to renew the insurance with us in our own Personal Lines business. Although CIGNA has agreed to use its best efforts to assist us in these renewals, we have no legal right to such renewals, and the lack of historical relationships with the agents responsible for this business may make it more difficult for us to renew them in our Personal Lines segment.

We Have Recently Experienced a Decrease in New Policy Applications

   The growth of our Personal Lines segment depends upon increasing new policy applications. During the first six months of 1999, we experienced a decline in new policy applications of approximately 45%, as compared to the first six months of 1998. Although we believe that this reflects a temporary uncertainty about our financial condition and results of operations that may dissipate as we move forward, we can not predict whether new policy applications will return to past levels. If new policy application levels do not rise in the near future, we may not be able to generate sufficient premium volume to operate profitably. See, "Management's Discussion and Analysis--Comparison of Six Months Ended June 30, 1999 with Six Months Ended June 30, 1998."

We May Not Achieve Significant Anticipated Expense Reductions Related to a Recent Consolidation of Operations

   Our ability to operate profitably depends heavily on our ability to successfully consolidate our Personal Lines operations in our Birmingham headquarters and otherwise reduce our operating expenses. We acquired a substantial portion of our Personal Lines segment by purchasing the Shelby Insurance Company (named for its location in Shelby, Ohio) and its affiliated property and casualty insurers ("Shelby") in 1997. Since that time, we have experienced difficulty managing overhead associated with this business as it has been conducted out of the Shelby facility. In the second quarter of 1999, we announced our intention to close the Shelby facility and consolidate all Personal Lines operations in our Birmingham headquarters. If we are not able to successfully and efficiently consolidate these operations or if we fail to achieve the expense reductions we anticipate from such consolidation, we may not be able to operate profitably.

We Face a Risk of Non-Collection of Reinsurance Recoverables Involving Substantial Amounts

   Although we reinsure a significant portion of potential losses on the policies which we issue, we initially pay all claims (as adjusted) and seek to recover the reinsured losses from our reinsurers. Although we report as assets the amount of claims paid which we expect to recover from reinsurers (in accordance with generally accepted accounting principles), we can never be certain that we will be able to collect those amounts. Sometimes the reinsurer is unable to pay, and other times the reinsurer may dispute our calculation of the amounts recoverable. If reinsurers can not or do not pay the amounts which we believe are recoverable under our Reinsurance contracts, we may not be able to operate profitably. See, "Business--Reinsurance Ceded."

   As discussed elsewhere in this prospectus, the Company corrected its accounting for assumed reinsurance business through restatement of its previously issued financial statements. Similar corrections were made on a statutory accounting basis through recording cumulative adjustments in Vesta Fire Insurance Corporation 1997 statutory financial statements. The impact of this correction has been reflected in amounts ceded under the Company's 20 percent whole account quota share treaty which was terminated on June 30, 1998 on a run-off basis. The Company believes such treatment is appropriate under the terms of this treaty and has calculated the quarterly reinsurance billings presented to the treaty participants accordingly. The aggregate amount included herein as recoverable from such reinsurers totaled $75.4 million at December 31, 1998. The Company collected $34.5 from NRMA Insurance Ltd ("NRMA"), the largest participant on the treaty through the draw down of a letter of credit which NRMA was required to post since it is a foreign reinsurer. NRMA filed a lawsuit in the United States District Court for the Northern District of Alabama contesting the Company's claim and the validity of the treaty, and is seeking return of the $34.5. The Company filed a demand for arbitration as provided for in the treaty and has filed a motion to compel arbitration which is currently pending in the United State District Court action. The Company also recently filed for arbitration against the other two participants on the treaty. While management believes its interpretation of the treaty's terms and computations based thereon are correct, these matters are in their early stages and their ultimate outcome cannot be determined at this time.

Our Financial Results will be Adversely Impacted if Our Loss Reserves Prove to be Inadequate

   State laws require our insurance subsidiaries to maintain reserves to cover their estimated ultimate liability for losses and loss adjustment expenses ("LAE") with respect to reported and unreported claims incurred. To the extent that reserves prove to be inadequate in the future, we would have to increase our reserves and incur a charge to earnings in the period such reserves are increased, which could have a material adverse effect on our financial condition and results of operations. The establishment of appropriate reserves is an inherently uncertain process, and we can not be sure that ultimate losses will not materially exceed our loss and LAE reserves. Reserves are estimates involving actuarial and statistical projections at a given time of what we expect to be the cost of the ultimate settlement and administration of claims based on facts and circumstances then known, estimates of future trends in claims severity and other variable factors such as inflation. See, "Business-- Reserves."

We Rely on Dividends From Subsidiaries Which are Subject to Regulatory Restrictions

   We conduct all of our operations through subsidiaries, and our ability to meet our debt service and other obligations is dependent, in large part, upon the receipt of dividends from our direct and indirect subsidiaries. Under applicable state insurance laws, our subsidiaries are limited in the amounts that they are permitted to pay as dividends on their capital stock. See, "Business--Regulation--Restrictions on Dividends to Stockholders."

Potential Year 2000 Problems With Our Software or Operating Systems May Adversely Affect Our Business

   Many existing computer programs utilized globally use only two digits to identify a year in the date field. These programs, if not corrected, could fail or create erroneous results after the century date changes on January 1, 2000 or when otherwise dealing with dates later than December 31, 1999. The failure to correct a material Y2K problem could result in an interruption in, or a failure of, our normal business operations, including the disruption or delay in premium or claim processing and the disruption in service to our customers and their agents.

   We have implemented a comprehensive "Y2K" compliance program and believe that our internal systems are Year 2000 compliant or will be upgraded or replaced in connection with previously planned changes to information systems prior to the need to comply with Year 2000 requirements. As of June 30, 1999, we had spent approximately $7.0 million to make our systems Y2K compliant, and we estimate that we will spend an additional $.5 million to complete our Y2K readiness efforts. Although we believe that our Year 2000 compliance program is designed to appropriately identify and address those Year 2000 issues that are subject to our reasonable control, there can be no assurance that our efforts in this regard will be fully effective or that Year 2000 issues will not have a material adverse effect on our business, financial condition or results of operations. See, "Management's Discussion and Analysis--Year 2000."

   We are also concerned that our customers and third-party service providers may experience Y2K related problems which could affect our business, financial condition and results of operations. If our insured customers experience Y2K related losses, we may have liability to them for such losses under various Commercial Lines policies written in the past, although we believe any such liability would be minimal. In addition, we contract with third-party service providers for a variety of services, including policy management and processing for all business written by the Shelby companies. Should any of our significant third-party service providers fail to be Y2K compliant, we could experience an interruption in our normal business operations. We are uncertain as to the extent our customers and third-party service providers may be affected by Year 2000 issues. Due to the general uncertainty inherent in the Y2K problem, such failures could materially and adversely affect the Company's financial condition and results of operations.

   The foregoing information constitutes a Year 2000 Readiness Disclosure pursuant to the Year 2000 Information and Readiness Disclosure Act.

                                  THE COMPANY

   Vesta Insurance Group, Inc. (the "Company" or "Vesta") is a holding company for a group of property/casualty insurance companies ("Vesta Group"), which offers treaty Reinsurance and primary insurance on personal and commercial risks. The Company was incorporated in Delaware on July 9, 1993, to be the holding company for the property and casualty insurance subsidiaries of Torchmark Corporation ("Torchmark"). Prior to its initial public offering of common stock in November 1993, the Company was a wholly owned subsidiary of Torchmark. The Company's principal property and casualty subsidiary is Vesta Fire. The Company's principal executive offices are at 3760 River Run Drive, Birmingham, Alabama 35243, and its telephone number is (205) 970-7000.

                                USE OF PROCEEDS

   The shares are being offered for sale by Torchmark, the selling stockholder. The Company will not receive any proceeds from the sale of the shares.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

   Market Prices. Since November 11, 1993, the Vesta's common stock has been traded on the New York Stock Exchange under the symbol "VTA." Prior to November 11, 1993, there was no established public trading market for the common stock. The stock began trading on November 11, 1993, at $16.67 per share.

   Quarterly high and low market prices of the Company's common stock in 1997, 1998 and 1999 were as follows:

   Quarter Ended                                                    High   Low
   -------------                                                   ------ ------
   1997
    March 31...................................................... $41.50 $30.88
    June 30.......................................................  49.00  32.75
    September 30..................................................  59.00  43.63
    December 31...................................................  64.50  54.88
   1998
    March 31...................................................... $64.75 $52.13
    June 30.......................................................  59.00  20.00
    September 30..................................................  22.13   6.75
    December 31...................................................   9.88   5.00
   1999
    March 31...................................................... $ 5.86 $ 4.00
    June 30.......................................................   6.00   4.00

   Dividend Policy and History. The declaration and payment of dividends will be at the discretion of the Company's Board of Directors and will depend upon many factors, including the Company's financial condition and earnings, the capital requirements of the Company's operating subsidiaries, legal requirements and regulatory constraints. The Company may not pay dividends to its common stockholders if it has elected to defer interest payments related to the 8.525% Capital Securities issued by Vesta Capital Trust I. See "Management Discussion and Analysis-- Liquidity."

   The dividends paid by the Company on its common stock for the past three years were as follows (in thousands):

   Quarter Ended                                                  1997 1998 1999
   -------------                                                  ---- ---- ----
   March 31...................................................... $697 $691 $-0-
   June 30.......................................................  697  687  -0-
   September 30..................................................  701  695  -0-
   December 31...................................................  702  697

   Alabama imposes restrictions on the payment of dividends to the Company by the Company's insurance subsidiary in excess of certain amounts without prior regulatory approval. See, "Business--Regulation--Restrictions on Dividends to Stockholders."

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following information summarizes certain selected consolidated financial information of the Company for its fiscal years ended December 31, 1994, 1995, 1996, 1997 and 1998, and for the three months ended June 30, 1998 and 1999. The summary below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's audited consolidated financial statements included herein at page F-3.

          (Amounts in Thousands Except Per Share and Percentage Data)

                                        Year Ended December 31,                       Six Months
                          ------------------------------------------------------         Ended
                                                                                        June 30,
                                                                                  --------------------
                            1994      1995      1996        1997         1998       1998       1999
                          --------  --------  --------  ------------- ----------  ---------  ---------
                                                        (restated)(4)
Statement of Operations
 Data*
 Gross Premiums
  Written...............  $327,106  $518,059  $651,771   $  866,051   $  759,021  $ 486,590  $ 186,391
 Net Premiums Written...   232,110   390,504   468,056      526,475      491,590    301,177    153,451
 Net Premiums Earned....   232,352   313,078   439,336      517,658      509,693    303,369    225,340
 Net Investment Income..    12,999    17,972    23,148       35,960       35,058     18,100     16,305
 Gain on Sale of
  Business..............                                                                --      15,000
 Investment Gains
  (Losses)..............      (695)      276        32        3,283        3,272        --         --
 Other..................       100       216       188        2,094        5,473      3,093      9,205
                          --------  --------  --------   ----------   ----------  ---------  ---------
 Total Revenues.........   244,756   331,542   462,704      558,995      553,496    324,562    265,850
                          --------  --------  --------   ----------   ----------  ---------  ---------
 Losses and LAE
  Incurred..............   134,557   198,962   251,783      298,638      395,322    204,291    145,209
 Policy Acquisition and
  Other Underwriting
  Expenses..............    82,264    93,983   145,703      180,464      255,994    130,307     89,929
 Loss on Asset
  Impairment............       --        --        --           --        74,496        --         --
 Amortization of
  Goodwill..............       --        264       484        4,007        6,609      3,280        540
 Interest Expense.......     1,708     5,273    10,059       10,859       14,054      6,453      7,103
                          --------  --------  --------   ----------   ----------  ---------  ---------
 Total Losses and
  Expenses..............   218,529   298,482   408,029      493,968      746,475    344,331    242,781
                          --------  --------  --------   ----------   ----------  ---------  ---------
 Income (loss) From
  Operations Before
  Income Tax............    26,227    33,060    54,675       65,027     (192,979)   (19,769)    23,069
 Income Taxes
  (benefit).............     7,352    10,468    17,862       23,116      (57,244)    (7,379)     7,049
 Deferrable capital
  securities interest,
  net of income tax.....       --        --        --         5,051        5,449      2,724      2,724
                          --------  --------  --------   ----------   ----------  ---------  ---------
 Net income (loss)......  $ 18,875  $ 22,592  $ 36,813   $   36,860   $ (141,184) $ (15,114) $  13,296
 Basic Earnings Per
  Share(2)(3)...........  $   1.00  $   1.20  $   1.95   $     1.98   $    (7.61) $   (0.82) $    0.71
 Shares used in per
  share
  calculation(2)(3).....    18,812    18,842    18,860       18,600       18,548     18,455     18,686
 Diluted Earnings Per
  Share continuing
  operations(2)(3)......  $   1.00  $   1.19  $   1.92   $     1.93   $    (7.61)     (0.82)      0.71
 Shares used in per
  share
  calculation(2)(3).....    18,834    18,970    19,157       19,053       18,548     18,455     18,686
 Cash dividends per
  share.................       .15       .13       .20          .15          .15
Balance Sheet Data (at
 end of period)
 Total Investments and
  Cash..................  $300,186  $422,516  $427,276   $  656,816   $  634,668    666,079    570,935
 Total Assets...........   479,325   735,758   871,385    1,636,859    1,347,702  1,657,828  1,105,124
 Reserves For Losses and
  LAE...................   110,297   168,502   173,275      596,797      504,911    596,154    426,594
 Long Term Debt.........    28,000    98,163    98,279       98,602       98,302    198,349     98,325
 Total Liabilities......   258,703   488,499   599,466    1,239,523    1,089,675  1,362,155    844,579
 Deferrable Capital
  Securities............       --        --        --       100,000      100,000        --     100,000
 Stockholders' Equity...   220,622   247,259   271,919      297,336      158,027    295,673    160,545
Certain Financial Ratios
 and Other Data
 GAAP
 Loss and LAE Ratio.....      57.9%     63.6%     57.3%        57.7%        77.6%      67.3%      64.4%
 Underwriting Expense
  Ratio.................      35.4      30.0      33.2         34.9         50.2       43.0%      39.9%
                          --------  --------  --------   ----------   ----------  ---------  ---------
 Combined Ratio.........      93.3%     93.6%     90.5%        92.6%       127.8%     110.3%     104.3%
                          ========  ========  ========   ==========   ==========  =========  =========
 SAP(1)
 Loss and LAE Ratio.....      54.0%     57.2%     57.9%        65.6%        90.4%      78.5%      73.1%
 Underwriting Expense
  Ratio.................      35.4      33.4      31.8         51.7         42.1       46.2%      44.3%
                          --------  --------  --------   ----------   ----------  ---------  ---------
 Combined Ratio.........      89.4%     90.6%     89.7%       117.3%       132.5%     124.7%     117.4%
                          ========  ========  ========   ==========   ==========  =========  =========
 Net Premiums Written to
  Surplus Ratio.........      1.18x     1.44x     1.53x        1.49x        2.81x      0.88       0.68
 Surplus................  $212,507  $318,997  $352,695   $  317,875   $  220,210    341,196    227,246

--------
 * As a result of an internal investigation begun in the second quarter of 1998, the Company determined that certain inappropriate reductions of reserves and overstatements of premium income in the Company's reinsurance business had been recorded in the fourth quarter of 1997 and the first quarter of 1998. Based on the information discovered in that investigation, the Company has restated its previously issued financial statements in August 1998 to make the necessary corrections. In addition, the Company has revised its statutory accounting for its assumed reinsurance business to reflect only accident/calendar year information. Effective with its year end 1997 statutory filings, the adjustments reversed, in the form of a one-time charge, the cumulative effect of the Company's prior practice of making estimates for reinsurance assumed on a combined underwriting and accident year basis, the accounting practice consistently applied over prior years. On a GAAP basis, the correction was accounted for by restating prior financial statements.
(1) Statutory data have been derived from the financial statements of the Company prepared in accordance with SAP and filed with insurance regulatory authorities.
(2) Restated for 3-for-2 stock split paid on January 22, 1996.
(3) Effective as of December 31, 1997, the Company adopted FASB 128. The prior periods have been restated. See Note R of Notes to Consolidated Financial Statements.
(4) The Company determined, subsequent to the issuance of the 1997 financial statements, that a specific reinsurance ceded contract entered into in 1997 contains retroactive elements as defined in FAS 113. The Company erroneously recorded the initial gain on this contract in 1997 and adjusted its previously issued financial statements to appropriately defer and recognize such gain. See Note B to Consolidated Financial Statements for further discussion.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   The Company presently writes primary insurance on selected Personal Lines risks only. In the past, the Company's Personal Lines segment emphasized writing property coverages more than liability. With the addition of the liability coverage inherent in the sizable book of Personal Auto business we acquired with Shelby (See, "Business--Recent Acquisitions") the Company's Personal Lines business is now more evenly balanced between risks of property damage (which is susceptible to faster determination of loss but is highly unpredictable) and casualty exposure (which is more predictable but takes longer to determine).

   In the past, the Company also wrote primary insurance on a variety of Commercial Lines risks, as well as treaty Reinsurance for small and mid-size insurance companies and regional specific Reinsurance for large insurance companies. In each of these segments, the Company focused principally on property coverages, for which ultimate losses generally can be more promptly determined than on casualty risks.

   The Company's revenues from operations are derived primarily from net premiums earned on risks written or reinsured by the Company, investment income and investment gains or losses while expenses consist primarily of payments for claims losses and underwriting expenses, including agents' commissions and operating expenses.

   Significant factors influencing results of operations include the supply and demand for property and casualty insurance and Reinsurance, as well as the number and magnitude of catastrophic losses such as hurricanes, windstorms, fires and severe cold weather. Premium rate levels are affected by the availability of insurance coverage which is influenced by levels of surplus in the industry and other factors. Increases in surplus have generally been accompanied by increased price competition among property and casualty insurers. Pricing in this business has weakened due to increased Reinsurance market capacity.

   For its Reinsurance segment, the Company had historically made estimates for its Reinsurance reports received subsequent to a period end on a combined underwriting and accident year basis for both statutory and GAAP purposes. As a result of a routine examination by the Alabama Department of Insurance, the Company agreed to revise the accounting for its Reinsurance business for statutory purposes. Effective with its year end 1997 statutory filings, Vesta Fire revised its statutory accounting for its assumed Reinsurance business to reflect only accident/calendar year information. The adjustments essentially reversed, in the form of a one-time charge, the cumulative effect of the accounting practice consistently applied over prior years. On a GAAP basis, the correction was accounted for by restating prior financial statements.

   The Company determined, subsequent to the issuance of the 1997 financial statements, that a specific Reinsurance ceded contract entered into in 1997 contains retroactive elements as defined in Financial Accounting Standards Board ("FASB") Statement 113. The Company erroneously recorded a gain on this contract in the fourth quarter of 1997 and adjusted its previously issued financial statements to appropriately defer and recognize such gain in future periods. See Note B of the consolidated financial statements for further discussion.

   The Company seeks to manage its risk exposure by adjusting the mix and volume of business written in response to changes in price, by maintaining extensive Reinsurance and retrocessional programs and by applying the Company's knowledge of primary insurance markets to its Reinsurance business.

   The Company has historically followed a practice of maintaining low retentions in its primary and Reinsurance business to reduce the variability of its earnings. The Company's loss reserve levels historically have remained relatively stable from year to year despite changes in premium volume. The Company is continuing to cede portions of insurance risks while using its capital base to gradually increase, on a selective basis, its retention of certain property risks.

   Because catastrophe loss events are by their nature unpredictable, historical results of operations may not be indicative of results of future operations. The Company markets its primary personal insurance products throughout the United States. While the Company seeks to reduce its exposure to catastrophic events through the purchase of Reinsurance, the occurrence of one or more major catastrophes in any given period could have a material adverse impact on the Company's results of operations and financial condition and could result in substantial outflows of cash as losses are paid. In addition, the increased underwritings of catastrophe related Reinsurance, and potential residual market assessments may also lead to increased variability in the Company's loss ratio.

   Prior to the Shelby and Vesta County Mutual acquisitions (See, "Business-- Recent Acquisitions"), assumed Reinsurance was the dominant line of business, representing 78 percent of 1996 net premiums. As a result of these acquisitions, assumed Reinsurance represented 62 percent of 1997 gross premiums. In 1998, Reinsurance assumed represented 38 percent of 1998 gross premiums. This shift to increase primary writings is consistent with the Company's strategy to focus on property coverages in all of its lines of business while adjusting the mix and volume of its writings and retentions to respond to change in market conditions.

   On December 31, 1996 the Company terminated the 75% pro rata Reinsurance contract on its homeowners and dwelling lines of business (excluding our Hawaiian subsidiary, the Hawaiian Insurance and Guaranty Co., Ltd. ["HIG"]) produced through independent agents and also on its homeowners and dwelling lines of business in the financial services business. The cancellation enabled the Company to increase its net writings in the Personal Lines of business.

   In July of 1996, Vesta Fire entered into a pro rata Reinsurance facility covering substantially all primary and assumed business in order to provide capital flexibility to take advantage of growth opportunities in the future. This Reinsurance facility had the effect of reducing net premiums written in the second half of 1996 by $98.0 million. In 1997, the Reinsurance facility had the effect of reducing net written premiums by $155.1 million, including reducing Shelby net written premiums by $37.5 million. In 1998, the Reinsurance facility had the effect of reducing net premiums written by $70.2 million. Effective July 1, 1998, the Reinsurance facility was cancelled on a run-off basis.

Comparison of Second Quarter 1999 to Second Quarter 1998

   Net income increased by $21.7 million, or 126.2%, to $4.5 million for the quarter ended June 30, 1999, from a loss of $17.2 million for the quarter ended June 30, 1998. On a diluted per share basis, net income for the second quarter of 1999 was $.24 per share versus a net loss of $.93 per share for the second quarter of 1998. The increase in net income is primarily attributable to improved operating results and a $4.2 million after tax increase in realized investment gains.

 Premiums, Loss and LAE--Personal Lines

   Gross premiums written for personal lines decreased by $22.1 million, or 23.7%, to $71.3 million for the quarter ended June 30, 1999, from $93.4 million for the quarter ended June 30, 1998. The decline in personal lines gross written premiums is primarily attributable to declines in the Financial Services, Vesta County Mutual and Hawaiian Insurance and Guaranty partially offset by the continued rollover of certain homeowners business from the assumed reinsurance lines.

   Net premiums written for personal lines decreased by $1.8 million, or 2.8%, to $63.1 million for the quarter ended June 30, 1999, from $64.9 million for the quarter ended June 30, 1998. Net premiums earned for personal lines increased $3.6 million, or 6.4% to $59.9 million for the quarter ended June 30, 1999, from $56.3 million for the quarter ended June 30, 1998. The increase in net premiums earned was largely attributable to the termination on a run off basis of the 20% whole account quota share treaty effective July 1, 1998.

   Loss and loss adjustment expenses ("LAE") for personal lines increased by $.8 million, or 2.2%, to $38.0 million for the quarter ended June 30, 1999, from $37.2 million for the quarter ended June 30, 1998. The loss and LAE ratio for personal lines for the quarter ended June 30, 1999 was 63.4% as compared to 66.1% at June 30, 1998. The decrease in the loss and LAE ratio is primarily attributable to rate increases for the auto and homeowners lines in certain states and general improvement in the overall experience of the block of business.

 Premiums, Loss and LAE--Commercial Lines

   Gross premiums written for commercial lines decreased by $15.3 million, or 46.6%, to $17.5 million for the quarter ended June 30, 1999, from $32.8 million for the quarter ended June 30, 1998. The decrease in gross premiums for commercial lines is primarily attributable to declining volume as a result of the Company's election to exit the commercial lines business.

   Net premiums written for commercial lines decreased by $4.1 million or 25.8%, to $11.8 million for the quarter ended June 30, 1999, from $15.9 million for the quarter ended June 30, 1998. Net premiums earned for commercial lines increased by $1.1 million, or 6.7%, to $17.4 million for the quarter ended June 30, 1999, from $16.3 million for the quarter ended June 30, 1998. The increase in net earned premiums was largely attributable to the termination on a run off basis of the 20% whole account quota share treaty effective July 1, 1998.

   Loss and LAE for commercial lines decreased by $4.7 million, or 24.4%, to $14.6 million for the quarter ended June 30, 1999, from $19.3 million for the quarter ended June 30, 1998. The loss and LAE ratio for the quarter ended June 30, 1999 was 83.9% as compared to 118.4% for the quarter ended June 30, 1998.

 Premiums, Loss and LAE--Reinsurance

   Gross premiums written for reinsurance decreased by $113.9 million, or 89.6% to $13.2 million for the quarter ended June 30, 1999 from $127.1 million for the quarter ended June 30, 1998. The decrease was primarily attributable to the Company's election to withdraw from the assumed reinsurance line of business, the novation of certain treaties to HartRe and the continued roll over of certain homeowners business to personal lines.

   Net premiums written for reinsurance decreased by $70.5 million, or 79.8% to $17.9 million for the quarter ended June 30, 1999 from $88.4 million for the quarter ended June 30, 1998. The decline in net written premiums for reinsurance is primarily attributable to the decline in gross written premiums and the 100% reinsurance quota share treaty entered into effective January 1, 1999. Net premiums earned decreased $67.8 million, or 74.0% to $23.8 million for the quarter ended June 30, 1999, from $91.6 million for the quarter ended June 30, 1998.

   Loss and LAE for reinsurance decreased by $37.9 million, or 66.1%, to $19.4 million for the quarter ended June 30, 1999, from $57.3 million for the quarter ended June 30, 1998. The loss and LAE ratio for reinsurance for the quarter ended June 30, 1999 was 81.5% as compared to 64.0% for the quarter ended June 30, 1998.

 Policy Acquisition Expenses and Other Expenses

   Policy acquisition expenses decreased by $46.6 million, or 73.2% to $17.1 million for the quarter ended June 30, 1999, from $63.7 million for the quarter ended June 30, 1998. The decrease in policy acquisition expenses is primarily attributable to declines in assumed reinsurance premiums earned. Other expenses include operating expenses not directly related to the generation of premium revenue, premium taxes and fees, interest on debt and goodwill amortization. Operating expenses decreased $1.4 million. The decline in operating expenses is primarily attributable to declines in salary and information systems expense related to the consolidation of the Shelby operations to Birmingham. These factors caused the underwriting expense ratio to decrease from 49.4% in the second quarter of 1998 to 32.7% in the second quarter of 1999. Goodwill amortization decreased $1.3 million. The decrease in goodwill amortization is attributable to the effect of the

1998 fourth quarter write down of $74.5 million of goodwill acquired on June 30, 1997 in connection with the Shelby acquisition.

 Net Investment Income

   Net investment income decreased by $.9 million, or 10.3%, to $7.9 million for the quarter ended June 30, 1999, from $8.8 million for the quarter ended June 30, 1998. The weighted average yield on invested assets (excluding realized gains) was 5.4% for the quarter ended June 30, 1999, compared with 6.1% for the quarter ended June 30, 1998. The decrease in net investment income is primarily attributable to the decrease in average invested assets.

 Federal Income Taxes

   Federal income taxes increased by $11.7 million, or 125.8%, to $2.4 million for the quarter ended June 30, 1999. The effective rate on pre-tax income decreased from 37.1% to 29.3% for the quarter ended June 30, 1999. The decrease in the effective rate is primarily attributable to the decrease in non-deductible goodwill amortization.

 Net Income

   For the reasons discussed above, net income increased by $21.7 million, or 126.2%, to $4.5 million for the quarter ended June 30, 1999, from $(17.2) million for the quarter ended June 30, 1998.

Comparison of Six Months Ended June 30, 1999 with Six Months Ended June 30,
1998

   Net income increased by $28.4 million, or 188.1%, to $13.3 million for the period ended June 30, 1999, from a net loss of $15.1 million for the period ended June 30, 1998. On a diluted per share basis, net income for the period ended June 30, 1999 was $.71 per share versus net loss of $.82 per share for the period ended June 30, 1998. The increase in net income is primarily attributable to a $9.8 million after tax gain from the sale of substantially all of the reinsurance operations, a $4.2 million after tax increase in realized investment gains and improved operating results.

 Premiums, Loss and LAE--Personal Lines

   Gross premiums written for personal lines decreased by $34.8 million, or 19.3%, to $145.2 million for the period ended June 30, 1999, from $180.0 million for the period ended June 30, 1998. The decline in personal lines gross written premiums is primarily attributable to declines in the Financial Services, Vesta County Mutual and Hawaiian Insurance and Guaranty partially offset by the continued roll over of certain homeowners business from the assumed reinsurance lines.

   Net premiums written for personal lines increased by $2.8 million, or 2.2%, to $129.0 million for the period ended June 30, 1999, from $126.2 million for the period ended June 30, 1998. Net premiums earned for personal lines increased $13.5 million, or 11.4% to $132.3 million for the period ended June 30, 1999, from $118.8 million for the period ended June 30, 1998. The increase in net premiums written and net premiums earned was largely attributable to the termination on a run off basis of the 20% whole account quota share treaty effective July 1, 1998.

   Loss and loss adjustment expenses ("LAE") for personal lines increased by $6.1 million, or 7.8%, to $84.6 million for the period ended June 30, 1999, from $78.5 million for the period ended June 30, 1998. The loss and LAE ratio for personal lines for the period ended June 30, 1999 was 63.9% as compared to 66.1% at June 30, 1998. The decrease in the loss and LAE ratio is primarily attributable to the implementation of rate increases in the auto and homeowners lines in certain states and a general improvement in the overall experience of the book of business.

 Premiums, Loss and LAE--Commercial Lines

   Gross premiums written for commercial lines decreased by $27.4 million, or 39.3%, to $42.3 million for the period ended June 30, 1999, from $69.7 million for the period ended June 30, 1998, The decrease in gross premiums for commercial lines is primarily attributable to declining volume in the Shelby operations as a result of the Company's election to exit the commercial lines business.

   Net premiums written for commercial lines decreased by $3.7 million or 11.4%, to $28.8 million for the period ended June 30, 1999, from $32.5 million for the period ended June 30, 1998. Net premiums earned for commercial lines increased by $1.3 million, or 3.7%, to $36.0 million for the period ended June 30, 1999, from $34.7 million for the period ended June 30, 1998.

   Loss and LAE for commercial lines decreased by $.3 million, or 1.1%, to $26.1 million for the period ended June 30, 1999, from $26.4 million for the period ended June 30, 1998. The loss and LAE ratio for the period ended June 30, 1999 was 76.1% as compared to 72.5% for the period ended June 30, 1998.

 Premiums, Loss and LAE--Reinsurance

   Gross premiums written for reinsurance decreased by $237.9 million, or 100.5% to $(1.1)million for the period ended June 30, 1999 from $236.8 million for the period ended June 30, 1998. The decrease was primarily attributable to the commutation and unearned portfolio transfers of several large reinsurance contracts, novations of certain reinsurance contracts related to the discontinuation of the reinsurance business and the continued roll over of certain homeowners business to personal lines.

   Net premiums written for reinsurance decreased by $146.9 million, or 103.1% to $(4.4) million for the period ended June 30, 1999 from $142.5 million for the period ended June 30, 1998. The decline in net written premiums for reinsurance is primarily attributable to the decline in gross written premiums, the novation of certain reinsurance contracts and the 100% reinsurance quota share treaty entered into effective January 1, 1999. Net premiums earned decreased $92.9 million, or 62.0% to $57.0 million for the period ended June 30, 1998, from $149.9 million for the period ended June 30, 1998.

   Loss and LAE for reinsurance decreased by $64.8 million, or 65.3%, to $34.5 million for the period ended June 30, 1999, from $99.3 million for the period ended June 30, 1998. The loss and LAE ratio for reinsurance for the period ended June 30, 1999 was 60.5% as compared to 66.2% for the period ended June 30, 1998. The decrease in the loss and LAE ratio was primarily due to an increased percentage being ceded to the retrocessionares pursuant to the Company's ceded reinsurance program including the 100% quota share reinsurance treaty.

 Policy Acquisition Expenses and Other Expenses

   Policy acquisition expenses decreased by $37.7 million, or 39.4% to $58.0 million for the period ended June 30, 1999, from $95.7 million for the period ended June 30, 1998. The decrease in policy acquisition expenses is primarily attributable declines in assumed reinsurance premiums earned. Other expenses include operating expenses not directly related to the generation of premium revenue, premium taxes and fees, interest on debt and goodwill amortization. Operating expenses decreased $2.6 million. The decline in operating expenses is primarily attributable to declines in salary and information systems expense related to the consolidation of the Shelby operations. These factors caused the underwriting expense ratio to decrease from 43.0% for the period ended June 30, 1998 to 39.9% for the period ended June 30, 1999. Goodwill amortization decreased $2.7 million. The decrease in goodwill amortization is attributable to the effect of the 1998 fourth quarter write down of $74.5 million of goodwill acquired on June 30, 1997 in connection with the Shelby acquisition.

 Net Investment Income

   Net investment income decreased by $1.8 million, or 9.9%, to $16.3 million for the period ended June 30, 1999, from $18.1 million for the period ended June 30, 1998. The weighted average yield on invested assets (excluding realized gains) was 5.5% for the period ended June 30, 1999, compared with 6.3% for the period ended June 30, 1998. The decrease in net investment income is primarily attributable to a decrease in average invested assets.

 Federal Income Taxes

   Federal income taxes increased by $14.4 million, or 194.6%, to $7.1 million for the period ended June 30, 1999. The effective rate on pre-tax income decreased from 37.3% to 30.6% for the period ended June 30, 1999. The decrease in the effective rate is primarily attributable to the decrease in non-deductible goodwill amortization.

 Net Income

   For the reasons discussed above, net income increased by $28.4 million, or 188.1%, to $13.3 million for the period ended June 30, 1999, from a net loss of $15.1 million for the period ended June 30, 1998.

Comparison of Fiscal Year 1998 to Fiscal Year 1997

 Premiums, Loss and LAE--Personal Lines

   Gross premiums written for Personal Lines increased by $102.3 million, or 41.8%, to $347.0 million for the year ended December 31, 1998, from $244.7 million for the year ended December 31, 1997. Included in the $102.3 increase in gross premiums written for Personal Lines was a $101.0 million increase in gross premiums written due to a full year of Shelby premiums in 1998 versus six months of Shelby premiums in 1997. The remaining increase of $1.3 million was primarily due to the transfer of business from assumed Reinsurance to Personal Lines following the acquisition of Vesta County Mutual partially offset by premium reductions in the Financial Services lines and HIG.

   Net premiums written for Personal Lines increased by $123.6 million, or 87.5%, to $264.8 million for the year ended December 31, 1998, from $141.2 million for the year ended December 31, 1997. The increase in net premiums written was largely attributable to the writings from Shelby and the transfer of business from assumed Reinsurance to Personal Lines following the acquisition of Vesta County Mutual. Net premiums earned for Personal Lines increased $107.7 million, or 77.3%, to $247.1 million for the year ended December 31, 1998, from $139.4 million for the year ended December 31, 1997.

   Loss and LAE for Personal Lines increased by $69.7 million, or 73.2%, to $164.9 million for the year ended December 31, 1998, from $95.2 million for the year ended December 31, 1997. The increase in loss and loss adjustment expenses was primarily attributable to a full year of losses for Shelby included in 1998 versus only six months of losses for Shelby in 1997. The loss and LAE ratio for Personal Lines for the year ended December 31, 1998 was 66.7% as compared to 68.3% at December 31, 1997.

 Premiums, Loss and LAE--Reinsurance

   Gross premiums written for Reinsurance decreased by $247.8 million, or 46.3%, to $287.6 million for the year ended December 31, 1998, from $535.4 million for the year ended December 31, 1997. The main contributors to the reduction of Reinsurance gross premiums written were the continuation of increased competition in the market place coupled with the Company's unwillingness to follow the market price, the modification of one large treaty and the cancellation of another large treaty. The acquisition of Vesta County Mutual resulted in the further shift of $27 million of private passenger automobile writings which had been recorded on the Reinsurance line in 1997 to Personal Lines in 1998. Net premiums written for Reinsurance decreased $194.1 million, or 55.2%, to $157.7 million for the year ended December 31, 1998, from $351.8 million for the year ended December 31, 1997. Net premiums earned for Reinsurance decreased $141.1 million, or 42.1% to $194.3 million for the year ended December 31, 1998, from $335.4 million for the year ended December 31, 1997.

   Loss and LAE for Reinsurance decreased by $3.8 million, or 2.1% to $175.7 million for the year ended December 31, 1998, from $179.5 for the year ended December 31, 1997. The dollar amount of loss and loss adjustment expenses incurred decreased during 1998 due to the decline in net premiums earned. The loss and LAE ratio for Reinsurance for the year ended December 31, 1998 was 90.5% as compared to 53.5% for the year ended December 31, 1997. The increase in the loss ratio was primarily attributable to the decreases in earned premiums due to pricing pressures and market competition, higher ceded Reinsurance costs in 1998 versus 1997 and an increase of $18.7 million in catastrophe losses.

   The Company determined that the recent A.M. Best ratings downgrade and the increased competition in the Reinsurance marketplace would cause a significant loss of Reinsurance premiums in 1999. Therefore, on March 24, 1999, the Company transferred the majority of its Reinsurance business to Hartford Fire Insurance Company through a 100% Reinsurance agreement, and agreed to use its best efforts to cause such business to renew with Hartford upon expiration, in exchange for $15 million. See Note T of the Notes to the Consolidated Financial Statements for further discussion.

   Included in the Reinsurance results for 1998, were two large 100% Quota share Reinsurance treaties for CIGNA and HomePlus which cover selected homeowners lines. As the covered business is renewed it will be transferred to Vesta Fire as the issuing carrier. These treaties were not included in the sale of the Reinsurance book of business. In 1998, these treaties accounted for $107.4 million in gross written premiums.

 Premiums, Loss and LAE--Commercial Lines

   Gross premiums written for Commercial Lines increased $38.5 million, or 44.8%, to $124.4 for the year ended December 31, 1998, from $85.9 million for the year ended December 31, 1997. The increase in gross premiums written is primarily attributable to the $37.5 million increase in premiums related to a full year of Shelby premiums in 1998 versus six months of Shelby premiums in 1997. Net premiums written increased $35.5 million, or 106.0%, to $69.0 million for the year ended December 31, 1998, from $33.5 million for the year ended December 31, 1997. Net premiums earned increased $25.5 million, or 59.4%, to $68.4 million for the year ended December 31, 1998, from $42.9 million for the year ended December 31, 1997.

   Loss and LAE for Commercial Lines increased $30.7 million, or 127.9%, from $24.0 million for the year ended December 31, 1997 to $54.7 million for the year ended December 31, 1998. The loss and LAE ratio for Commercial Lines for the year ended December 31, 1998, was 80.0% as compared to 55.9% for the year ended December 31, 1997. The increase in loss ratio was primarily attributable to increased market competition and catastrophe losses for the year ended December 31, 1998.

   General. Until recently, the Company provided a full spectrum of property, liability and auto coverage for a broad range of commercial target classes, including hotels, manufacturers, restaurants, motorcycle dealers, broadcasters and publishers. The Company also had designed a complementary group of insurance products for the trucking industry offered to independent owner-operators of trucks and small fleets to cover physical damage, non-trucking liability (non-business use of the vehicle), and cargo risks. In its Commercial Lines business, the Company had developed particular expertise with respect to a select group of smaller account classes, including small office, service and retail business owners; mini-storage facilities; artisan contractor; and small service garages. The Company concluded, however, that in the continuing competitive marketplace, the Company could not achieve adequate pricing for these Commercial Lines as required for profitability. Therefore, all Commercial Lines are scheduled to be discontinued in the second quarter of 1999.

 Policy Acquisition Expenses and Other Operating Expenses

   Policy acquisition expenses increased by $23.0 million, or 17.2%, to $156.0 million for the year ended December 31, 1998, from $133.0 million for the year ended December 31, 1997. The increase in policy acquisition costs is primarily attributable to additional marketing staff salaries and additional agents incentives. Other operating expenses include administrative costs not directly related to the generation of premium revenue, premium taxes and fees, interest on debt and goodwill amortization. Administrative costs (designated as operating expenses on the statement of operations) increased $52.5 million. The increase in administration costs is primarily attributable to $42.0 million in increased costs related to the Shelby operations. The remaining $10.5 million in increased costs is related primarily to increases in information systems costs and professional fees. The increase in premium taxes and fees is directly related to the increase in direct premiums written. The increase in goodwill amortization is attributable to a full year of amortization of the goodwill related to the Shelby acquisition versus six months of amortization in 1997.

 Net Investment Income

   Net investment income decreased by $.9 million, or 2.5%, to $35.1 million for the year ended December 31, 1998, from $36.0 million for the year ended December 31, 1997. The weighted average yield on invested assets (excluding realized and unrealized gains) was 6.0% for the year ended December 31, 1998, compared with 5.8% for the year ended December 31, 1997.

 Loss on Asset Impairment

   During the fourth quarter of 1998, management evaluated goodwill pursuant to the Company's existing policies. The evaluation indicated an impairment of goodwill acquired as part of the Shelby acquisition. The events that led to this conclusion include the Company's inability to integrate the Shelby acquisition as planned and the resulting high level of expenses and the recording of significant operating losses in 1998. As a result of these evaluations, the unamortized goodwill attributable to the Shelby acquisition was reduced by $74.5 million. See Note C of the Notes of the Consolidated Financial Statements.

 Federal Income Taxes

   Federal income taxes decreased by $80.4 million to a benefit of $57.3 million for the year ended December 31, 1998, from $23.1 million for the year ended December 31, 1997. This decrease was primarily due to the decrease in operating income.

 Net Income (loss)

   For the reasons discussed above, net income decreased by $178.1 million, to a loss of $141.2 million for the year ended December 31, 1998, from $36.9 million for the year ended December 31, 1997.

Comparison of Fiscal Year 1997 to Fiscal Year 1996

   On December 31, 1996, the Company terminated the 75% pro rata Reinsurance contract on its homeowners and dwelling lines of business (excluding HIG) produced through independent agents and also on its homeowners and dwelling lines of business in the financial services business. The cancellations enabled the Company to increase its net writings in the Personal Lines of business.

   In July of 1996, Vesta Fire entered into a pro rata Reinsurance facility covering substantially all primary and assumed business in order to provide capital flexibility to take advantage of growth opportunities in the future. This Reinsurance facility had the effect of reducing net premiums written in the second half of 1996 by $98.0 million. In 1997, the Reinsurance facility had the effect of reducing net written premiums by $155.1 million, including reducing Shelby net written premiums by $37.5 million.

 Premiums, Loss and LAE--Personal Lines

   Gross premiums written for Personal Lines increased by $135.0 million, or 123.1%, to $244.7 million for the year ended December 31, 1997, from $109.7 million for the year ended December 31, 1996. The increase in Personal Lines gross premiums was primarily due to the acquisition of Shelby and the transfer of business from assumed Reinsurance to Personal Lines following the acquisition of Vesta County Mutual.

   Net premiums written for Personal Lines increased by $71.4 million, or 102.3%, to $141.2 million for the year ended December 31, 1997, from $69.8 million for the year ended December 31, 1996. Net premiums earned for Personal Lines increased $76.2 million, or 120.6%, to $139.4 million for the year ended December 31, 1997, from $63.2 million for the year ended December 31, 1996.

   Loss and LAE for Personal Lines increased by $69.6 million, or 271.9%, to $95.2 million for the year ended December 31, 1997, from $25.6 million for the year ended December 31, 1996. Included in the increase in loss and LAE was $56.8 million in losses incurred by Shelby. The loss and LAE ratio for Personal Lines for the year ended December 31, 1997 was 68.3% as compared to 40.5% at December 31, 1996. The increase in the loss ratio was primarily due to a shift in writing more automobile lines because of the acquisition of Shelby and the increased writings from Vesta County Mutual. Automobile lines generally incur higher loss ratios than homeowners lines.

 Premiums, Loss and LAE--Reinsurance

   Gross premiums written for Reinsurance increased by $37.9 million, or 7.6%, to $535.4 million for the year ended December 31, 1997, from $497.5 million for the year ended December 31, 1996. In 1997, the Company significantly increased its Reinsurance writings of homeowners lines through several large contracts including the CIGNA 100% Quota Share Reinsurance Treaty. The increased Reinsurance writings of homeowners lines was partially offset by a decrease in Reinsurance writings of private passenger automobile lines from 1997 to 1996. The acquisition of Vesta County Mutual resulted in the shift of $47 million of private passenger automobile writings which had been recorded on the Reinsurance line to primary insurance. Additionally, the Reinsurance market experienced increased market capacity accompanied by increased price-competition in the private passenger automobile line of business. As a result of these factors, the Company elected to terminate certain accounts. Net premiums written for Reinsurance decreased $21.7 million, or 5.8%, to $351.8 million for the year ended December 31, 1997, from $373.5 million for the year ended December 31, 1996. Net premiums earned for Reinsurance decreased $7.1 million, or 2.1% to $335.4 million for the year ended December 31, 1997, from $342.5 million for the year ended December 31, 1996. The decreases in net premiums written and net premiums earned are attributable to the pro rata Reinsurance facility being in place for twelve months in 1997 versus six months in 1996.

   Loss and LAE for Reinsurance decreased by $25.5 million, or 12.4%, to $179.5 million for the year ended December 31, 1997, from $205.0 million for the year ended December 31, 1996. The dollar amount of loss and LAE incurred decreased during 1997 due to the decline in net premiums earned. The loss and LAE ratio for Reinsurance for the year ended December 31, 1997, was 53.5% as compared to 59.9% for the year ended December 31, 1996. The decrease in the loss ratio was primarily attributable to the increased Reinsurance writings of homeowners' lines of business which generally incurs a lower loss ratio than automobile lines.

 Premiums, Loss and LAE--Commercial Lines

   Gross premiums written for Commercial Lines increased by $41.3 million, or 92.7%, to $85.9 million for the year ended December 31, 1997, from $44.6 million for the year ended December 31, 1996. The increase in gross premiums written for Commercial Lines was primarily attributable to the acquisition of Shelby.

   Net premiums written for Commercial Lines increased by $8.7 million, or 35.1%, to $33.5 million for the year ended December 31, 1997, from $24.8 million for the year ended December 31, 1996. Net premiums earned for Commercial Lines increased 9.2 million, or 27.3% , to $42.9 million for the year ended December 31, 1997, from $33.7 million for the year ended December 31, 1996.

   Loss and LAE for Commercial Lines increased by $2.8 million, or 13.2%, to $24.0 million for the year ended December 31, 1997, from $21.1 million for the year ended December 31, 1996. The loss and LAE ratio for primary insurance for the year ended December 31, 1997, was 55.9% as compared to 62.8% at December 31, 1996.

 Policy Acquisition Expenses and Other Operating Expenses

   Policy acquisition expenses increased by $14.4 million, or 12.1%, to $133.0 million for the year ended December 31, 1997, from $118.6 million for the year ended December 31, 1996. The increase in policy acquisition expenses was primarily attributable to the increase in net written premiums. Other operating expenses included administrative costs not directly related to the generation of premium revenue, premium taxes and fees, interest on debt and goodwill amortization. Administrative costs (designated as operating expenses on the statement of operations) increased $17.7 million. The increase in administration cost was primarily attributable to the assimilation and administration of the Shelby operations. The increase in premium taxes and fees was directly related to the increase in direct premiums written. The increase in goodwill amortization was attributable to the $83 million of goodwill acquired on June 30, 1997, in connection with the Shelby acquisition.

 Net Investment Income

   Net investment income increased by $12.9 million, or 55.4%, to $36.0 million for the year ended December 31, 1997, from $23.1 million for the year ended December 31, 1996. The weighted average yield on invested assets (excluding realized and unrealized gains) was 5.8% for the year ended December 31, 1997, compared with 5.6% for the year ended December 31, 1996. The increase in net investment income was primarily attributable to an increase in average invested assets relating to the Shelby acquisition.

 Federal Income Taxes

   Federal income taxes increased by $5.2 million, or 29.1%, to $23.1 million for the year ended December 31, 1997 from $17.9 million for the year ended December 31, 1996. The effective rate on pre-tax income increased from 32.7% to 35.4% for the year ended December 31, 1997.

 Net Income

   For the reasons discussed above, net income increased by $.1 million, or 0.3%, to $36.9 million for the year ended December 31, 1997, from $36.8 million for the year ended December 31, 1996.

Liquidity and Capital Resources

   The Company is a holding company whose principal asset is its investment in the capital stock of the companies constituting the Vesta Group, a group of wholly owned property and casualty insurance companies including Vesta Fire. The insurance subsidiaries comprising the Vesta Group are individually supervised by various state insurance regulators. Vesta Fire is the principal operating subsidiary of the Company.

 Sources

   As a holding company with no other business operations, the Company relies primarily upon dividend payments from Vesta Fire to meet its cash requirements (including its debt service) and to pay dividends to its stockholders. Transactions between Vesta Fire, and the Company, including the payment of dividends by Vesta Fire, are subject to certain limitations under the insurance laws of Alabama. Specifically, Alabama law permits the payment of dividends in any year which, together with other dividends or distributions made within the preceding 12 months, do not exceed the greater of 10% of statutory surplus as of the end of the preceding year or the net income for the preceding year, with larger dividends payable only after receipt of prior regulatory approval.

   In addition to dividends from its subsidiaries the Company determined to seek additional equity capital and other alternative sources of funds during 1999.

   On September 30 1999, the Company closed a private placement of its Series A Convertible Preferred Stock with the Birmingham Investment Group, LLC. (the "Group"), in which the Group purchased from the Company 2,950,000 shares of the Company's preferred stock at $8.50 per share for an aggregate of $25.1 million. Each share of the preferred stock is convertible into two shares of the Company's common stock and carries a cumulative dividend rate of 9%, compounded semi-annually. The preferred stock will automatically be converted into shares of common stock at the date at which the common stock of the Company achieves an average closing price of $8.00 per share for twenty consecutive trading days.

   Also on September 30, 1999, the Company established secured revolving credit facilities (the "Credit Facilities") in the aggregate amount of $20,000,000 with The Banc Corporation and its banking subsidiary The Bank, consisting of a $15,000,000 loan from The Bank and a $5,000,000 loan from The Banc Corporation. The $15,000,000 loan from The Bank is secured by a pledge of a certificate of deposit owned by the Company having a face value at least equal to the amount of said loan. The $5,000,000 loan from the Banc Corporation is secured by (i) an accommodation collateral assignment by J. Gordon Gaines, Inc. ("Gaines") of certain of the proceeds to be received under its management contract, effective January 1, 1999, with the Company's insurance subsidiaries and (ii) an assignment of dividends which the Company may receive from Gaines. The interest rate on principal amount outstanding under the $15,000,000 loan from The Bank will not exceed 2% over rate earned on the certificate of deposit referenced above; provided a higher default rate may apply. The interest rate on principal amounts outstanding on the $5,000,000 loan from the Banc Corporation will not exceed The Bank's prime rate. Each of the Credit Facilities include certain financial covenants which require the Company to maintain certain minimum financial standards. The loans outstanding under the Credit Facilities initially mature on September 30, 2001.

   As of September 30, 1999, the Company had drawn down all of the amounts available for borrowing under the Credit Facilities.

   In June 1999, the Company entered into an agreement with Employers Reinsurance Corporation to sell the authority and the right to control and manage the affairs of Vesta County Mutual Insurance Company for $11.2 million. This transaction was consummated on September 10, 1999.

 Uses

   The principal uses of funds at the holding company level are to pay operating expenses, principal and interest on outstanding indebtedness and dividends to stockholders if declared by the Board of Directors. During the last three years, the insurance subsidiaries of the Company have produced operating results and paid dividends sufficient to fund these needs of the Company. Except for the regulatory restrictions described above, the Company is not aware of any demands or commitments of the insurance subsidiaries that would prevent the payment of dividends to the Company sufficient to meet its anticipated needs (including debt service) for at least the next twelve months. See, "Business--Regulation."

   The Company is required to make semi-annual interest payments of $4.4 million on its $100 million of 8.75% Senior Debentures due 2025 (the "Senior Notes"). The Company is also obligated to make semi-annual interest payments of $4.3 million on its $100 million of 8.525% Junior Subordinated Deferrable Interest Debentures due 2007 (the "Trust Debentures") issued to Vesta Capital Trust I in connection with its sale of

$100 million of 8.525% Capital Securities, subject to the Company's right to elect to defer such payments. The Company exercised its right to defer the semi-annual payment on the Trust Debentures which became due on July 15, 1999, and it may elect to defer future payments on these Trust Debentures as permitted by their terms. Until such time as the Company resumes payments on these Trust Debentures (including payment of all accrued and unpaid amounts due), the Company will not pay any dividends to its common stockholders, nor may it pay any dividends on its preferred stock issued to the Group on September 30, 1999.

   Upon the resumption of payments on the Trust Debentures (including payments of all accrued and unpaid amounts due), the Company expects to declare semi-annual dividends of approximately $1.1 million on the preferred stock issued to the Group on September 30, 1999, together with all arrearage on such preferred stock which accrued since September 30, 1999.

   The Company must pay scheduled interest and principal payments on the amounts borrowed under the Credit Facilities, the interest rates on which are described above. As of September 30, 1999, approximately $20 million principal amount was outstanding under the Credit Facilities.

   On September 30, 1999, the Company repaid approximately $56 million owing under its revolving credit facility with a group of lenders led by First Union National Bank, as amended (the "Former Credit Facility"). This $56 million payment was funded primarily from three sources (each of which is described above): (i) the $11.2 million in proceeds received from the transaction involving Vesta County Mutual, (ii) the $25 million in proceeds received from the sale of the Preferred Stock and (iii) the $20 million borrowed under the Credit Facilities.

 Subsidiaries

   The principal sources of funds for the Company's insurance subsidiaries are premiums, investment income and proceeds from the sale or maturity of invested assets. Such funds are used principally for the payment of claims, operating expenses, commissions and the purchase of investments. On a consolidated basis, net cash (used in) operations for the six months ended June 30, 1999 and 1998, was ($37.2) million and ($12.7) million, respectively.

   The Company expects current cash flow generated by its insurance subsidiaries to be sufficient to meet their operating needs, although invested assets have been categorized as available for sale in the event short-term cash needs exceed available resources. The Company adjusts its holdings of cash, short-term investments and invested assets available for sale according to its seasonal cash flow needs. Beginning in June of each year, the Company begins to increase its holdings of cash and short-term investments. This practice facilitates the Company's ability to meet its higher short-term cash needs during the hurricane season. As of June 30, 1999 and December 31, 1998, the Company had cash on deposit in various banking institutions in the amount of $28.7 million and $25.3 million respectively. As of June 30, 1999, the Company's investment portfolio consisted of short-term investments (25.7%), U.S. Government securities (12.7%), mortgage-backed securities (14.8%), corporate bonds (26.4%), foreign government securities (0.7%), municipal bonds (19.4%) and equity securities (.3%).

Known Trends and Uncertainties

   The financial position, results of operations and cash flows of property and casualty insurers have historically been subject to significant fluctuations due to competition, insurance ratings and other factors. Certain known trends and uncertainties which may affect future results of the Company are discussed more fully below.

   Competition: The property and casualty insurance industry is highly competitive on the basis of both price and service. In recent years there has been a trend in the property and casualty industry toward consolidation which could result in even more competitive pricing. The Company also faces competition from foreign insurance companies, captive insurance companies and risk retention groups. In the future, the industry, including the Company, may face increasing insurance underwriting competition from banks and other financial institutions.

   Insurance Ratings: A.M. Best, which rates insurance companies based on factors of concern to policy holders, recently lowered its rating on the Company's insurance subsidiaries to "B" from "A-". The Company has determined that the downgrade will have a material impact on the Commercial and Reinsurance lines. See "Summary" and "Risk Factors--A.M. Best Rating" for further discussion.

   Litigation: See "Business--Legal Proceedings" and "Note J to the Consolidated Financial Statements" for discussion of the current status of litigation.

   Reliance on Performance of Reinsurers: The Company evaluates the credit quality of the reinsurers and retrocessionares to which it cedes business. No assurance can be given regarding the future ability of any of the Company's reinsurers to meet their obligations. See, "Risk Factors--Uncertainty of Reinsurance Recoverables" on page 12.

   Year 2000: The failure to correct a material Year 2000 ("Y2K") problem could result in an interruption in, or failure of, the normal business operations of the Company including the delay in premium or claim processing and the disruption of service to its customers. See, " --Year 2000" and "Risk Factors--
Year 2000" on page       .

Inflation

   The Company does not believe its results over the last three fiscal years have been materially affected by inflation due in part to the predominantly short-tail nature of its business. The potential adverse impacts of inflation include: (i) a decline in the market value of the Company's fixed maturity investment portfolio, (ii) an increase in the ultimate cost of settling claims which remain unresolved for a significant period of time, and (iii) an increase in the Company's operating expenses. Historically, the effect of inflation on the Company's reserves has not been material.

Year 2000

   The Company and it subsidiaries are proceeding on schedule with efforts to make its computer systems Y2K compliant. The Company has implemented a phased approach to transition computer systems to Y2K compliance.

   The Company has completed the first six of seven phases of the transition for its defined mission critical systems. At this time, extraneous systems are either being discontinued or are in the remediation phase. Implementation of Y2K compliance measure for these remaining systems is scheduled for completion by the third quarter of 1999.

   The Company began the Assessment Phase in October 1996. From that time forward, system development and major enhancements to existing systems took Y2K process requirements into consideration. During the Assessment Phase, a comprehensive inventory of systems was completed and all date related fields and code that handled these dates were identified. The Assessment Phase was completed in December 1996.

   Once the Company had an understanding of the lines of code and number of date fields that must be addressed to ensure systems would be Y2K compliant, the second phase, the Methodology Development Phase, began. The purpose of this phase was to develop a methodology that would ensure the Company's systems would be made Y2K compliant and at the same time allow the Company to continue to address the day-to-day business needs. This phase was completed in March 1997.

   Part of the Methodology Development Phase was the selection of a business partner (BP) to assist the Company in its Y2K Compliance effort. This BP had proven experience in the migration of applications to becoming Y2K compliant and would provide project management leadership and a team of programming resources to perform the actual migration.

   The third phase of the Y2K effort was the Pilot Project Phase, the purpose of which was to test/prove the Y2K methodology developed in the prior phase. The Company selected the Reinsurance system as the application to be made Y2K compliant as the Pilot System Phase. This effort began in March 1997 and was completed in June 1997.

   The fourth phase of the Y2K effort was the Accounting Project Phase the purpose of which was to verify that the methodology would support the integration of Y2K compliant systems with non-Y2K compliant systems. Since the accounting systems interface with the core insurance processing systems in the transfer of information, the development of interface modules to correctly handle the translation of dates in both formats was begun and was completed in October 1997.

   The fifth phase of the Y2K effort was the All Systems Project Phase the purpose of which was to convert the core insurance processing systems to Y2K compliance. Additional personnel were added to the effort for the primary purpose of testing and validating results. This effort, which was completed on August 3, 1998, completed the conversion/migration of all of the Company's in-house developed systems to Y2K compliance.

   The Post-Implementation Support and Assurance Phase includes continued monitoring of Y2K compliance and executing programs to test compliance.

   The Shelby Insurance Companies (SIC) had migrated its Commercial Lines, claims, and billing applications to Policy Management Systems Corporation
(PMSC) Y2K compliant systems prior to its acquisition in 1999. SIC's Personal Lines and miscellaneous other internally developed systems remain to be converted to their Y2K counterpart. The migration effort was completed in October 1998. Presently, the core insurance processing systems for SIC are Y2K compliant but work remains with respect to miscellaneous in-house developed systems. PMSC will continue to test all systems through 1999.

   As of June 30, 1999, the Company had spent approximately $7.0 million to make its systems Y2K compliant. The Company estimates it will incur an additional $.5 million to complete Y2K readiness efforts (i.e., upgrade PC hardware, servers, routers, PC related software, etc.). These costs do not include contingency planning and implementation of contingency plans.

   In January 1999, the Company began its Non-Application Y2K Compliance Phase. This phase consists of the activities for identifying, evaluating and remediating/replacing non mission critical hardware and software. As of March 1, 1999, inventories had been completed for hardware and corresponding systems. External service providers have been identified and letters requesting the status of their Y2K compliance level have been sent and responses are currently being received.

   The Company is currently developing its Y2K contingency plans for its business areas by developing detailed plans to allow the Company to process its business should one or more systems, internal and/or external, cause a disruption in the normal daily processing. Such plans are scheduled to be completed by the end of the third quarter of 1999, and tested by the user community in October of 1999.

   Conclusion. The failure to correct a material Y2K problem could result in an interruption in, or a failure of, the normal business operations of the Company, including the disruption or delay in premium or claim processing and the disruption in service to its customers. Also, the failure of significant third-party providers of the Company and SIC to be Y2K compliant could result in an interruption to normal business operations. Due to the general uncertainty inherent in the Y2K problem, such failures could materially and adversely affect the Company's financial position, results of operations and liquidity.

   The Y2K issue is also a concern from an underwriting standpoint regarding the extent of liability for coverage under various general liability, property and directors and officers liability and product policies. The Company believes that minimal coverage could exist under some current liability and product policies. This exposure should be minimal as Commercial Lines business has historically excluded any manufacturing risks which produce computer and computer dependent products.

   The Insurance Services Office ("ISO") recently developed policy language providing that there is no coverage for certain Y2K occurrences. The liability exclusion has been accepted in over forty states and a companion filing for property has been accepted in at least twenty states at this time. Several states have not adopted or approved the property exclusion form citing specifically that, because there is no coverage under the current property contracts, there is no reason to accept a clarifying endorsement. The Company is currently addressing the Y2K issue by attaching the ISO exclusionary language to all general liability policies with a rating classification the Company believes could potentially have Y2K losses. The ISO exclusionary language endorsement is included on all property policies. We believe these actions should minimize the Company's exposure to Y2K losses.

   The foregoing information constitutes a Year 2000 Readiness Disclosure pursuant to the Year 2000 Information and Readiness Disclosure Act.

Market Risk of Financial Instruments

   Vesta's principal assets are financial instruments, which are subject to the market risk of potential losses from adverse changes in market rates and prices. The Company's primary risk exposures are interest rate risk on fixed maturity investments and equity price risk for domestic stocks.

   Vesta manages its exposure to market risk by selecting investment assets with characteristics such as duration, yield and liquidity to reflect the underlying characteristics of the related insurances.

   The following table sets forth the estimated market values of the Company's fixed maturity investments and equity investments resulting from a hypothetical immediate 100 basis point increase in interest rates and a 10% decline in market prices for equity exposures, respectively from levels prevailing at December 31, 1998.

                                                                      Amount
                                                                  --------------
                                                                  (in thousands)
      Fixed Maturity Investments.................................    $445,538
      Equity Investments.........................................    $ 18,989

   The decrease in fair values based on an increase in interest rates was determined by estimating the present value of future cash flows using various models, primarily duration modeling.

   The decrease in fair value of equity securities based on a decrease in the market prices of all equity securities was estimated as 10% of the fair value.

                                    BUSINESS

General

   The Company presently focuses primarily on its Personal Lines segment, which includes Homeowners, Personal Auto, Financial Service and Other insurance products. As discussed elsewhere in this prospectus, however, the Company has historically maintained a Commercial Lines segment and a Reinsurance segment. The Commercial Lines segment offered a variety of commercial property coverages to principally small businesses. The Reinsurance segment offered treaty Reinsurance to small and medium-sized companies and regional specific Reinsurance for larger insurance companies located throughout the United States. Consistent with the Company's strategy to focus on property and personal auto coverages, the principal lines of business reinsured by the Reinsurance segment were homeowner and commercial property coverages, non-standard automobile insurance and collateral protection insurance. Personal Lines are, and Commercial Lines insurance products have been, distributed through independent agents, brokers and managing general agents. Reinsurance products have been offered primarily through Reinsurance intermediaries and brokers.

Recent Acquisitions

   Historically, Reinsurance assumed has been the Company's dominant business segment. Over the last three years, however, the Company has completed significant acquisitions which have dramatically shifted its mix of business in favor of Personal Lines.

   Shelby. After the close of business on June 30, 1997, the Company completed its acquisition of all the issued and outstanding stock of the operating subsidiaries of Anthem Casualty Insurance Group, Inc., each of which are property and casualty insurance companies, for an aggregate purchase price, including expenses of $260.9 million. Anthem Casualty Insurance Company has been renamed Shelby Casualty Insurance Company and all the subsidiaries acquired are collectively referred to as "Shelby."

   At the time of its acquisition, Shelby was a regional property and casualty insurer with approximately $260 million in annual premiums. Shelby marketed its insurance product through approximately 2,200 independent agencies located in the midwest and mid-atlantic states. The majority of the business acquired consisted of Personal Auto and Homeowners insurance in small towns and suburbs. The remainder of the acquired business consisted primarily of small and medium sized commercial insurance, much of which the Company has recently decided not to renew.

   CIGNA. Effective December 31, 1997, Vesta Fire entered into a business transfer and management agreement with CIGNA Property and Casualty Insurance Company ("CIGNA"). The agreement calls for Vesta Fire to reinsure selected Personal Lines (covered business) written by CIGNA through a 100% Quota Share Reinsurance Treaty. The agreement also calls for CIGNA and Vesta Fire to cooperate to effect the transfer of the covered business from CIGNA to Vesta Fire as the issuing carrier. While CIGNA does not own "renewal rights" under agreements with agents and brokers, CIGNA will use good faith efforts, working with Vesta Fire, to encourage agents and brokers to enter into similar agreements with Vesta Fire.

 Vesta County Mutual

   Effective December 31, 1996, the Company acquired the right and authority to control a county mutual insurance company organized under Chapter 17 of the Texas Insurance Code, which became Vesta County Mutual. This acquisition facilitated direct writings of automobile and associated lines of business in Texas which Vesta Fire had historically reinsured for another mutual company. The Company subsequently sold the right and authority to control Vesta County Mutual for approximately $11.2 million. See, "Recent Developments."

Recent Adverse Business Developments

   We faced four major adverse developments during 1998 and the first half of 1999:

  . Accounting Irregularities. In June 1998, we discovered certain accounting irregularities in our reported results for the fourth quarter of 1997 and the first quarter of 1998. We promptly commenced an internal investigation which resulted in a reduction of net income of approximately $13.6 million in the fourth quarter of 1997 and first quarter of 1998.

  . Correction of prior accounting method. In 1998, we corrected the methodology by which we recognized earned premiums in our Reinsurance segment. This resulted in a restatement of its historical financial statements and a decrease in reported net income of approximately $49 million for the years 1993 through 1997.

  . Reduced statutory surplus of Vesta Fire. In 1997, Vesta Fire reported statutory capital and surplus of approximately $355 million. During 1998, the Alabama Department of Insurance completed its examination of its filing and adjusted the reported amount down to $100.8 million. Although we were able to cure many of the technical deficiencies which led to the adjustments, certain of the adjustments were based on accounting methods which needed to be corrected and were not immediately curable. Using the basis of accounting established in the examination, we reported Vesta Fire's 1998 statutory capital and surplus as $217.3 million, after giving effect in 1998 to $125.8 million of "uncurable" adjustments arising from the examination.

  . A.M. Best ratings. A.M. Best Company, which rates insurance companies based on factors of concern to policyholders, recently lowered its rating on our insurance subsidiaries to "B" (Fair), after having already lowered it to "B++" (Very Good) from "A-" (Excellent).

Strategy

   During the last quarter of 1998 and the first quarter of 1999, we analyzed the profitability of our Reinsurance, Commercial Lines and Personal Lines segments in light of these developments. In the course of our analysis, we determined that the corrective actions necessary to return our Commercial Lines segment to profitability could not be justified in the current commercial insurance marketplace. We also determined that we could no longer retain or expand our Reinsurance portfolio. As a result of these conclusions, we decided to our Commercial Lines and Reinsurance segments. Moving forward, we will concentrate only on retaining and expanding the business in our Personal Lines segment and reducing expenses to an appropriate level given our narrowed operating strategy.

Business Written By Segment

   The following table provides selected historical information on a Generally Accepted Accounting Principles (GAAP) basis concerning the business written by the Company and the associated underwriting results. This data should be read in conjunction with the Company's Consolidated Financial Statements and related notes thereto. For additional information on the Company's business segments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note O to the Consolidated Financial Statements.

                                   Year Ended December 31,
                         ------------------------------------------------   Six Months
                           1994      1995      1996      1997      1998    Ended 6/30/99
                         --------  --------  --------  --------  --------  -------------
                              (In thousands, except ratio data)
Reinsurance(1)
 Gross Premiums
  Written............... $214,430  $353,988  $497,537  $535,427  $287,617    $ (1,089)
 Net Premiums Written...  165,536   289,565   373,486   351,811   157,729      (4,366)
 Net Premiums Earned....  164,101   221,933   342,452   335,360   194,261      57,013
 Loss Ratio.............     55.5%     68.1%     59.9%     53.5%     90.5%       60.5%
Personal
 Gross Premiums
  Written............... $ 63,658  $105,643  $109,661  $244,719  $346,992    $145,160
 Net Premiums Written...   28,626    52,157    69,769   141,165   264,839     129,018
 Net Premiums Earned....   39,223    44,796    63,206   139,425   247,064     132,336
 Loss Ratio.............     67.2%     43.6%     40.5%     68.3%     66.7%       63.9%
Commercial(1)
 Gross Premiums
  Written............... $ 49,018  $ 58,428  $ 44,573  $ 85,905  $124,412    $ 42,320
 Net Premiums Written...   37,948    48,782    24,801    33,499    69,022      28,799
 Net Premiums Earned....   29,028    46,349    33,678    42,873    68,368      35,991
 Loss Ratio.............     59.1%     61.3%     62.8%    55.9%     80.0%        76.1%
Combined
 Gross Premiums
  Written............... $327,106  $518,059  $651,771  $866,051  $759,021    $186,391
 Net Premiums Written...  232,110   390,504   468,056   526,475   491,590     153,451
 Net Premiums Earned....  232,352   313,078   439,336   517,658   509,693     225,340
 Loss Ratio.............     57.9%     63.6%     57.3%     57.7%     77.6%       64.4%
 Expense Ratio..........     35.4%     30.0%     33.2%     34.9%     50.2%       39.9%
 Combined Ratio.........     93.3%     93.6%     90.5%     92.6%    127.8%      104.3%

--------
(1) As we did not implement our strategy to concentrate exclusively on Personal Lines until 1999, our historical results of operations (including the audited and unaudited consolidated financial statements contained in this prospectus) continue to reflect significant premium volume in our Reinsurance and Commercial Lines segments. We expect to lose substantially all of this premium volume during 1999.

Personal Lines Business Segment

   Business Mix. We offer four general types of Personal Lines insurance: (i) Personal Auto, (ii) Homeowners, (iii) Financial Services and (iv) Other. For each of these types of insurance, we strive to identify market opportunities and develop insurance products to meet particular market needs. Prior to 1997, Homeowners insurance dominated the Company's Personal Lines segment. In 1997, the Company significantly increased its direct writings of Personal Auto insurance through the purchase of Vesta County Mutual and Shelby (although the Shelby acquisition was not effective until mid-year). In 1997, the Company also acquired a substantial book of Homeowners business from CIGNA, representing over $80 million in annual written premium. These acquisitions in 1997 essentially balanced the Company's Personal Lines writings evenly between Personal Auto and Homeowners. In 1998, the Company's Personal Auto insurance dominated the Personal Lines segment, due primarily to a full year of ownership of the Shelby companies.

   The mix of business between Homeowners and Personal Auto also affects our exposure to risk of property damage versus personal liability. When Homeowners insurance dominated the Company's Personal Lines segment, the Company's primary exposure was to risk of damage to homes and their contents. With the addition of the liability portions of the Shelby Personal Auto business, the Company's writings are now fairly evenly balanced between property and seasonal liability exposures. While emphasizing property coverage may have had certain advantages, the most significant of which is that ultimate property claims losses generally can be determined more quickly than ultimate liability claims losses, the earnings of property insurers are extremely sensitive to unpredictable and highly damaging catastrophic events. Management believes that the balancing of the Company's total risk between property and seasonal liability exposures provides better protection against the severe impact of natural catastrophe, and thus more consistency to the Company's results.

   The following table sets forth the Company's gross premiums written in its Personal Lines segment by type of insurance offered for the three years indicated.

                                   Year Ended December 31,
                         ----------------------------------------------    Six Months
                              1996            1997            1998       ended 6/30/99
                         --------------  --------------  --------------  ---------------
                              (in thousands, except percentage)
Personal Auto........... $  8,379   7.6% $112,394  45.9% $223,425  64.4% $ 98,289   67.7 %
Homeowners..............   66,954  61.1    88,599  36.2    93,762  27.0%   49,185   33.9
Financial Services......   25,945  23.7    37,344  15.3    20,682   6.0%   (3,322)  (2.3)
Other...................    8,383   7.6     6,382   2.6     9,123   2.6%    1,008     .7
                         -------- -----  -------- -----  -------- -----  --------  -----
                         $109,661 100.0% $244,719 100.0% $346,992 100.0% $145,160  100.0 %
                         ======== =====  ======== =====  ======== =====  ========  =====

   Personal Auto. The Company offers Personal Auto insurance for preferred, standard and non-standard drivers. In its standard auto line, the Company targets drivers over age 45 with above average driving records. The non-standard auto line covers the full spectrum of non-standard drivers. Liability limits up to $500,000 are written on standard auto policies, with an additional $5 million personal umbrella limit also available. However, the vast majority of the personal umbrellas are written at limits of $1 million or $2 million. For non-standard auto, the Company typically writes minimum basic limits that vary by state.

   Homeowners. The Company's Homeowners insurance products cover the full range of homes starting with lower-valued dwellings in the $10,000 to $50,000 range, through the middle-valued homes from $50,000 to $150,000, as well as higher valued homes up to $10,000,000. The majority of homes insured are valued between $40,000 and $250,000.

   Financial Services. The Company also provides specialty products protecting collateral and repossessed property of financial institutions. Certain of these products are designed to protect the interests of financial institutions against physical damage to private passenger automobiles and other personal property in those cases where the borrower fails to insure the collateral in accordance with a loan agreement. The Company also has mortgage security products that are designed to protect the interest of the mortgagee and the mortgagor (borrower) caused by the mortgagor's failure to obtain property insurance on the mortgaged property. Coverage is also provided for the properties that are in the process of foreclosure.

   Other. The Company's Industrial Fire program makes up the vast majority of this category. This program is designed to offer fire and allied lines coverage on low-value dwelling, mobile home, and household contents. All policies are available on monthly, quarterly, semi-annual, or annual payment modes with premium discounts given for quarterly, semi-annual, and annual payment modes. All policies are written on a non-participating basis. This business was developed through the agency force of Liberty National Life. On May 1, 1995, Liberty National Life discontinued the marketing and new sales of fire and allied lines of business, but as of late 1998, this product is available for use by the Company's independent agencies in selected Southeastern states.

   Marketing. Prior to 1997, the Company marketed Personal Lines in 15 states through approximately 870 agencies, with premium revenues concentrated in the property lines in the Southeast. With the Shelby and CIGNA acquisitions, the Company increased its marketing force to approximately 3800 agencies in 42 states. The following table sets forth the principal geographic distribution of the Company's gross premiums written in its Personal Lines business for the three years indicated. The states listed below comprise the ten states with the largest gross premiums written for 1998.

                            Year Ended December 31,
                  ----------------------------------------------   Six Months
                       1996            1997            1998       Ended 6/30/99
                  --------------  --------------  --------------  -------------
                       (in thousands, except percentages)
Texas...........  $  4,588   4.2% $ 50,660  20.7% $ 77,567  22.3% $ 26,023 18.0%
Pennsylvania....        20   0.0    24,455  10.0    50,185  14.4    25,819 17.8
West Virginia...       358   0.3    12,823   5.3    27,593   8.0    13,375  9.3
Tennessee.......     4,367   4.0    15,890   6.5    24,924   7.2    10,163  7.0
Ohio............       541   0.5    10,865   4.5    17,942   5.2    10,111  7.0
Hawaii..........    41,927  38.2    35,686  14.6    25,175   7.3    10,093  7.0
Illinois........     1,482   1.4    12,118   4.6    20,029   5.8     6,016  4.2
Mississippi.....     3,950   3.6     7,773   3.2    11,398   3.3     5,673  3.9
Alabama.........    15,348  14.1    18,032   7.4    14,641   4.2     5,608  3.9
North Carolina..     1,354   1.2     5,186   2.2    11,966   3.4     5,523  3.8
All Other.......    35,726  32.5    51,231  21.0    65,572  18.9    26,755 25.8
                  -------- -----  -------- -----  -------- -----  -------- ----
  Total.........  $109,661 100.0% $244,719 100.0% $346,992 100.0% $145,159  100%
                  ======== =====  ======== =====  ======== =====  ======== ====

   The geographic balance reflected above allows for greater profit protection and more cost effective management of the property catastrophe exposures. The Company employs marketing representatives to maintain and expand its agency relationships in its Personal Lines business. In addition, the Company pays competitive commission rates to its agents and utilizes a profit sharing plan for agencies which is based on volume of premiums and loss ratios for business written.

   The Company's independent agents have limited authority to bind insurance coverages without prior approval from the Company, so long as such coverages fit within our established guidelines. However, our underwriting staff reviews all coverages bound by these agents and ultimately decides whether to continue such coverages. Because of the broad base of the Company's independent agency force, the contractual limitation on their authority to bind coverage and the Company's underwriting review procedures, the Company does not believe that the authority of its agents to bind the Company presents any material risk to the Company and its operations.

   Underwriting. Underwriting of Personal Lines business is conducted in two locations (Honolulu and Birmingham) and performed by the Company's underwriting staff in accordance with specific underwriting authority related to the acceptability of each risk for the appropriate program profile. Management information reports are utilized to measure risk selection and pricing in order to control underwriting performance.

   The principal underwriting criteria for Homeowners coverages is a financially stable owner with a well-maintained property. Rates for lower valued properties are surcharged to reflect risk characteristics. It has been the Company's policy generally not to underwrite Homeowners business in the Southeast within one hundred miles of a coastline (except for Florida which is 10 miles) in order to limit its exposure to typical coastal occurrences such as hurricanes and other types of storms. In the Northeast and West, the Company does not impose as restrictive a criteria for property location, but does endeavor to utilize high wind deductibles whenever possible in order to limit its exposure to catastrophic events. The Company continually monitors and controls its production in order to prudently manage its risk in areas with significant exposure to natural disasters.

   The principal underwriting criteria for Personal Auto are motor vehicle reports, accident history, and loss frequency & severity. The vehicle make & model are contemplated in the pricing and risk selection criteria. Considerable weight is also given to age, marital status, and sex (where allowed by statute) for the pricing of risks.

   Growth Strategy. A significant potential for internal, organic growth exists in Personal Lines through expansion of the Company's existing products to its existing agency force. The largest potential exists with both standard and non-standard Personal Auto, which are currently marketed in only 13 and 8 of the Company's active states, respectively. There are many of the Company's appointed agencies in additional states to whom it plans to market these products in the next several years, thus enabling them to cross-sell the Company's current Homeowners policyholders. This cross-selling activity not only will increase premium production but also should improve renewal retention and, therefore, the Company's loss ratio and expenses.

   In addition to the expansion of the Company's Personal Auto insurance products to other active states, the Company also plans to expand its low-valued dwelling and high-valued homeowners products to other active states, as appropriate, based on state demographics. The Company recognizes that to be a successful Personal Lines carrier, it is essential that the Company makes it as easy as possible for its agents to do business with the Company. Therefore, the Company is currently pursuing three key technological developments in Personal Lines to accomplish its goal.

  . First, the Company is well along in its efforts to make its underwriting and processing systems paperless through the implementation of an imaging system. This system enables the Company to service its agents and policyholders more quickly and effectively by having policy information readily available on its computer. The Company anticipates this will improve its policy processing time.

  . Second, the Company continues to expand the number of agencies utilizing its SEMCI agency download system, updating the agencies' management systems with current policy data. Currently over 600 agencies utilize this service, and the number of agencies continues to grow.

  . Third, the Company is currently developing an Internet-based interactive inquiry, application and endorsement service for its agents. The Company anticipates introducing this service in the second or third quarter of 1999. This inquiry service will put policy, billing and claims information at the agents' fingertips, thus enabling them to better serve their customers. In addition, the application and endorsement service will enable the agents to have direct access to the Company's policy issuance system, thus further improving turnaround time for policy and endorsement processing.

Reinsurance Assumed (discontinued)

   General. Reinsurance is a contractual arrangement under which one insurer (the ceding company) transfers to another insurer (the reinsurer) all or a portion of a risk or risks that the ceding company has assumed under the insurance policy or policies it has issued. A ceding company may purchase Reinsurance for any number of reasons including to obtain, through the reduction of its liabilities, greater underwriting capacity than its own capital resources would support, to stabilize its underwriting results, to protect against catastrophic loss, to withdraw from a line of business and to manage risk when entering a new line of business.

   Reinsurance can be written on either a pro rata or excess of loss basis. Under pro rata Reinsurance, the reinsurer, in return for a predetermined portion or share of the insurance premium charged by the ceding company, indemnifies the ceding company against a predetermined portion or share of the losses LAE of the ceding company under the covered primary policy or policies. Under excess of loss Reinsurance, the reinsurer indemnifies the ceding company against all or a specified portion of losses and LAE on underlying insurance policies in excess of a specified dollar amount, known as the ceding company's retention, subject to a negotiated policy limit. Catastrophe Reinsurance is a form of excess of loss Reinsurance which indemnifies the ceding company for losses resulting from a particular catastrophic event. Excess of loss Reinsurance is often written in layers, with one or a group of reinsurers taking the risk from the ceding company's retention layer up to a specified amount, at which point either another reinsurer or a group of reinsurers takes the excess liability or it remains with the ceding company. The reinsurer acquiring the risk immediately above the ceding company's retention layer is said to write working or low layer Reinsurance. A loss that reaches just beyond the primary insurer's retention layer will create a loss for the working layer reinsurer but not necessarily for the reinsurers on the higher layers.

   Premiums that the ceding company pays to the reinsurer for excess of loss coverage are not directly proportional to the premiums that the ceding company receives because the reinsurer does not assume a proportionate risk. Excess of loss coverage is priced separately and distinctly from the pricing employed by the ceding company in connection with its risk since the probability of loss is different for the reinsurer than the ceding company. In contrast, in pro rata Reinsurance, premiums that the ceding company pays to the reinsurer are proportional to the premiums that the ceding company receives, consistent with the proportional sharing of risk, and the reinsurer generally pays the ceding company a ceding commission. Generally, the ceding commission is based upon the ceding company's cost of obtaining the business being reinsured
(i.e., commissions, premium taxes, assessments and miscellaneous administrative expenses).

   Substantially all of the Reinsurance that the Company currently has written is on personal (including automobile) and commercial property risks. Management believes there are certain advantages in emphasizing the writing of property Reinsurance over casualty Reinsurance, the most significant of which is that ultimate property claims losses generally can be determined more quickly than ultimate casualty claims losses. Long-tail Reinsurance, such as certain casualty coverages, frequently are slower to be reported and finally determined. However, the earnings of property insurers are affected by unpredictable catastrophic events. In addition, a continuing increase in the severity of catastrophic losses as well as various other market forces could affect the availability of adequate retrocessional coverage.

   Business Mix. The Company's mix of Reinsurance assumed business on a gross premiums written basis is set forth in the following table for the periods indicated:

                                   Year Ended December 31,
                         ----------------------------------------------  Six Months Ended
Type of Reinsurance           1996            1997            1998          6/30/99(1)
-------------------      --------------  --------------  --------------  ----------------
                              (in thousands, except ratio data)
Property Reinsurance
 Pro Rata(1)............ $383,637  77.1% $443,164  82.8% $213,877  74.3%     $(4,547)
 Catastrophe............   46,485   9.4    51,287   9.6    37,042  12.9        4,471
 Excess Risk............    3,135   0.6     3,289   0.6     5,393   1.9          --
                         -------- -----  -------- -----  -------- -----      -------
Total Property..........  433,257  87.1   497,740  93.0   256,312  89.1          (76)
Casualty Reinsurance
 Auto Liability(1)......   60,912  12.2    32,696   6.1    29,534  10.3       (1,131)
 Other Casualty(2)......    3,368   0.7     4,991   0.9     1,771   0.6          117
                         -------- -----  -------- -----  -------- -----      -------
Total Casualty..........   64,280  12.9    37,687   7.0    31,305  10.9       (1,104)
                         -------- -----  -------- -----  -------- -----      -------
 Total Reinsurance...... $497,537 100.0% $535,427 100.0% $287,617 100.0%     $(1,089)
                         ======== =====  ======== =====  ======== =====      =======

--------
(1) The negative written premiums is primarily attributable to the commutation and unearned portfolio transfers of several large reinsurance contracts.
(2) Estimated casualty portion of total Reinsurance excluding Auto Liability.

   In 1998, the Company's pro rata Reinsurance writings of private passenger automobile decreased significantly over 1997. The acquisition of Vesta County Mutual resulted in a further shift of a large portion of private passenger automobile writings which had been recorded on the Reinsurance line to personal line. Additionally, the Reinsurance market experienced increased market capacity accompanied by increased price competition in the private passenger automobile line of business. The Company continued to terminate certain accounts, which reduced its writings of pro rata Reinsurance of private passenger automobile.

   The principal lines of business reinsured by the Company include homeowner and commercial property coverages and non-standard automobile insurance. For 1998, homeowner and commercial business comprised approximately 68% of gross Reinsurance premiums written, non-standard automobile insurance comprised approximately 26% of gross Reinsurance premiums written, and other lines comprised approximately 6% of gross Reinsurance premiums written. The Company writes a small amount of casualty Reinsurance for a certain number of its property Reinsurance clients. Casualty Reinsurance risks assumed by the Company consist largely of non-standard automobile liability insurance as well as liability coverages provided under homeowner and commercial multi-peril policies.

   Marketing. The Company historically provided Reinsurance to small and medium-sized regional insurance companies and regional specific Reinsurance for larger insurance companies located throughout the United States. Most of the Company's Reinsurance business was produced through major Reinsurance intermediaries in the United States. In 1996 the Company began writing international Reinsurance business with an emphasis on catastrophe Reinsurance. This was enhanced in September 1996 with the establishment of a branch office in Copenhagen, Denmark, which improved access to the European Reinsurance market. Until recently, the Company's Reinsurance segment did business through approximately 40 intermediaries, five of which were responsible for approximately 85% of Reinsurance premium volume during 1998.

   Underwriting. Management's underwriting strategy is to practice strict discipline in carrying out its major operating functions, risk selection and retention. For selecting and managing its portfolio of Reinsurance contracts, the authority to bind the Company was limited to five employees whose duties concentrated primarily on identifying and accessing desirable business. The Company utilized computers and analytical software to assist underwriters in evaluating and selecting risks and determining appropriate retention levels. It has been the Company's practice to have direct contact, either by underwriting audits or periodic visits of a more general nature, with ceding companies with whom the Company has working pro rata and layer relationships, both to enhance the quality of its underwriting process and to develop and retain its business relationships.

   Strategy. The Company determined that the recent A.M. Best ratings downgrade and the increased competition in the Reinsurance marketplace would cause a significant loss of Reinsurance premiums in 1999. Therefore, on March 24, 1999, the Company transferred the majority of its Reinsurance business to Hartford Fire Insurance Company through a 100% Reinsurance arrangement, and agreed to use its best efforts to cause such business to renew with Hartford upon expiration, in exchange for $15 million. See Note T of the Notes to the Consolidated Financial Statements for further discussion.

Commercial Lines (discontinued)

   General. Until recently, the Company provided a full spectrum of property, liability and auto coverage for a broad range of commercial target classes, including hotels, manufacturers, restaurants, motorcycle dealers, broadcasters and publishers. The Company also had designed a complementary group of insurance products for the trucking industry offered to independent owner-operators of trucks and small fleets to cover physical damage, non-trucking liability (non-business use of the vehicle), and cargo risks. In its Commercial Lines business, the Company had developed particular expertise with respect to a select group of smaller account classes, including small office, service and retail business owners; mini-storage facilities; artisan contractors; and small service garages. The Company concluded, however, that in the continuing competitive marketplace, the Company could not achieve adequate pricing for these Commercial Lines as required for profitability. Therefore, all Commercial Lines were discontinued in the second quarter of 1999.

   Marketing. The Company offered its standard Commercial Lines products in 29 states through approximately 2,000 independent agencies. The following table sets forth the principal geographic distribution of the Company's direct premiums written in its Commercial Lines of business for the years indicated. The states listed below comprise the ten states with the largest gross premiums written for 1998. Since the Company elected to discontinue commercial lines in the second quarter of 1999, the schedule excludes information regarding premium volume of the top ten states in 1999.

                                            Year Ended December 31,
                                   --------------------------------------------
                                       1996           1997            1998
                                   -------------  -------------  --------------
                                       (in thousands, except percentages)
North Carolina.................... $ 1,337   3.0% $10,869  12.4% $ 19,226  15.5%
Ohio..............................     846   1.9    4,673   5.3    12,325   9.9
Texas.............................  11,035  24.8   11,804  13.5     9,222   7.4
Missouri..........................   6,554  14.7    5,429   6.2     8,748   7.0
Connecticut.......................     --    0.0    4,131   4.7     8,608   6.9
Tennessee.........................   1,447   3.2    5,336   6.2     8,255   6.6
Indiana...........................      81   0.2    4,415   5.1     7,675   6.2
Georgia...........................   1,410   3.2    4,933   5.6     6,471   5.2
Kentucky..........................   1,787   4.0    3,828   4.4     5,767   4.7
Rhode Island......................       0   0.0    3,490   4.0     5,650   4.5
All Other.........................  20,076  45.0   26,997  32.6    32,465  26.1
                                   ------- -----  ------- -----  -------- -----
  Total........................... $44,573 100.0% $85,905 100.0% $124,412 100.0%
                                   ======= =====  ======= =====  ======== =====

   The Company conferred limited binding authority on its contracted agents but only for risks which had been underwritten, priced and accepted by an authorized underwriter of the Company or for risks which qualified under specific and pre-set guidelines and rate parameters established for a specified class of products.

   Underwriting. Underwriting of the Company's commercial business and transportation products had been centralized in two locations (the Company's home office and the Shelby office). All underwriting was performed by the Company's underwriting staff in accordance with specific underwriting authority based upon the experience and knowledge level of each underwriter. Risks that were perceived to be more difficult and complex risk exposures are underwritten by the more experienced staff and reviewed by management. Many underwriting factors were examined for the commercial business line, such as quality of construction, occupancy, protection against fire and other hazards and financial condition of the owners. Transportation products underwriting was heavily concentrated on a review of the driver, including the driver's record and experience. However, other factors are also considered, such as, in the case of cargo insurance, damageability and theft exposure.

Reinsurance Ceded

   The Company seeks to manage its risk exposure through the purchase of Reinsurance, including retrocessional placements for its Reinsurance business. The Company obtains Reinsurance principally to reduce its net liability on individual risks and to provide protection for individual loss occurrences, including catastrophic losses, in order to stabilize its underwriting results. In exchange for Reinsurance, the Company pays to its reinsurers a portion of the premiums received under the reinsured policies. While the assuming reinsurer is liable for losses to the extent of the coverage ceded, Reinsurance does not legally discharge the Company from primary liability for the full amount of the policies ceded.

   The Company generally purchases Reinsurance separately for its primary insurance business lines and its Reinsurance business. Gross written premiums ceded for 1997 were $339.6 million, which constituted 39.2% of the gross premiums written, and for 1998 were $267.4 million, which constituted 35.1% of the gross premiums written. The decrease in 1998 was primarily due to the decrease in gross written premiums in 1998 and the cancellation of a certain Reinsurance treaty effective July 1, 1998. While the Company seeks to reinsure a significant portion of its property catastrophe risks, there can be no assurance that losses experienced by the Company will be within the coverage limits of the Company's Reinsurance and retrocessional programs.

   The availability and cost of Reinsurance and retrocessional coverage may vary significantly over time and are subject to prevailing market conditions.

   Should a reinsurer fail to pay claims on Vesta's ceded business, Vesta (or its insurance subsidiary) is primarily liable for such claims. The Company seeks to evaluate the credit quality of the reinsurers and retrocessionares to which it cedes business. No assurance can be given regarding the future ability of any of the Company's reinsurers to meet their obligations.

Claims

   Claims arising under the policies issued by the Company are managed by the Company's Claims Department. When the Company receives notice of a loss, its claims personnel open a claim file and establish a reserve with respect to the loss. All claims are reviewed and all payments are made by the Company's employees, with the exception of claims on certain products, which are adjusted by a managing general agency and periodically audited by the Company's claims personnel.

   Most Personal Lines claims are adjusted and paid by staff claims adjusters. Management believes that utilizing the Company's trained employee adjusters permits faster, more efficient service at a lower cost.

   Claims settlement authority levels are established for each adjuster or manager based upon each employee's ability and level of experience. Upon loss notification, each claim is reviewed and assigned to an adjuster or manager based upon the type of claim. Claims-related litigation is monitored by home office litigation supervisors. The Company emphasizes prompt, fair and equitable settlement of meritorious claims, adequate reserving for claims and controlling of claims adjustment and legal expenses.

Reserves

   The Company's insurance subsidiaries maintain reserves to cover their estimated ultimate liability for losses and LAE with respect to reported and unreported claims incurred. To the extent that reserves prove to be inadequate in the future, the Company would have to increase such reserves and incur a charge to earnings in the period such reserves are increased, which could have a material adverse effect on the Company's results of operations and financial condition. The establishment of appropriate reserves is an inherently uncertain process, and there can be no assurance that ultimate losses will not materially exceed the Company's loss and LAE reserves. Reserves are estimates involving actuarial and statistical projections at a given time of what the Company expects to be the cost of the ultimate settlement and administration of claims based on facts and circumstances then known, estimates of future trends in claims severity and other variable factors such as inflation. The inherent uncertainties of estimating reserves generally are greater with respect to Reinsurance liabilities due to the diversity of development patterns among different types of Reinsurance contracts, the necessary reliance on ceding companies for information regarding reported claims and differing reserving practices among ceding companies.

   With respect to reported claims, reserves are established on a case-by-case basis. The reserve amounts on each reported claim are determined by taking into account the circumstances surrounding each claim and policy provision relating to the type of loss. Loss reserves are reviewed on a regular basis, and as new data becomes available, appropriate adjustments are made to reserves.

   For incurred but not reported ("IBNR") losses, a variety of methods have been developed in the insurance industry for determining estimates of loss reserves. One common method of actuarial evaluation, which is used by the Company, is the loss development method. This method uses the pattern by which losses have been reported over time and assumes that each accident year's experience will develop in the same pattern as the historical loss development. The Company also relies on industry data to provide the basis for reserve analysis on newer lines of business (lines written less than three years).

   Provisions for inflation are implicitly considered in the reserving process. The Company's reserves are carried at the total estimate for ultimate expected loss without any discount to reflect the time value of money.

   Reserves are computed by the Company based upon actuarial principles and procedures applicable to the lines of business written by the Company. These reserve calculations are reviewed regularly by management, and, as required by state law, the Company periodically engages an independent actuary to render opinions as to the adequacy of statutory reserves established by management. The actuarial opinions are filed with the various jurisdictions in which the Company is licensed. Based on the practice and procedures employed by the Company, management believes that the Company's reserves were adequate as of the valuation date.

   The following table provides a reconciliation of beginning and ending liability balances on a GAAP basis for the periods indicated:

                                                  Year Ended December 31,
                                               -------------------------------
                                                 1996       1997       1998
                                               ---------  ---------  ---------
                                                      (in thousands)
Gross Losses and LAE reserves at beginning of
 year........................................  $ 168,502  $ 173,275  $ 596,797
Reinsurance Receivable.......................    (49,769)   (60,343)  (204,336)
                                               ---------  ---------  ---------
Net Losses and LAE reserves at beginning of
 year........................................    118,733    112,932    392,461
Increases (decreases) in provisions for
 losses and LAE for claims incurred:
 Current year................................    242,454    311,089    396,091
 Prior year..................................      9,329    (12,451)      (769)
Acquisition of Shelby........................        --     300,315        --
Losses and LAE payments for claims incurred:
 Current year................................   (168,981)  (166,447)  (269,369)
 Prior year..................................    (88,603)  (152,977)  (219,642)
                                               ---------  ---------  ---------
Net Losses and LAE reserves at end of year...    112,932    392,461    298,772
Reinsurance Receivable.......................     60,343    204,336    206,139
                                               ---------  ---------  ---------
Gross loss and LAE Reserves..................  $ 173,275  $ 596,797  $ 504,911
                                               =========  =========  =========

   The reconciliation between statutory basis and GAAP basis reserves for each of the three years in the period ended December 31, 1998, is shown below:

                                                  Year Ended December 31,
                                               -------------------------------
                                                 1996       1997       1998
                                               ---------  ---------  ---------
                                                      (in thousands)
Statutory reserves...........................  $ 115,360  $ 391,069  $ 363,139
Adjustments for salvage and subrogation......     (2,428)   (15,553)   (11,250)
Retroactive Reinsurance amounts..............        --      16,945    (53,117)
Gross-up of amounts netted against
 Reinsurance recoverable.....................     60,343    204,336    206,139
                                               ---------  ---------  ---------
Reserves on a GAAP basis.....................  $ 173,275  $ 596,797  $ 504,911
                                               =========  =========  =========

   The following table shows the development of the reserves for unpaid losses and LAE from 1988 through 1998 for the Company's insurance subsidiaries on a GAAP basis net of Reinsurance recoveries. The top line of the table shows the liabilities at the balance sheet date for each of the indicated years. This reflects the estimated amounts of losses and LAE for claims arising in that year and all prior years that are unpaid at the balance sheet date, including losses incurred but not yet reported to the Company. The upper portion of the table shows the cumulative amounts subsequently paid as of successive years with respect to the liability. The lower portion of the table shows the reestimated amount of the previously recorded liability based on experience as of the end of each succeeding year. The estimates change as more information becomes known about the frequency and severity of claims for individual years. A redundancy (deficiency) exists when the reestimated liability at each December 31 is less (greater) than the prior liability estimate. The "cumulative redundancy (deficiency)" depicted in the table, for any particular calendar year, represents the aggregate change in the initial estimates over all subsequent calendar years.

                                                        Year Ended December 31,
                      ---------------------------------------------------------------------------------------------------
                       1988     1989     1990     1991     1992     1993     1994      1995     1996      1997     1998
                      -------  -------  -------  -------  -------  -------  -------  -------- --------  -------- --------
                                                            (in thousands)
Liability for unpaid
 losses and LAE.....  $40,837  $32,861  $27,823  $21,919  $21,976  $29,688  $66,648  $118,733 $112,932  $392,461 $298,772
 Paid (cumulative)
  as of
 One year later.....   19,730   19,611   11,864   13,166   20,517   20,761   51,527    88,377   86,978   197,477
 Two years later....   28,475   24,063   14,949   17,054   20,272   28,766   65,360   116,388  114,704
 Three years later..   32,443   27,199   17,096   16,810   20,281   34,776   66,490   125,299
 Four years later...   34,628   29,235   18,093   16,622   23,272   33,139   72,273
 Five years later...   36,703   29,960   19,206   18,140   20,994   38,222
 Six years later....   37,535   30,976   20,683   16,218   22,964
 Seven years later..   38,602   32,303   20,391   17,922
 Eight years later..   40,150   31,856   22,284
 Nine years later...   39,524   33,171
 Ten years later....   40,268
 Liability
  reestimated as of
  End of year.......   40,837   32,861   27,823   21,919   21,976   29,688   66,648   118,733  112,932   392,461  298,772
 One year later.....   42,097   34,078   28,779   21,853   28,530   28,930   61,033   127,790   99,708   391,692
 Two years later....   42,702   33,304   29,431   19,009   27,914   34,219   66,582   110,437  144,986
 Three years later..   42,665   33,851   29,130   19,817   26,120   38,940   66,713   118,657
 Four years later...   42,493   32,097   29,578   16,470   30,435   41,517   76,863
 Five years later...   40,132   34,549   26,291   19,862   33,845   50,993
 Six years later....   42,973   31,205   29,493   23,760   40,317
 Seven years later..   39,464   34,280   36,400   29,574
 Eight years later..   42,525   38,955   40,568
 Nine years later...   46,648   44,587
 Ten years later....   52,146
Cumulative
 redundancy/
 (deficiency).......  (11,309) (11,726) (12,745)  (7,655) (18,341) (21,305) (10,215)       76  (32,054)      769

   The table above was significantly affected by the 1998 restatement of Vesta Fire's statutory loss development (Schedule P) required by the Alabama Department of Insurance, which corrected the assignment of certain losses to accident years and is reflected above. In addition, the table reflects certain GAAP adjustments (see Note D of the Notes to Consolidated Financial Statements on page F-11) and for years prior to 1997 excludes the development related to the 1997 acquisitions of Shelby and Vesta County Mutual.

   The Company reinsured a number of casualty risks in the early 1980's which could result in claims for coverage of asbestos related and other environmental impairment liabilities to the extent that such liabilities were not excluded from the underlying policies. The attachment points in Reinsurance treaties relating to these risks are relatively high, and the Company's percentage participation in the layers of Reinsurance in which it participates is relatively low. In addition, the Company carries Reinsurance which would mitigate the effect of any losses under these treaties. While there exists a possibility that the Company could suffer material loss in the event of a high number of large losses under these treaties, this is unlikely in our management's judgment.

Investments

   The Company's investment portfolio consists primarily of investment grade fixed income securities. Waddell & Reed Asset Management Company ("WRAMCO") provides investment advisory services to the Company subject to investment policies and guidelines established by management and the Board of Directors. The Company's investments at December 31, 1998, totaled approximately $634.7 million and were classified as follows:

                                                          Amount at
                                                        which Shown on   % of
   Type of Investment                                   Balance Sheet  Portfolio
   ------------------                                   -------------- ---------
                                                        (in thousands)
   Cash and short-term investments.....................    $156,350       24.6%
   United States Government securities.................      75,416      11.90%
   Asset-backed securities.............................      88,760       14.0%
   Corporate bonds.....................................     161,582       25.5%
   Foreign government..................................       3,717         .6%
   Municipal bonds.....................................     127,744       20.1%
   Equity securities...................................      21,099        3.3%
                                                           --------      -----
    Total..............................................    $634,668      100.0%
                                                           ========      =====

   The value of the fixed maturities portfolio, classified by category, as of December 31, 1998, was as follows:

                                                                         Fair
                                                        Amortized Cost  Value
                                                        -------------- --------
                                                        (in thousands)
   United States Government...........................     $ 72,935    $ 75,416
   Asset-backed securities............................       87,773      88,760
   Municipal..........................................      124,358     127,744
   Foreign government.................................        3,619       3,717
   Corporate..........................................      157,831     161,582
                                                           --------    --------
    Total.............................................     $446,516    $457,219
                                                           ========    ========

   The composition of the fixed maturities portfolio, classified by Moody's rating as of December 31, 1998, was as follows:

                                                                          % of
                                                           Amortized Cost Total
                                                           -------------- -----
                                                           (in thousands)
   Aaa....................................................    $240,083     53.8%
   Aa.....................................................      61,758     13.8%
   A......................................................     130,167     29.2%
   Baa....................................................      14,508      3.2%
                                                              --------    -----
    Total.................................................    $446,516    100.0%
                                                              ========    =====

   The National Association of Insurance Commissioners ("NAIC") has a bond rating system that assigns securities to classes called "NAIC designations" that are used by insurers when preparing their annual statutory financial statements. The NAIC assigns designations to publicly-traded as well as privately-placed securities. The designations assigned by the NAIC range from class 1 to class 6, with a rating in class 1 being of the highest quality. As of December 31, 1998, 100% of the Company's fixed maturities portfolio, measured on a statutory carrying value basis, was invested in securities rated in class 1 or 2 by the NAIC, which are considered investment grade. The weighted average maturity of the Company's fixed income portfolio at December 31, 1998, was 6.1 years. The weighted average duration of the Company's fixed income portfolio was 3.1 years.

   As of December 31, 1998, none of the Company's fixed maturities portfolio was invested in securities that were rated below investment grade. Less than 5% of the Company's assets were invested in equity securities, and less than 20% of the Company's assets were invested in collateralized mortgage obligations secured by residential mortgages.

Regulation

   The Company's insurance companies are subject to regulation by governmental agencies in the states in which they do business. The nature and extent of such regulation varies by jurisdiction, but typically involves prior approval of the acquisition of control of an insurance company or of any company controlling an insurance company, regulation of certain transactions entered into by an insurance company with any of its affiliates, approval of premium rates for many lines of insurance, standards of solvency and minimum amounts of capital and surplus which must be maintained, limitations on types and amounts of investments, restrictions on the size of risks which may be insured by a single company, licensing of insurers and agents, deposits of securities for the benefit of policyholders, and reports with respect to financial condition and other matters. In addition, state regulatory examiners perform periodic examinations of insurance companies. Such regulation is generally intended for the protection of policyholders rather than security holders.

   For its assumed Reinsurance business, the Company has historically made estimates for its Reinsurance reports received subsequent to a period end on a combined underwriting and accident year basis for both statutory and GAAP purposes. As a result of a routine examination by the Alabama Department of Insurance, the Company agreed to revise the accounting for its Reinsurance business for statutory purposes. Effective with its year end 1997 statutory filings, Vesta Fire revised its statutory accounting for its assumed Reinsurance business to reflect only accident/calendar year information. The adjustments essentially reversed, in the form of a one-time charge, the cumulative effect of the accounting practice consistently applied over prior years. On a GAAP basis, the correction was accounted for by restating prior financial statements.

   In addition to the regulatory supervision of the Company's insurance subsidiaries, the Company is also subject to regulation under the Alabama, Ohio, Indiana, Hawaii and Texas Insurance Holding Company System Regulatory Acts (the "Holding Company Acts"). The Holding Company Acts contain certain reporting requirements including those requiring the Company, as the ultimate parent company, to file information relating to its capital structure, ownership, and financial condition and general business operations of its insurance subsidiaries. The Holding Company Acts contain special reporting and prior approval requirements with respect to transactions among affiliates. The Alabama Holding Company Act is generally the most significant to the Company since it governs the Company's relationship with Vesta Fire, the Company's principal insurance subsidiary.

   In 1997, Vesta Fire reported statutory capital and surplus of approximately $355 million. During 1998, the Alabama Department of Insurance completed its examination of this filing and adjusted the reported amount down to $100.8 million. Although we were able to cure many of the technical deficiencies which led to the adjustments, certain of the adjustments were based on accounting methods which needed to be corrected and were not immediately curable. Using the basis of accounting established in the examination, we reported Vesta Fire's 1998 statutory capital and surplus as $217.3 million, after giving effect in 1998 to $125.8 million of "uncurable" adjustments arising from the examination.

   On August 23, 1999, the Alabama Department of Insurance completed its target examination of Vesta Fire's December 31, 1998 Annual Statement. This target examination, which had been requested by the Company, resulted in adjustments of approximately $9 million. Of those adjustments, which were as of December 31, 1998, the Company subsequently cured $5.2 million with no material impact on surplus.

   The federal government does not directly regulate the insurance business. However, federal legislation and administrative policies in several areas, including pension regulation, age and sex discrimination, financial services regulation and federal taxation, do affect the insurance business. Recently, a number of state legislatures have considered or have enacted legislative proposals that alter, and in many cases increase, the authority of state agencies to regulate insurance companies and holding company systems. In addition, legislation has been introduced from time to time in recent years which, if enacted, could result in the federal government assuming a more direct role in the regulation of the insurance industry.

   In 1998, the NAIC adopted the Codification of Statutory Accounting Principles which will replace the current NAIC Annual Statement Instructions and Accounting Practices and Procedures manual as the NAIC's primary guidance on statutory accounting. The Codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas. The implementation date established by the NAIC is January 1, 2001; however, the effective date will be specified by each insurance company's state of domicile. The Company is currently evaluating the potential effect of the Codification guidance but does not expect it to have a material impact on the Company's statutory surplus.

   State insurance regulators and the NAIC periodically re-examine existing laws and regulations and their application to insurance companies. In recent years, the NAIC has approved and recommended to the states for adoption and implementation, several regulatory initiatives designed to decrease the risk of insolvency of insurance companies. These initiatives include risk-based capital ("RBC") requirements for determining the levels of capital and surplus an insurer must maintain in relation to its insurance and investment risks. Other NAIC regulatory initiatives impose restrictions on an insurance company's ability to pay dividends to its stockholders. These initiatives may be adopted by the various states in which the Company's subsidiaries are licensed; the ultimate content and timing of any statutes and regulations adopted by the states cannot be determined at this time. It is not possible to predict the future impact of changing state and federal regulation on the Company's operations, and there can be no assurance that existing insurance related laws and regulations will not become more restrictive in the future or that laws and regulations enacted in the future will not be more restrictive.

   The NAIC's RBC requirements are intended to be used as an early warning tool to help insurance regulators identify deteriorating or weakly capitalized companies in order to initiate regulatory action. Such requirements are not intended as a mechanism for ranking adequately capitalized companies. The formula defines a new minimum capital standard which supplements the low, fixed minimum capital and surplus requirements previously implemented on a state-by-state basis.

   The NAIC adopted risk-based capital requirements that require insurance companies to calculate and report information under a risk-based formula which attempts to measure statutory capital and surplus needs based on the risks in a company's mix of products and investment portfolio. The formula is designed to allow state insurance regulators to identify potential weakly capitalized companies. Under the formula, a company determines its "risk-based capital" ("RBC") by taking into account certain risks related to the insurer's assets (including risks related to its investment portfolio and ceded Reinsurance) and the insurer's liabilities (including underwriting risks related to the nature and experience of its insurance business). Risk-based capital rules provide for different levels of regulatory attention depending on the ratio of a company's total adjusted capital to its "authorized control level" ("ACL") of RBC.

   At December 31, 1998, the total RBC as a percentage of authorized control level were as follows for the Company's insurance subsidiaries:

      Vesta Fire Insurance Corporation...................................   275%
      The Hawaiian Insurance & Guaranty Company, Limited.................  9900%
      Shelby Casualty Insurance Company..................................  2663%
      The Shelby Insurance Company.......................................  6221%
      Insura Property and Casualty Company...............................  2591%
      Affirmative Insurance Company...................................... 17029%
      Sheffield Insurance Corporation....................................  2225%
      Vesta Insurance Corporation........................................  4988%
      Vesta County Mutual Insurance Company..............................   844%
      Vesta Lloyds Insurance Company.....................................  9643%

   Restrictions on Dividends to Stockholders. The Company's insurance subsidiaries are subject to various state statutory and regulatory restrictions, generally applicable to each insurance company in its state of incorporation, which limit the amount of dividends or distributions by an insurance company to its stockholders. The restrictions are generally based on certain levels of surplus, investment income and operating income, as determined under statutory accounting practices. Alabama, Ohio, Indiana and Texas law permits dividends in any year which, together with other dividends or distributions made within the preceding 12 months, do not exceed the greater of
(i) 10% of statutory surplus as of the end of the preceding year or (ii) the net income for the preceding year, with larger dividends payable only after receipt of prior regulatory approval. Hawaii law limits dividends to the lesser of (i) and (ii) without prior approval. Certain other extraordinary transactions between an insurance company and its affiliates also are subject to prior approval by the Department of Insurance. Future dividends from the Company's subsidiaries may be limited by business and regulatory considerations.

   Insurance Regulation Concerning Change or Acquisition of Control. Certain subsidiaries of the Company are domestic property and casualty insurance companies organized under the insurance codes of Alabama, Ohio, Indiana, Hawaii and Texas (the "Insurance Codes"). The Insurance Codes contain a provision to the effect that the acquisition or change of "control" of a domestic insurer or of any person that controls a domestic insurer cannot be consummated without the prior approval of the relevant insurance regulatory authority. A person seeking to acquire control, directly or indirectly, of a domestic insurance company or of any person controlling a domestic insurance company must generally file with the relevant insurance regulatory authority an application for change of control (commonly known as a "Form A") containing certain information required by statute and published regulations and provide a copy of such Form A to the domestic insurer. In Alabama, control is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote or holds proxies representing 5% or more of the voting securities of any other person. In Texas and Hawaii, control is presumed to exist if any person, directly or indirectly, or with members of the person's immediate family, owns, controls, or holds with the power to vote, or if any person other than a corporate officer or director of a person holds proxies representing, 10% or more of the voting securities of any other person.

   In addition, many state insurance regulatory laws contain provisions that require pre-notification to state agencies of a change in control of a non-domestic admitted insurance company in that state. While such pre-notification statutes do not authorize the state agency to disapprove the change of control, such statutes do authorize issuance of a cease and desist order with respect to the non-domestic admitted insurer if certain conditions exist, such as undue market concentration.

   Any future transactions that would constitute a change in control of the Company also generally would require prior approval by the Insurance Departments of Alabama, Ohio, Indiana, Hawaii and Texas and would require preacquisition notification in those states which have adopted preacquisition notification provisions and wherein the insurers are admitted to transact business. Such requirements may deter, delay or prevent certain transactions affecting the control of the Company or the ownership of the Company's common stock, including transactions that could be advantageous to the stockholders of the Company.

   Membership in Insolvency Funds and Associations; Mandatory Pools. Most states require property and casualty insurers to become members of insolvency funds or associations which generally protect policyholders against the insolvency of an insurer writing insurance in the state. Members of the fund or association must contribute to the payment of certain claims made against insolvent insurers. Maximum contributions required by law in any one year vary between 1% and 2% of annual premiums written by a member in that state.

   The Company is also required to participate in various mandatory insurance facilities or in funding mandatory pools, which are generally designed to provide insurance coverage for consumers who are unable to obtain insurance in the voluntary insurance market. Among the pools in which the Company participates are those established in coastal states to provide windstorm and other similar types of property coverage. These pools typically require all companies writing property insurance in the state for which the pool has been established to fund deficiencies experienced by the pool based upon each company's relative premium writings in that state, with any excess funding typically distributed to the participating companies on the same basis. To the extent that these assessments are not covered by the Company's Reinsurance treaties, they may have an adverse effect on the Company.

   Total assessments from insolvency funds, associations and mandatory pools were $.5 million, $.3 million and $2.9 million for 1996, 1997 and 1998, respectively. Some of these payments are recoverable through future policy surcharges and premium tax reductions.

   Various states in which the Company is doing business have established certain shared market facilities with respect to the coverage of windstorm and hurricane losses in the state. The Company is subject to assessments under these facilities up to certain prescribed limits (which are generally based on its share of the property insurance market in the state) if funds in the state facility are inadequate to pay such losses on insured risks. The Company believes that such assessments generally would be treated as a catastrophic loss under the Company's catastrophe Reinsurance programs.

   During the past several years, various regulatory and legislative bodies have adopted or proposed new laws or regulations to deal with the cyclical nature of the insurance industry, catastrophic events and insurance capacity and pricing. These regulations include (i) the creation of "markets assistance plans" under which insurers are induced to provide certain coverages, (ii) restrictions on the ability of insurers to cancel certain policies in mid-term,
(iii) advance notice requirements or limitations imposed for certain policy non-renewals and (iv) limitations upon or decreases in rates permitted to be charged.

   Effect of Federal Legislation. Although the federal government does not directly regulate the business of insurance, federal initiatives often affect the insurance business in a variety of ways. Current and proposed federal measures which may significantly affect the insurance business include federal government participation in asbestos and other product liability claims, pension regulation (ERISA), examination of the taxation of insurers and reinsurers, minimum levels of liability insurance and automobile safety regulations.

   NAIC-IRIS Ratios. The NAIC has developed its Insurance Regulatory Information System ("IRIS") to assist state insurance departments in identifying significant changes in the operations of an insurance company, such as changes in its product mix, large Reinsurance transactions, increases or decreases in premiums received and certain other changes in operations. Such changes may not result from any problems with an insurance company but merely indicate changes in certain ratios outside ranges defined as normal by the NAIC. When an insurance company has four or more ratios falling outside "normal ranges," state regulators may investigate to determine the reasons for the variance and whether corrective action is warranted. In 1996, Vesta Fire had no ratios which varied unfavorably from the "usual value" range. With respect to 1997, Vesta Fire's IRIS ratios may be negatively impacted by the one-time statutory charge. In 1998, Vesta Fire had 6 ratios which varied unfavorably from the "usual value" range. The unfavorable ratios were primarily due to 1998 operating results and the Company's overall reserve strengthening during the year.

A.M. Best Rating

   A.M. Best, which rates insurance companies based on factors of concern to policyholders, recently lowered its rating on the Company's insurance subsidiaries to "B" (Fair, its sixth highest rating category) from "B++" (Very Good, its fifth highest rating category). Some of the factors noted by A.M. Best as contributing to the downgrade include the Company's highly leveraged financial condition, weak holding company liquidity and declines in its capital base, following significant earnings charges during 1998. The Company has determined that the impact of the A.M. Best downgrade on the commercial line of business will necessitate corrective actions in excess of what the marketplace will accept. Therefore, the Company commenced withdrawing from its Commercial Lines of business in the second quarter of 1999. The Company has also determined that the impact of the downgrade on the Reinsurance segment has significantly impaired the Company's ability to compete effectively in the current Reinsurance marketplace. Therefore, effective March 24, 1999, the Company transferred a significant portion of its Reinsurance operations to another reinsurer in exchange for $15 million. The downgrade may negatively impact our ability to renew existing business or attract new business in our Personal Lines segment until we can improve the rating.

Competition

   The property and casualty insurance industry is highly competitive on the basis of both price and service. The Company competes for direct business with other stock companies, specialty insurance organizations, mutual insurance companies and other underwriting organizations, some of which are substantially larger and have greater financial resources than the Company. In recent years, there has been a trend in the property and casualty industry toward consolidation which could result in even more competitive pricing. The Company also faces competition from foreign insurance companies and from "captive" insurance companies and "risk retention" groups (i.e., those established by insureds to provide insurance for themselves.) In the future, the industry, including the Company, may face increasing insurance underwriting competition from banks and other financial institutions.

Relationship with Torchmark

   Prior to the initial public offering of its common stock in November 1993, the Company was a wholly owned subsidiary of Torchmark. As of June 30, 1999, Torchmark owned approximately 27% of the issued and outstanding common stock of the Company. Prior to its initial public offering, the Company entered into several agreements with Torchmark and certain of its subsidiaries regarding the future relationship of the Company and Torchmark. Among these are a lease agreement, pursuant to which the Company leased its headquarters building, and an investment services agreement, pursuant to which the Company receives investment advice and services in connection with the management of the Company's investment portfolio. On September 25, 1999, Torchmark and its subsidiaries transferred the ownership of the Company's headquarters building to an unaffiliated third party. Prior to May of 1995, the Company marketed lower value personal dwelling insurance in six states through agents of Liberty National Life Insurance Company (LNF), pursuant to a written marketing agreement between the Company and LNL. However, LNL terminated this agreement in 1995 and no longer markets these products through its agents. See "Executive Compensation and Other Transaction With Management--Certain Relationships and Related Transactions."

Employees

   As of June 30, 1999, the Company employed 657 persons. The Company's employees are neither represented by labor unions nor are they subject to any collective bargaining agreements. Management knows of no current efforts to establish labor unions or collective bargaining agreements.

Properties

   The Company leases approximately 111,099 square feet for its home office at 3760 River Run Drive, Birmingham, Alabama under a long-term operating lease from Torchmark Development Corporation, which, until September 25, 1999 was a wholly owned subsidiary of Torchmark Corporation. The Company considers the office facilities to be suitable and adequate for its current level of operations.

   HIG leases approximately 8,140 square feet for its operations at 1001 Bishop Street Pacific Tower, Honolulu, Hawaii under a long-term operating lease. The Company considers the office facilities to be suitable and adequate for HIG's current and anticipated level of operations.

   The Company owns an office building with approximately 175,000 square feet located at 175 Mansfield Avenue, Shelby, Ohio for its Shelby operations. This property is currently listed and is being marketed for sale.

Legal Proceedings

 Restated Financial Statements

   Subsequent to the filing of its quarterly report on Form 10-Q for the period ended March 31, 1998, with the Securities and Exchange Commission, the Company became aware of certain accounting irregularities consisting of inappropriate reductions of reserves and overstatements of premium income in the Company's Reinsurance business that had been recorded in the fourth quarter of 1997 and the first quarter of 1998. The Company promptly commenced an internal investigation to determine the exact scope and amount of such reductions and overstatements. This investigation concluded that inappropriate amounts had, in fact, been recorded, and the Company determined it should restate its previously issued 1997 financial statements and first quarter 1998 Form 10-Q. Additionally, during its internal investigation the Company re-evaluated the accounting methodology being utilized to recognize earned premium income in its Reinsurance business. The Company had historically reported certain assumed Reinsurance premiums as earned in the year in which the related Reinsurance contracts were entered even though the terms of those contracts frequently bridged two years. The Company determined that Reinsurance premiums should be recognized as earned over the contract period and corrected the error in its accounting methodology by restating previously issued financial statements. The Company issued press releases, which were filed with the Securities and Exchange Commission, on June 1, 1998 and June 29, 1998 announcing its intention to restate its historical financial statements.

   In addition, the Company determined, subsequent to the issuance of the 1997 financial statements, that a specific reinsurance ceded contract entered into in 1997 contains retroactive elements as defined in SFAS 113. A contract is deemed retroactive when an assuming enterprise agrees to reimburse a ceding enterprise for liabilities incurred as a result of past insurable events. For such contracts, SFAS 133 requires that any initial gain and any benefit due from a reinsurer as a result of subsequent covered losses be deferred in the financial statements of the ceding enterprise and recognized into income over the settlement period of the underlying claims. The Company erroneously recorded a gain on this contract in the fourth quarter of 1997 and has adjusted its previously issued financial statements to appropriately defer and recognize such gain.

   The Company restated its previously issued financial statements for 1995, 1996 and 1997 and its first quarter 1998 Form 10-Q for the above item by issuance of a current report on Form 8-K dated August 19, 1998 and Form 10-K for the fiscal year ended December 31, 1998. These restatements resulted in a cumulative decrease to stockholders' equity of $86.0 million through September 30, 1998.

   Commencing in June, 1998, the Company and several of its current and former officers and directors were named in several purported class action lawsuits in the United States District Court for the Northern District of Alabama and in one purported class action lawsuit in the Circuit Court of Jefferson County, Alabama. Several of Vesta's officers and directors also have been named in a derivative action lawsuit in the Circuit Court of Jefferson County, Alabama, in which Vesta is a nominal defendant.

   The class action lawsuit filed in the Circuit Court of Jefferson County, Alabama has been dismissed and the derivative case has been placed on the administrative docket. The class actions filed in the United States District Court for the Northern District of Alabama have been consolidated into a single action in that district.

The purported class representatives in that action have filed (a) a consolidated amended complaint alleging that the defendants violated the federal securities laws and (b) a motion for class certification. The consolidated amended complaint also added as defendants Torchmark Corporation and the Company's predecessor auditors, KPMG Peat Marwick LLP. The consolidated amended complaint alleges various violations of the federal securities law and seeks unspecified but potentially significant damages.

   The Company has notified its directors and officers liability insurance companies of these lawsuits and the consolidated amended complaint. The litigation is still in the preliminary stages and there has been no discovery or class certification. The Company intends to vigorously to defend this litigation and intends to explore all available rights and remedies it may have under the circumstances. In related litigation, in September, 1998, Cincinnati Insurance Company ("Cincinnati"), one of the Company's directors and officers liability insurance carriers, filed a lawsuit in the United States District Court for the Northern District of Alabama seeking to avoid coverage under its directors and officers liability and other policies. The Company filed a motion to dismiss Cincinnati's complaint on jurisdictional grounds in federal court (which was granted), and filed a lawsuit against Cincinnati in the Circuit Court of Jefferson County, Alabama seeking damages arising out of Cincinnati's actions. Cincinnati has filed an answer and counterclaim in that case again seeking to avoid coverage. The Company intends to vigorously resist Cincinnati's efforts to avoid coverage. Because these matters are in their early stages, their ultimate outcome cannot be determined. Accordingly, no provision for any liability that may result therefrom has been made in the accompanying consolidated financial statements.

   As discussed above, the Company corrected its accounting for assumed Reinsurance business through restatement of its previously issued financial statements. Similar corrections were made on a statutory accounting basis through recording cumulative adjustments in Vesta Fire's 1997 statutory financial statements. The impact of this correction has been reflected in amounts ceded under the Company's 20 percent whole account quota share treaty which was terminated on June 30, 1998 on a run-off basis. The Company believes such treatment is appropriate under the terms of this treaty and has calculated the quarterly Reinsurance billings presented to the treaty participants accordingly. The aggregate amount included herein as recoverable from such reinsurers totaled $75.4 million at December 31, 1998. The Company collected $34.5 from NRMA Insurance Ltd ("NRMA"), the largest participant on the treaty through the draw down of a letter of credit which NRMA was required to post since it is a foreign reinsurer. NRMA filed a lawsuit in the United States District Court for the Northern District of Alabama contesting the Company's claim and the validity of the treaty, and is seeking return of the $34.5. The Company filed a demand for arbitration as provided for in the treaty and has filed a motion to compel arbitration which is currently pending in the United State District Court action. The Company also recently filed for arbitration against the other two participants on the treaty. While management believes its interpretation of the treaty's terms and computations based thereon are correct, the effects, if any, of participant audits or other actions cannot be determined at this time.

 General

   On June 23, 1999, a subsidiary of Torchmark filed suit in the Circuit Court of Jefferson County, Alabama against two subsidiaries of the Company.

   On September 23, 1999, Torchmark Corporation, the Company's largest common stockholder whose shares are being offered hereby, filed a lawsuit in the Circuit Court of Jefferson County, Alabama against the Company asserting breach of contract, conversion and breach of duty in connection with the Company's preparation and filing of a registration statement covering its shares in accordance with certain registration rights claimed by Torchmark. This claim seeks an injunction requiring a registration statement to be filed, as well as compensatory and punitive damages. This litigation is in its early stages, and management is unable to assess the damages that may be awarded, if any. However, management does not believe that such damages, if any, would materially and adversely affect the Company's financial position or results of operation.

   The Company, through its subsidiaries, is routinely a party to pending or threatened legal proceedings and arbitrations. These proceedings involve alleged breaches of contract, torts, including bad faith and fraud claims, and miscellaneous other causes of action. These lawsuits may include claims for punitive damages in addition to other specified relief. Based upon information presently available, and in light of legal and other defenses available to the Company and its subsidiaries, management does not consider liability from any threatened or pending litigation or arbitration to be material.

                                   MANAGEMENT

Board of Directors

   The Company's Restated Certificate of Incorporation, as amended and supplemented by a certificate of designation relating to the Company's Series A Convertible Preferred Stock (the "Class A Preferred Stock") provides for two classes of directors--those elected by the holders of the Company's common stock (the "Common Directors") and those elected by the holders of the Class A Preferred Stock, voting as a separate class (the "Class A Directors"). The number of Class A Directors may vary depending on the number of Common Directors serving from time to time. See "Description of Capital Stock-- Preferred Stock"

   The Company's Bylaws provide that, subject to the rights of the holders of any series of Preferred Stock, the number of directors shall be not less than two nor more than twelve, with the exact number to be fixed by the Board of Directors. The board presently consists of six (6) Common Directors and three
(3) Class A Directors.

   The Common Directors of the Company are divided into three classes and are elected to hold office for a three-year term and until their successors are elected and qualified at the annual meeting of stockholders held in the year in which their term expires. The election of each class of Common Directors is staggered over each three-year period. The Class A Directors were initially elected by the sole holder of the Class A Preferred Stock to serve an initial term, expiring at the annual meeting of the Company's stockholders to be held in 2002. Thereafter, the Class A Directors will be elected to serve staggered, three year terms similar to the Common Directors.

Profiles of Common Directors

   Walter M. Beale, Jr. (age 53) has been a director of the Company since 1993. His term expires in 2000 (Class I). Principal occupation: Partner in the law firm of Balch & Bingham LLP since prior to 1993.

   Ehney A. Camp, III (age 56) has been a director of the Company since 1993. His term expires in 2001 (Class II). Principal occupation: Principal, Addison Investments, L.L.C. (private investments) since 1996. From 1975 until 1996, Mr. Camp was the President and Chief Executive Officer of Camp & Company, a mortgage banking company located in Birmingham, Alabama.

   Norman W. Gayle, III, (age 45) has been a director of the Company since 1998. His term expires in 2002 (Class III). Principal occupation: President and Chief Executive Officer of the Company since 1998. Executive Vice President and Chief Operating Officer of the Company from 1995 to 1998; Executive Vice President of the Company from 1994 to 1995; Senior Vice President of Carvill America, Inc., Atlanta, Georgia, from 1989 to 1994.

   Clifford F. Palmer (age 50) has been a director of the Company since 1993. His term expires in 2001 (Class II). Principal occupation: Insurance Consultant with Pilgrim Managers Limited since 1997. From 1979 until 1997, Mr. Palmer was the named underwriter for Lloyd's Syndicate 314 and was a principal in the managing agency, Ashley Palmer Syndicates, Ltd.

   Jarvis W. Palmer (age 66) has been a director of the Company since 1993. His term expires in 2000 (upon effectiveness of his election as a Class II director, which election shall become effective at the expiration of his term as a Class III director in 1999). Principal occupation: Insurance Consultant since 1994.

   James E. Tait (age 50), Chairman, has been a director of the Company since 1998. His term expires in 2002. Principal occupation: Executive Vice President and Chief Financial Officer of the Company since 1998; President, Tait Advisory Services, LLC, 1996 - present; President of Inex Insurance Exchange, 1996 -
 1999; Partner, Coopers & Lybrand, 1980-1996.

Profiles of Class A Directors

   Robert B.D. Batlivala, PhD. (age 59) was elected as a Class A Director effective October 19, 1999. Principal occupation: Presently, Director, Regulatory Economics and Corporate Strategic Planning for BP Amoco, where he has served in various capacities since 1964.

   Larry D. Striplin, Jr. (age 69) was elected as a Class A Director effective September 30, 1999. Principal occupation: Chairman and Chief Executive Officer of Nelson-Brantley Glass Contractors, Inc. and Chairman and Chief Executive Officer of Clearview Properties, Inc. since 1995; director of HEALTHSOUTH Corporation, a publicly-traded provider of rehabilitative health care services; director of Kulicke & Soffa Industries, Inc., a publicly-traded manufacturer of electronic equipment; Vice Chairman of The Banc Corporation, a publicly-traded bank holding company headquartered in Birmingham, Alabama, and director of The Bank, a banking corporation headquartered in Birmingham, Alabama and the principal subsidiary of The Banc Corporation, since 1998; director of Warrior Capital Corporation, a bank holding company headquartered in Warrior, Alabama, from 1997 until it was merged into The Banc Corporation in 1998; Chairman and Chief Executive Officer of Circle "S" Industries, Inc., a privately-owned bonding wire manufacturer until 1995.

   James A Taylor (age 57) was elected as a Class A Director effective September 30, 1999. Principal occupation: Chairman and Chief Executive Officer of The Banc Corporation, a publicly-traded bank holding company headquartered in Birmingham, Alabama, since its incorporation in 1998; President of The Banc Corporation from its incorporation until November 1998, and from February 1999 to present; director of The Bank, a banking corporation headquartered in Birmingham, Alabama and the principal subsidiary of The Banc Corporation, since 1997; Chairman of The Bank since 1998; director of the American Sports Medicine Institute; Chairman, President and Chief Executive Officer of Warrior Capital Corporation, a bank holding company headquartered in Warrior, Alabama, from 1997 until it was merged into The Banc Corporation in 1998; Founder, Chairman and Chief Executive Officer of Alabama National BancCorporation, a bank holding company headquartered in Birmingham, Alabama, from its incorporation in 1986 until 1996.

Committees of the Board of Directors

   The Company's Board of Directors (the "Board") has established on Executive Committee, an Audit Committee and a Compensation Committee. In accordance with New York Stock Exchange policy, no member of the Audit Committee is or will be an officer or employee of the Company or any of its subsidiaries.

   The Executive Committee possesses all of the powers and authority of the Company's Board between meetings of the Board, except as limited by applicable law. The members of the Executive Committee are Messrs. Camp, chairman, Gayle, Tait and Taylor. The Executive Committee, established in October of 1999, did not meet in 1998.

   The duties of the Audit Committee are to recommend to the Board the selection of independent certified public accountants to audit annually the books and records of the Company, to review the activities and the reports of the independent certified public accountants and to report the results of such review to the Board. The Audit Committee also monitors the activities of the Company's audit staff and the adequacy of the Company's internal controls. The members of the Audit Committee are Messrs. Robert B.D. Batlivala and Jarvis W. Palmer.

   The duties of the Compensation Committee are to make recommendations and reports to the Board with respect to the salaries, bonuses and other compensation to be paid to the Company's officers and to administer all plans relating to the compensation of such officers. The members of the Compensation Committee are Messrs. Ehney A. Camp, III, Jarvis W. Palmer and Clifford F. Palmer. The Compensation Committee met 4 times in 1998.

Meetings of the Board of Directors and Committees

   During 1998, the Board of Directors met 13 times. In 1998, all of the directors attended more than 75% of the meetings of the Board and the committees on which they served.

Profiles of Executive Officers Who Are Not Directors

   The following table shows certain information concerning each person deemed to be an executive officer of the Company on December 31, 1998, except Norman
W. Gayle, III and James E. Tait, who also serve as a directors. Each executive officer and key employee is elected by the Board of Directors of the Company annually and serves at the pleasure of the Board. There are no arrangements or understandings between any executive officer and any other person pursuant to which the officer was selected.

                                        Principal Occupation and Business Experience
 Name                         Age                 for the Past Five Years
 ----                         ---       --------------------------------------------
 Donald W. Thornton            52 Senior Vice President--General Counsel and Secretary of
                                  the Company since 1995; Vice President--General Counsel
                                  and Secretary of the Company from 1993 to 1994.

 Charles M. Angell             52 Senior Vice President--Insurance Operations of Vesta
                                  Fire Insurance Corporation since 1995; Vice President
                                  of Commercial Insurance Operations of Amerisure
                                  Companies from 1989 to 1995.

 Robert K. Cooney (resigned)   35 Senior Vice President--Reinsurance Assumed of Vesta
                                  Fire Insurance Corporation since 1997; Vice President
                                  of Reinsurance Assumed of Vesta Fire Insurance
                                  Corporation from 1993 to 1997.

 Brian R. Meredith (resigned)  33 Senior Vice President--Finance and Treasurer of the
                                  Company since 1997; Vice President--Finance of the
                                  Company from 1994 to 1997; Equity Research Analyst with
                                  Morgan Stanley & Company, Inc. from 1990 to 1994.

 William P. Cronin             39 Senior Vice President and Controller since 1998; Vice
                                  President, Audit and Regulatory Affairs of Tait
                                  Advisory Services, LLC, 1997 - present; Senior Manager,
                                  Ernst & Young, LLP, 1993-1997.

Stock Ownership of Management

   The following table shows certain information about stock ownership of the directors and each of the executive officers named in the Summary Compensation Table herein, and all directors and executive officers as a group, as of December 31, 1998.

                             Company Common Stock
                            or Options Beneficially
                         Owned as of December 31, 1998
                         -----------------------------
Name                       Directly             Indirectly           Percent of Class(1)
----                     ---------------      ---------------        -------------------
Charles M. Angell.......           4,334(2)                -0-                *

Walter M. Beale, Jr.....          30,529(3)                -0-                *

Ehney A. Camp, III......          29,429(4)                -0-                *

Norman W. Gayle, III....         102,190(5)                -0-                *

Robert A. Hershbarger...          16,427(6)                -0-                *

Robert Y. Huffman                 50,399(7)             16,000(7)(8)          *
(resigned 5/31/98)......

Brian R. Meredith                 37,438(9)                -0-                *
(resigned)..............

Clifford F. Palmer......          39,779(10)               -0-                *

Jarvis W. Palmer........          35,029(11)             3,000(12)            *

James E. Tait...........          30,000(13)               -0-                *

Donald W. Thornton......         124,637(14)               -0-                *

All Directors, Nominees
and Executive Officers
as a group (11
persons):...............         452,232                   -0-              2.4%

--------
  *  Less than one percent
 (1) A person is deemed to beneficially own securities which he or she has a right to acquire within sixty (60) days (i.e., through the exercise of options, warrants, rights or conversion privileges). Any securities which are not outstanding but deemed to be beneficially owned by a person are considered outstanding for the purpose of computing such person's percentage ownership but are not considered outstanding when computing any other person's percentage ownership.
 (2) Consists of 4,334 shares of restricted stock granted under the Company's Long Term Incentive Plan.
 (3) Includes 15,000 shares subject to the exercise of options received in lieu of the payment of 1994 annual director fee, 3,000 shares subject to the exercise of options granted pursuant to the Company's Long Term Incentive Plan and 9,000 shares subject to the exercise of options granted pursuant to the Company's Non-Employee Director Stock Plan.
 (4) Consists of 7,500 shares subject to the exercise of options received in lieu of the payment of fifty (50) percent of 1994 annual director fee, 3,000 shares subject to the exercise of options granted pursuant to the Company's Long Term Incentive Plan, 9,000 shares subject to the exercise of options granted pursuant to the Company's Non-Employee Director Stock Plan, and 5,150 shares are held in the name of Sterne, Agee & Leach, Inc., custodian for Ehney A. Camp, III Individual Retirement Account.
 (5) Includes 27,298 shares subject to the exercise of options and 71,152 shares of restricted stock granted pursuant to the Company's Long Term Incentive Plan.
 (6) Includes 1,500 shares subject to the exercise of options received in lieu of the payment of twenty (20) percent of 1994 annual director fee, 3,000 shares subject to the exercise of options granted pursuant to the Company's Long Term Incentive Plan and 9,000 shares subject to the exercise of options granted pursuant to the Company's Non-Employee Director Stock Plan.
 (7) To the best of the Company's knowledge, based on an amended Form 4 filed by Mr. Huffman on July 17, 1998.

 (8) These shares are held by Mr. Huffman's spouse either directly or as custodian for her grandchild.
 (9) Includes of 33,237 shares subject to the exercise of options and 4,001 shares of restricted stock granted under the Company's Long Term Incentive Plan.
(10) Includes 15,000 shares subject to the exercise of options received in lieu of the payment of 1994 annual director fee, 3,000 shares subject to the exercise of options granted pursuant to the Company's Long Term Incentive Plan, 9,000 shares subject to the exercise of options granted pursuant to the Company's Non-Employee Director Stock Plan, and 9,000 shares held by Corporation of Lloyd's, for the account of Clifford F. Palmer.
(11) Includes 15,000 shares subject to the exercise of options received in lieu of the payment of 1994 annual director fee, 3,000 shares subject to the exercise of options granted pursuant to the Company's Long Term Incentive Plan, and 9,000 shares subject to the exercise of options granted pursuant to the Company's Non-Employee Director Stock Plan.
(12) Consists of shares held by Birmingham Insurance Co., Inc., of which Mr. Palmer is a 98% owner.
(13) Consists of 30,000 shares of restricted stock granted under the Company's Long Term Incentive Plan.
(14) Consists of 105,128 shares subject to the exercise of options and 19,489 shares of restricted stock granted pursuant to the Company's Long Term Incentive Plan.

         EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS WITH MANAGEMENT

Summary Compensation Information

   The following table sets forth certain information regarding compensation paid by the Company and its subsidiaries during the fiscal years 1996, 1997 and 1998 for services rendered to the Company and its subsidiaries during such years by each person who served as Chief Executive Officer during 1998 and the four other most highly compensated executive officers serving at the end of 1998.

                           SUMMARY COMPENSATION TABLE

                                    Annual
                                 Compensation                            Long Term Compensation
                               ----------------              ----------------------------------------------
                                                                     Awards          Payouts
                                                             ---------------------- ----------
                                                   Other     Restricted  Securities
                                                   Annual       Stock    Underlying    LTIP     All Other
        Name and               Salary  Bonus(1) Compensation Award(s)(2)  Options   Payouts(3) Compensation
   Principal Position     Year   ($)     ($)        ($)          ($)        (#)        ($)         ($)
   ------------------     ---- ------- -------- ------------ ----------- ---------- ---------- ------------
Robert Y. Huffman         1998 311,538     -0-      -0-            -0-        -0-     65,725       9,825(4)
Chief Executive Officer   1997 575,000 575,000      -0-        316,659     47,916    130,550       5,900(4)
until June 1, 1998        1996 475,000 475,000      -0-        250,927     45,418    130,550       4,750(4)

Norman W. Gayle, III      1998 438,269     -0-      -0-            -0-        -0-    181,022       6,998(5)
Chief Executive Officer   1997 365,000 365,000      -0-        126,629     30,803    181,022       5,480(5)
since June 1, 1998        1996 300,000 300,000      -0-        133,344     28,685    181,022       5,596(5)

James E. Tait             1998 212,019     -0-      -0-        286,800     45,000        -0-       6,797(6)
Executive Vice President
and Chief Financial
Officer

Donald W. Thornton        1998 234,423     -0-      -0-            -0-        -0-     40,610       7,440(7)
Senior Vice President--   1997 210,000 210,000      -0-         73,344     17,113     40,610       5,170(7)
General Counsel and       1996 200,000 200,000      -0-         66,672     19,124     40,610       4,750(7)
Secretary

Charles M. Angell         1998 208,942     -0-      -0-            -0-     10,000        -0-       6,581(8)
Senior Vice President--   1997 195,000 195,000      -0-         64,640        -0-        -0-       5,140(8)
Insurance Operations of   1996 195,000 120,000      -0-         49,667        -0-        -0-       3,908(8)
Vesta Fire Insurance
Corporation

Brian R. Meredith         1998 203,845     -0-      -0-            -0-        -0-        -0-       6,429(9)
Senior Vice President--   1997 195,000 195,000      -0-         55,659        -0-        -0-       3,692(9)
Finance and Treasurer     1996 190,000  90,000      -0-         46,655        -0-        -0-       4,750(9)

--------
(1) Consists of payments under the Company's Cash Bonus Plan. The bonus amounts shown in this column were paid based on performance rendered during the years indicated, but the bonuses were paid during the fiscal years immediately following the years indicated.

(2) No part of the restricted stock awards reflected above will vest in under three years from the date of the grant. Dividends will be paid on the restricted stock prior to vesting. The value of the restricted stock awards shown above reflects the number of shares awarded during the year indicated multiplied by the closing market price of the Company's unrestricted common stock on the date of the award. The following table shows the aggregate number and value of all shares of restricted stock held by the persons identified in the table above as of December 31, 1998:

                           Number of Shares Market Value on 12/31/98
                           ---------------- ------------------------
     Robert Y. Huffman             -0-              $    -0-
     Norman W. Gayle, III       71,152               426,912
     James E. Tait              30,000               180,000
     Donald W. Thornton         19,489               116,934
     Charles M. Angell           4,334                26,004
     Brian R. Meredith           4,001                24,006

(3) Consists of payments with respect to the repayment of loans made to enable certain executive officers to purchase restricted stock of the Company.
(4) Consists of the payment by the Company of premiums under the Company's group term life insurance plan of $479 in 1998 and $1,150 in 1997, and contributions by the Company under the Company's 401(k) plan of $9,346 in 1998, $4,750 in 1997 and $4,750 in 1996.
(5) Consists of the payment by the Company of premiums under the Company's group term life insurance plan of $860 in 1998, $730 in 1997 and $846 in 1996, and contributions by the Company under the Company's 401(k) plan of $6,138 in 1998, $4,750 in 1997 and $4,750 in 1996.
(6) Consists of the payment by the Company of premiums under the Company's group term life insurance plan of $437 in 1998, and contributions by the Company under the Company's 401(k) plan of $6,360 in 1998.
(7) Consists of the payment by the Company of premiums under the Company's group term life insurance plan of $460 in 1998 and $420 in 1997, and contributions by the Company under the Company's 401(k) plan of $6,980 in 19998, $4,750 in 1997 and $4,750 in 1996.
(8) Consists of the payment by the Company of premiums under the Company's group term life insurance plan of $410 in 1998, $390 in 1997 and $983 in 1996, and contributions by the Company under the Company's 401(k) plan of $6,171 in 1998, $4,750 in 1997 and $2,925 in 1996.
(9) Consists of the payment by the Company of premiums under the Company's group term life insurance plan of $400 in 1998 and $398 in 1997, and contributions by the Company under the Company's 401(k) plan of $6,029 in 1998, $3,294 in 1997 and $4,750 in 1996.

Stock Options

   Prior to the completion of the Company's initial public offering, the Company's stockholders approved the Long Term Incentive Plan (the "Incentive Plan"), which provides for grants to the Company's executive officers of restricted stock, stock options, stock appreciation rights and deferred stock awards. The Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Company's stockholders approved certain amendments to the Incentive Plan, effective May 16, 1995, including an amendment to increase the shares of the Company's common stock available for awards under the Incentive Plan from 1,091,400 shares to 2,221,998 shares.

   The following table reflects certain information concerning grants of options to purchase the Company's common stock that were made by the Company during 1998 to the executive officers of the Company named in the Summary Compensation Table above.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                               Potential
                                                                               Realizable
                                                                             Pre-Tax Value
                                                                           at Assumed Annual
                                                                          Rates of Stock Price
                                                                              Appreciation
                                        Individual Grants                   for Option Term
                         ------------------------------------------------ --------------------
                           Number of     % of Total
                          Securities      Options     Exercise
                          Underlying     Granted to   or Base
                            Options      Employees     Price   Expiration
          Name           Granted(#)(1) In Fiscal Year  ($/Sh)     Date    5% ($)(2) 10% ($)(2)
          ----           ------------- -------------- -------- ---------- --------- ----------
Robert Y. Huffman.......       -0-          N/A          N/A        N/A        N/A       N/A
Norman W. Gayle, III....       -0-          N/A          N/A        N/A        N/A       N/A
James E. Tait...........    45,000          58%         9.56    8-26-08    270,165   685,628
Donald W. Thornton......       -0-          N/A          N/A        N/A        N/A       N/A
Charles M. Angell.......    10,000          13%         9.56    8-26-08     60,037   152,362
Brian R. Meredith.......       -0-          N/A          N/A        N/A        N/A       N/A

--------
(1) All options granted during 1998 are non-qualified stock options which have a ten year term, and all such options have an exercise price equal to the closing price of the Company's common stock on the grant date. These options were granted pursuant to the Incentive Plan and become exercisable with respect to 50% of the shares two years after the grant date and with respect to the remaining 50% of the shares three years after the grant date.
(2) The dollar amounts shown are based on certain assumed rates of appreciation and the assumption that the options will not be exercised until the end of the expiration periods applicable to the options. Actual realizable values, if any, on stock option exercises and common stock holdings are dependent on the future performance of the Company's common stock and overall stock market conditions. There can be no assurance that the amounts reflected will be achieved.

     The following table presents certain information with respect to the value of options held by the executive officers of the Company named in the Summary Compensation Table above.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                              Value of unexercised
                                                    Number of unexercised     in-the-money options
                                          Value    options at year-end(#)    at fiscal year-end ($)
                         Shares acquired Realized ------------------------- -------------------------
          Name           on exercise (#)   ($)    Exercisable Unexercisable Exercisable Unexercisable
          ----           --------------- -------- ----------- ------------- ----------- -------------
Robert Y. Huffman.......     202,230     776,989        -0-         -0-         -0-          -0-
Norman W. Gayle, III....         -0-         -0-     27,288      68,776         -0-          -0-
James E. Tait...........         -0-         -0-        -0-      45,000         -0-          -0-
Donald W. Thornton......         -0-         -0-    105,148      41,809         -0-          -0-
Charles M. Angell.......         -0-         -0-        -0-      10,000         -0-          -0-
Brian R. Meredith.......         -0-         -0-     33,237         -0-         -0-          -0-

Employment Agreements.

   The Company has entered into employment agreements with Norman W. Gayle III, James E. Tait and Donald W. Thornton (the "Executives"), each dated as of September 30, 1999. Under these employment agreements, the Executives will continue to serve in their current capacities, for which they will receive a base salary subject to annual adjustment, and may receive additional amounts as bonus compensation in accordance with the Company's regular compensation practices. The agreements also provide that each of the Executives shall participate in the "Executive Officer Incentive Compensation Plan" (described below) and are entitled to receive other perquisites, including a car allowance and country club or dining club dues.

   If the Company terminates an Executive's employment without "cause" (as defined in the agreement), or if the Executive terminates his employment for "good reason" following a "change of control" (as those terms are defined in the agreements), the Executive shall be entitled to receive the equivalent of three years' salary and bonus (in lump sum or in thirty six monthly installments), continued health benefits until the age of 65 and immediate vesting or lapse of restrictions of any stock options or shares of restricted stock awarded to him.

   The term of each of the agreements is three years, and the agreements will be automatically extended for one year on each anniversary of their effective date, unless written notice of non-extension is provided by the Company or the Executive at least ninety (90) days prior to such an anniversary date.

Executive Officer Incentive Compensation Plan

   The Company established the Executive Officer Incentive Compensation Plan to motivate the Executives by providing them with the opportunity to earn a one-time cash bonus based on the increase in the Company's market capitalization measured over a three year period. The Executives may elect additional executive officers to participate in the plan by unanimous written consent. Under the plan, the Company shall pay to the participants in the plan, in the aggregate, a one-time cash bonus equal to five percent (5%) of the amount by which the Company's total market capitalization (as defined in the plan) on the earlier of (i) September 29, 2002 or (ii) the date the Company ceases to be publicly traded exceeds the Company's total market capitalization on September 29, 1999. As of September 29, 1999, the participants in the plan were Messrs. Gayle (allocable share--40%), Tait (allocable share--40%) and Thornton (allocable share--20%).

Post Retirement Benefits Plan

   The Company's employees are technically employed by J. Gordon Gaines, Inc., an administrative subsidiary. The J. Gordon Gaines, Inc. Post Retirement Benefits Plan (the "Retirement Plan") is an unfunded deferred compensation plan for officers and other key employees of J. Gordon Gaines, Inc. The Retirement Plan is administered by the Executive Committee of J. Gordon Gaines, Inc., and the Executive Committee is authorized to determine eligibility for participation in the Retirement Plan. Under the Retirement Plan, upon normal retirement, which is defined for purposes of the Retirement Plan as retirement for participants who either are age 65 or older or who have completed not less than 20 years of continuous service, a participant will be entitled to receive an amount equal to twice the participant's current annual base salary. Upon early retirement, which is defined for purposes of the Retirement Plan as retirement by those between the ages of 60 and 65 who have completed not less than ten years of service with the Company and its affiliates, a participant will be entitled to receive the amount which has been accrued as a liability on the Company's balance sheet as of the most recent fiscal year with respect to such participant.

   To qualify for benefits under the Retirement Plan, a participant must continue as an employee until age 60 or have completed not less than 20 years of continuous service. No benefits will be paid if employment is terminated earlier, regardless of the reason, except if a participant's employment is terminated by the Company for reasons other than "cause" or by the participant for a "stated good reason" within two years after a

"change of control" of the Company (as those terms are defined in the Retirement Plan). In that case, the participant will be entitled to receive the amount which has been accrued as a liability on the Company's balance sheet as of the most recent fiscal year with respect to such participant. In addition, if there is a change of control during the period in which a participant would be eligible for early retirement under the Retirement Plan, any benefits payable to such participant under the Retirement Plan upon early retirement will become fully vested.

   Each year the Company records as a liability on its balance sheet an amount (based on an established formula) which will be sufficient, together with amounts recorded as a liability for previous years, to cover the payment of the projected benefit amounts for each participant upon such participant's normal retirement. As of December 31, 1998, the Company had recorded a total of $1,392,741 as a liability on its balance sheet to cover projected benefits under the Retirement Plan. Assuming Messrs. Gayle, Tait, Thornton, Angell and Meredith retire from the Company after reaching normal retirement age and assuming their salary levels remain the same for the remainder of the period until their normal retirement date, or their 1998 salaries, they will be entitled under the Retirement Plan to receive $860,000, $1,050,000, $460,000, $410,000 and $400,000, respectively, upon their retirement. Mr. Huffman's resignation on May 31, 1998, did not entitle him to any benefits under the Retirement Plan.

Payments to Directors

   For 1998, directors who are not executive officers or employees of the Company received an annual retainer fee of $28,000, payable in equal quarterly installments. They did not receive fees for the execution of written consents in lieu of board meetings and attending board or committee meetings. Directors also receive an allowance for their travel and lodging expenses if they do not live in the area where the meeting is held.

   At the annual meeting of stockholders of the Company held on May 16, 1995, the stockholders approved the Company's Non-Employee Director Stock Plan (the "Director Plan"). Under the Director Plan, on the first trading day of each calendar year, each non-employee director is granted a nonqualified stock option to purchase 3,000 shares of the Company's common stock at a purchase price equal to the fair market value per share of the common stock on such grant date. Each option granted under the Director Plan is exercisable for a period of ten years beginning on the date of its grant. An option may not be exercised during the first six months after grant, except in the event of the death or disability of the director. An aggregate of 180,000 shares of Company common stock is reserved for issuance under the Director Plan, subject to adjustment for changes in the Company's capital structure.

   In addition, the Director Plan provides that each eligible director may elect, pursuant to an advance written election, to receive shares of the Company's common stock ("Restricted Stock") in lieu of part or all of such director's annual director fee. The number of shares of Restricted Stock which an eligible director will be entitled to receive will be equal to the dollar amount of director fees which such director has elected not to receive, divided by seventy-five percent (75%) of the fair market value of the Company's common stock on the date on which such fees would otherwise become payable. Shares of Restricted Stock may not be sold, transferred, pledged or assigned for a period of two years following the effective date of the issuance thereof. Directors electing to receive Restricted Stock will be entitled, with respect to such shares, to all rights of a stockholder, including the right to vote and to receive dividends on the shares. However, certificates for the shares of Restricted Stock shall be delivered only after the period of forfeiture has expired. For 1998, all eligible directors elected to receive Restricted Stock in lieu of all of their annual director fee.

Indebtedness of Directors, Nominees and Executive Officers

   On September 13, 1993, the Company entered into separate restricted stock agreements with each of the executive officers of the Company pursuant to which it sold to such executive officers at total of 153,500 shares of Common Stock. Pursuant to these restricted stock agreements, Messrs. Huffman and Thornton purchased 45,993 shares and 14,307 shares, respectively, for a purchase price of $10.26 per share. On July 18, 1994, the

Company entered into a restricted stock agreement with Mr. Gayle pursuant to which it sold to Mr. Gayle 60,000 shares of Common Stock (together with shares sold to the other executive officers, the "Restricted Shares") for a purchase price of $18.92 per share. Each of these executive officers has executed a promissory note in favor of the Company representing the obligation to repay a loan from the Company for the purchase price of each of their Restricted Shares, and the Restricted Shares are being held by the Company as security for the repayment of such promissory notes. The largest aggregate amount of indebtedness under the loans to each of Messrs. Gayle and Thornton during 1998 was $784,683 and $85,935, respectively, and the outstanding balance under these loans as of December 31, 1998, was $664,464 and $69,560, respectively. The promissory notes have a term of nine years and bear interest at a rate of 5.22% per annum. All dividends payable on the Restricted Shares have been assigned to the Company to be applied toward the repayment of the promissory notes.

   The Company intends to pay cash bonuses each year in amounts sufficient, after the payment of taxes due with respect to such bonus, to reduce the promissory notes by the amount of the purchase price for the Restricted Shares which vests in that year, so long as the executive officer remains in the employ of the Company. The Restricted Shares may not be sold or otherwise disposed of by the executive officers prior to the repayment in full of their promissory note or the termination of their employment. In 1998, the Company paid bonuses to reduce the amount of indebtedness of the executive officers to the Company in the following amounts: to Mr. Huffman in the amount of $65,725; to Mr. Gayle in the amount of $181,022; and to Mr. Thornton in the amount of $40,610.

Report of the Compensation Committee

   The Compensation Committee is comprised of three non-employee directors. The primary function of the Compensation Committee is to make recommendations and reports to the Board of Directors with respect to salaries, bonuses and other compensation to be paid to the Company's officers with a base salary of more than $150,000 annually and to administer all plans relating to the compensation of such officers.

   The Company's total compensation structure is comprised of annual base salary, annual cash bonus payments under the Company's Cash Bonus Plan and long term equity based compensation granted pursuant to the Incentive Plan. The Company's overall compensation program has been designed to attract and retain key executives and to provide appropriate incentives to these executives to maximize the Company's long term financial results for the benefit of the stockholders. A significant portion of the executive compensation package is comprised of equity based compensation in order to align the interests of management with those of the stockholders. Individual compensation levels are based not only upon the relative success of the Company but also upon the duties and responsibilities assumed by each officer, the performance of their individual business units, their attainment of individual and business unit goals and their participation and contribution to specific Company projects.

   The salary levels for the Company's executive officers for 1998, including the salaries of Mr. Huffman and Mr. Gayle as Chief Executive Officer of the Company, were based upon the salary levels paid by other similarly situated property and casualty insurance and Reinsurance companies, as well as upon individual performance and responsibility. According to a compensation survey performed by a third party consultant engaged on behalf of the Compensation Committee, the base salary levels approved by the Compensation Committee are comparable with the average salary levels of similarly situated property and casualty insurers and reinsurers.

   The Company's Cash Bonus Plan is designed to provide short-term incentive compensation to the Company's executive officers based upon pre-established performance goals for both the Company and each executive officer. Bonuses under the Cash Bonus Plan are paid out of a bonus fund, the amount of which is based on a percentage of the Company's net income from operations. The actual amount to be contributed to the bonus fund each year is based upon the Company's profitability, which is measured by comparing the Company's GAAP combined ratio (the generally accepted industry measure) for the year with a benchmark ratio. The Compensation Committee determines the amounts of annual bonus awards for each executive officer granted under the Cash Bonus Plan up to 100% of the executive officer's annual salary. In 1998, the Compensation Committee did not approve the payment of any cash bonuses to executive officers of the Company under the Cash Bonus Plan.

   The Incentive Plan provides for grants to the Company's executive officers of restricted stock, stock options, stock appreciation rights and deferred stock awards. The payment of equity based compensation to the Company's executive officers under the Incentive Plan is designed to focus their attention on the enhancement of stockholder value.

   In 1998, the Company granted options to purchase a total of 77,500 shares of the Company's Common Stock under the Incentive Plan to 4 employees of the Company, including grants to Messrs. Tait and Angell of options to purchase 45,000 and 10,000 shares, respectively. In 1998, the Company also granted a restricted stock award under the Incentive Plan to Mr. Tait, covering 30,000 shares.

   The awards granted to the Company's executive officers in 1998 represent the Compensation Committee's continued emphasis on incentive based compensation and are intended to provide further incentives to these individuals to sustain the Company's growth and success and to further align their interests with those of the Company's stockholders. The size of the awards to individual executive officers was determined by the Compensation Committee and approved by the Board of Directors based upon a subjective assessment of each executive officer's performance and individual contribution to the Company, his position and level of responsibility and other factors.

   The Compensation Committee is aware of the provisions of Section 162(m) of the Internal Revenue Code and the related regulations of the Internal Revenue Service ("Section 162(m)") which restrict deductibility of executive compensation paid to the CEO and the four highest paid executive officers other than the CEO at the end of any fiscal year to the extent such compensation exceeds $1,000,000 in any year and does not qualify as performance based compensation as defined by Section 162(m). The Compensation Committee does not anticipate that any cash compensation paid to its executive officers in the foreseeable future will exceed the dollar limitations of such provisions. Should annual compensation of any executive officer exceed $1,000,000, the Compensation Committee will evaluate the advisability of structuring such compensation as qualified performance based compensation within the meaning of
Section 162(m). In this respect, the Compensation Committee believes that any compensation attributable to the grant of stock options pursuant to the Incentive Plan, which must be granted with an exercise price at least equal to the fair market value of the underlying stock on the date of the grant, will be excepted from the limitations on deductibility imposed by Section 162(m).

                                          By the Compensation Committee

                                          Ehney A. Camp, III
                                          Clifford F. Palmer
                                          Jarvis W. Palmer

Compensation Committee Interlocks and Insider Participation

   The members of the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") during 1998 were Ehney A. Camp, III, Clifford F. Palmer, Jarvis W. Palmer and R.K. Richey. No present or former officer of the Company or its subsidiaries serves as a member of the Compensation Committee. During 1998, there were no interlocking relationships between any executive officers of the Company and any entity whose directors or executive officers serve on the Company's Board of Directors and/or Compensation Committee.

Performance Graph

   The following graph compares the cumulative total stockholder return (including the reinvestment of dividends) on the Common Stock of the Company with that of the Standard & Poor's 500 Stock Index and the Standard & Poor's Property/Casualty Index. The comparison for the period assumes that $100 was invested in each index on December 31, 1993.

[Performance Graph Appears Here]

Certain Relationships and Related Transactions

   Jarvis W. Palmer, a director of the Company and a member of the Compensation Committee whose term expires at the annual meeting, owns ninety-eight percent (98%) of Birmingham Insurance Co., Inc. ("Birmingham Insurance"). In 1996, Birmingham Insurance ceded $(66,246) in gross premiums to the Company, for which the Company paid ceding commissions to Birmingham Insurance of $(20,099). In 1997 and 1998, Birmingham Insurance did not cede any premiums to or receive any commissions from the Company.

   Mr. Palmer is also a fifty-one percent (51%) owner of the Caribou Insurance Agency, Inc. ("Caribou"), an independent insurance agency which represents, among others, one or more of the Company's insurance subsidiaries. Of the gross premiums written by the Company's insurance subsidiaries in 1996, 1997 and 1998, $399,837, $500,811 and $623,621, respectively, were attributable to insurance contracts sold by Caribou, for which the Company paid commissions to Caribou of $74,323, $96,104 and $118,796, respectively.

   Clifford F. Palmer, a director of the Company and a member of the Compensation Committee, was the named underwriter for Lloyd's Syndicate 314 during a portion of 1996. In 1996, the Company ceded $1,838,864 of gross premiums written to Lloyd's Syndicate 314, for which it paid ceding commissions to the Company of $463,993.

   The Company currently leases its offices at 3760 River Run Drive in Birmingham, Alabama from Torchmark Development Corporation, which, until September 25, 1999, was a wholly owned subsidiary of Torchmark, pursuant to an office lease. Under this office lease, the Company currently leases approximately 115,774 square feet of space. During 1998, the Company paid $1,155,000 in rent under this office lease, $717,875 in 1997 and $595,916 during 1996.

   On September 13, 1993, the Company and Waddell & Reed Asset Management Company, a subsidiary of Torchmark ("WRAMCO"), entered into an Investment Services Agreement pursuant to which WRAMCO provides investment advice and services to the Company and its subsidiaries in connection with the management of their respective portfolios. WRAMCO receives an annual fee based on the amount of the Company's average assets under management, as determined by the following formula: 1/4 of 1% on the first $25 million of the Company's average assets under management, 1/5 of 1% of the next $25 million, 3/20 of 1% of the next $150 million, 1/10 of 1% of the next $200 million and 1/20 of 1% in excess of $400 million. During 1998, the Company paid $578,171 in total fees to WRAMCO pursuant to the Investment Services Agreement, $393,686 in 1997 and $409,252 in 1996. In March 1998, WRAMCO entered into a sub-advisory agreement with an unaffiliated investment advisor for the provision of these services for the Company and its subsidiaries.

   On September 13, 1993, Vesta Fire Insurance Corporation, a wholly owned subsidiary of the Company ("Vesta Fire"), and Liberty National Life Insurance Company ("Liberty National"), a wholly owned subsidiary of Torchmark, entered into a Marketing and Administrative Services Agreement, pursuant to which Vesta Fire markets certain of its industrial fire insurance products through agents of Liberty National. Under this agreement, Liberty National pays to Vesta Fire an amount equal to all premiums collected by Liberty National after deducting all expenses incurred by Liberty National which are directly attributable to the industrial fire insurance products and after deducting a fee for administrative services. Such fees were for $619,000 for 1998, $1,353,246 for 1997 and $1,702,000 for 1996. This agreement was terminated effective April 30, 1995, and these products are no longer marketed through Liberty National agents. However, Liberty National continued to service the existing business until September of 1998, at which time Vesta Fire assumed the servicing of this business.

   During 1998, the Company engaged Tait Advisory Services, L.L.C., an affiliate of James E. Tait, to perform advisory services to the Company on financial and accounting matters, for which the Company paid approximately $60,500. This engagement terminated upon the appointment of Mr. Tait as Executive Vice President and Chief Financial Officer of the Company in July of 1998.

   James A. Taylor, Sr., a Class A Director, is the Chairman and Chief Executive Officer of the Banc Corporation and the Chairman of The Bank. Larry Striplin, also a Class A Director, is a member of the board of directors of the Banc Corporation. Effective September 30, 1999, the Company established secured revolving credit facilities (the "Credit Facilities") in the aggregate amount of $20,000,000 with The Banc Corporation and its banking subsidiary The Bank. The interest rate on principal amount outstanding under the $15,000,000 loan from The Bank will not exceed 2% over rate earned on the certificate of deposit referenced above; provided a higher default rate may apply. The interest rate on principal amounts outstanding on the $5,000,000 loan from the Banc Corporation will not exceed The Bank's prime rate. See, "Management's Discussion and Analysis--Liquidity."

   During 1996, 1997 and 1998, the law firm of Balch & Bingham LLP, of which Walter M. Beale, Jr., a director of the Company, is a partner, rendered various legal services to the Company and certain of its subsidiaries.

                 CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

   During 1998, the Board of Directors of the Company adopted a resolution authorizing the Chairman of the Audit Committee, in his discretion, (i) to dismiss KPMG Peat Marwick LLP ("KPMG") as the Company's independent accountants, effective upon management's notification of KPMG of such dismissal and (ii) concurrently with such dismissal, to engage PricewaterhouseCoopers LLP ("PwC") as the Company's independent accountants for the fiscal year ending December 31, 1998.

   On December 18, 1998, the Company notified KPMG of the dismissal. Also on December 18, 1998, the Company engaged PwC as the Company's independent accountants, subject to PwC's normal client acceptance procedures. This process was completed and PwC's engagement commenced on January 26, 1999. During the two most recent fiscal years, and during the subsequent interim period preceding the decision to change independent accountants, neither the Company nor anyone on its behalf consulted PwC regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company by PwC with respect to any such consultation.

   KPMG audited the Company's annual consolidated financial statements as of and for each of the fiscal years ended December 31, 1993, 1994, 1995, 1996 and 1997 (the "Historical Financial Statements"). KPMG's auditors reports on these Historical Financial Statements did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. However, in connection with the Company's decision to restate the Historical Financial Statements in June, 1998, KPMG advised the Company that it could no longer be associated with these Historical Financial Statements. The Company subsequently issued restated financial statements as of and for the fiscal years ended December 31, 1996 and 1997 (the "Restated Financial Statements"), which were filed with the Securities and Exchange Commission as a current report on Form 8-K on August 20, 1998. KPMG issued an auditors report on the Restated Financial Statements which did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

   By a current report on Form 8-K filed on December 28, 1998, in connection with KPMG's dismissal, the Company reported that during the Company's two most recent fiscal years, and in the subsequent interim period, there had been no disagreements between the Company's management and KPMG on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the matter in an auditor's report. However, KPMG subsequently clarified its view that certain issues regarding the financial presentation set forth in the Company's Form 10-Q filed with the Securities and Exchange Commission on November 16, 1998, constituted reportable disagreements. Accordingly, the Company amended its Form 8-K on January 12, 1999, to reflect these unresolved issues as reportable disagreements and filed copies of letters from KPMG summarizing these unresolved issues as Exhibits
16.1 and 16.2 to that amendment. The Audit Committee discussed these matters with KPMG and authorized KPMG to respond fully to the inquiries of PwC concerning these matters. The Company did not consult PwC, prior to its engagement as the Company's successor auditors, regarding such matters.

   As noted above, KPMG audited the Company's consolidated financial statements for the period ended December 31, 1997, which audit was completed March 27, 1998, except as to Note B, which is as of August 19, 1998. By letter dated December 3, 1998, KPMG informed the Audit Committee of the Company's Board of Directors that, in connection with said audit and their reviews of the 1998 quarterly financial statements, it had noted certain matters involving internal controls that it considered to be reportable conditions under applicable auditors' reporting standards.

                     LARGEST SINGLE AND SELLING STOCKHOLDER

   The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by the selling stockholder. Torchmark is the only person known to be the beneficial owner of more than five percent of the Company's outstanding Common Stock as of December 31, 1998.

                                   Beneficial     Number of
                               Ownership Prior to  Shares   Beneficial Ownership
                                    Offering       Offered   After the Offering
                               ------------------ --------- ---------------------
                               Number of Percent              Number    Percent
Name and Address                Shares   of Class           of Shares  of Class
----------------               --------- --------           ---------- ----------
Torchmark Corporation......... 5,130,000  27.46%  5,130,000       -0-        -0-
2001 Third Avenue South
Birmingham, Alabama 35233

                          DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

   Vesta's authorized capital stock consists of 100,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock") and 5,000,000 shares of preferred stock (the "Preferred Stock"). At the close of business on August 5, 1999, there were 18,676,335 shares of Common Stock outstanding.

Common Stock

   The holders of Common Stock will be entitled to one vote for each share on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the Vesta Board with respect to any series of Preferred Stock, the holders of such shares will possess exclusive voting power. The Certificate of Incorporation of Vesta (the "Vesta Certificate") does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock created by the Vesta Board from time to time, the holders of Common Stock will be entitled to such dividends as may be declared from time to time by the Vesta Board from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of Vesta available for distribution to such holders.

Preferred Stock

   The Vesta Certificate authorizes the Vesta Board to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms and rights of such series, including (i) the designation of the series, (ii) the number of shares of the series, which number the Vesta Board may thereafter (except where otherwise provided in the applicable certificate of designation) increase or decrease (but not below the number of shares thereof then outstanding), (iii) whether dividends, if any, will be cumulative or noncumulative, the preference or relation which such dividend, if any, will bear to the dividends payable on any other class or classes of any other series of capital stock, and the dividend rate of the series, (iv) the conditions and dates upon which dividends, if any, will be payable, (v) the redemption rights and price or prices, if any, for shares of the series, (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series, (vii) the amounts payable on and the preference, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Vesta, (viii) whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of Vesta or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made, (ix) restrictions on the issuance of shares of the same series or of any other class or series, (x) the voting rights, if any, of the holders of the shares of the series, and (xi) any other relative rights, preferences and limitations of such series.

   Vesta believes that the ability of Vesta's Board to issue one or more series of Preferred Stock will provide Vesta with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of Preferred Stock, as well as shares of Common Stock, will be available for issuance without further action by Vesta's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Vesta's securities may be listed or traded. The NYSE currently requires shareholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of Common Stock, or in the amount of voting securities, outstanding of at least 20%. If the approval of Vesta's stockholders is not required for the issuance of shares of Preferred Stock or Common Stock, the Board may determine not to seek stockholder approval.

   On September 30, 1999, the Company issued 2,950,000 shares of its Series A Convertible Preferred Stock (the "Class A Preferred Stock") to the Birmingham Investment Group, LLC. See, "Recent Developments" and "Management's Discussion and Analysis--Liquidity." The following summarizes certain terms of the Class A Preferred Stock.

   Dividends. Dividends shall accrue on the Class A Preferred Stock at the rate of 9% per annum and will be payable semi-annually in arrears on each January 1 and July 1, beginning January 1, 2000. If any dividend on the Class A Preferred Stock shall for any reason not be paid at the time such dividend becomes due, then dividends shall continue to accrue on the Class A Preferred Stock on a cumulative basis. In the event that any dividends remain accrued but unpaid at the time of any conversion of any of the Class A Preferred Stock (as described herein and set forth in the Certificate of Designations), such accrued but unpaid dividends shall remain payable, notwithstanding such conversion.

   The holders of the Class A Preferred Stock will not be paid any dividends until such time as the Company resumes the payment of interest on its deferrable debentures issued to Vesta Capital Trust I, a finance subsidiary formed in 1997 for the purpose of issuing and selling $100,000,000 of its Capital (sometimes called "trust preferred") Securities. The Company has deferred the payment of interest on such debentures until January 15, 2000 and, under the relevant trust documents, has the right to further defer such payments for a period of up to ten years. Until the Company resumes the payment of such interest, dividends on the Class A Preferred Stock will continue to accrue on a cumulative basis.

   General Voting Rights. The holder of each share of Class A Preferred Stock shall have the right to cast one vote for each share of common stock issuable on conversion, or two votes per share of Class A Preferred Stock (subject to adjustment as described herein). Based on the number of shares of Common Stock outstanding as of August 5, 1999 (18,676,335, each of which is entitled to cast one vote), the total number of votes which could be cast generally would be 24,576,335, of which 5,900,000, or approximately 24%, could be cast by the holders of the Class A Preferred Stock. In connection with these general voting rights, the Class A Preferred Stock will vote with the common stock as a single class, and the holders of the Class A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock.

   Special Voting Rights--Class A Directors. The Class A Preferred Stock, voting as a separate class, shall have the right to elect a certain number of directors of the Company (the "Class A Directors"), depending upon the size of the full board of directors and the number of shares of Class A Preferred Stock outstanding. The following table indicates the number of Class A Directors which the holders of the Class A Preferred Stock will be entitled to elect:

             # of Shares of                                    Number of
          Preferred Outstanding       Size of Full Board   Class A Directors
          ---------------------      -------------------- --------------------
      More than 1,976,500                 7 or less                2
                                             8-10                  3
                                            11-12                  4
      Between 973,000 and 1,976,500       7 or less                1
                                             8-10                  2
                                            11-12                  3
      Less than 973,000              No Class A Directors No Class A Directors

   Upon issuance of the Class A Preferred Stock, the holders of such Class A Preferred Stock will elect the Class A Directors to serve for an initial term expiring at the annual meeting of the Company's stockholders to be held in 2002. After the 2002 annual meeting, the Class A Directors shall be divided into three classes and shall be elected to serve staggered terms of three years, with each class term expiring every three years. The holders of the common stock will not have the right to vote for or to remove the Class A Directors.

   The Class A Directors elected by the holders of the Class A Preferred Stock shall be represented proportionately (but shall not be less than one) on all committees of the Company's board of directors, other than any committee created for the special purpose of negotiating with the holders of the Class A Preferred Stock or affiliates thereof.

   Redemption. On or after July 1, 2009, the Company shall have the right, at its option and by resolution of its Board of Directors, at any time it may lawfully do so, to redeem all or any portion of the outstanding shares of the Class A Preferred Stock. Each share of Class A Preferred Stock to be so redeemed shall be redeemed against payment of an amount in cash equal to the following redemption prices per share (expressed as a percentage of the initial purchase price of $8.50 per share), plus, in each case, all declared and unpaid dividends thereon to the date fixed for redemption (the "Redemption Price"):

   If redeemed during the twelve-month period beginning July 1:

            2009.................................... 110%
            2010.................................... 108%
            2011.................................... 106%
            2012.................................... 104%
            2013.................................... 102%

   In the event the Company elects to redeem all or any portion of the Class A Preferred Stock for cash, the holders of the Class A Preferred Stock may, at their option, convert each share of their Class A Preferred Stock into two shares of the Company's common stock (subject to adjustment as described herein and as set forth in the Certificate of Designations) in lieu of such redemption.

   Optional Conversion. The holders of the Class A Preferred Stock will have the right, at any time, to convert each share of Class A Preferred Stock held into two shares of the Company's common stock, subject to adjustment as described below under the heading "Conversion Price".

   Mandatory Conversion. Each share of the Class A Preferred Stock shall automatically be converted into two shares of the Company's common stock, subject to adjustment as described below under the heading "Conversion Price" and as more fully set forth in the Certificate of Designations, on the earlier of (a) the date on which the average closing price of Company's common stock for twenty consecutive trading days is $8.00 or greater or (b) fifteen years from the date of issuance of the Class A Preferred Stock. If, in the future, the Company declares a stock split (including a reverse split), a dividend payable in common stock or any other distribution of securities to the holders of the Company's common stock with respect to their common stock, then the closing price of $8.00 per share referred to in clause (a) of the preceding sentence shall be appropriately adjusted to reflect such stock split, dividend or other distribution of securities.

   Conversion Price. Each share of the Class A Preferred Stock will be convertible into the number of shares of the Company's common stock which results from dividing the "Conversion Price" in effect at the time of conversion into $8.50. The initial "Conversion Price" is $4.25, which divided into $8.50 results in 2 shares of common stock. However, this Conversion Price will be adjusted automatically in any of the following events:

  . the Company issues any common stock (or options, rights, warrants or other securities convertible into or exchangeable for shares of common stock) at a price per share less than the Conversion Price in effect on the date of issuance;

  . the Company (i) declares a stock dividend or other distribution on its common stock in shares of its common stock, (ii) subdivides or reclassifies the outstanding shares of its common stock into a greater number of shares, or (iii) combines or reclassifies the outstanding shares of its common stock into a smaller number of shares; or

  . the Company distributes to all holders of shares of its common stock (i) any equity security other than common stock, (ii) any debt instruments (including debt of its subsidiaries), (iii) any other assets (excluding cash dividends or distributions in shares of its common stock) or (iv) other rights or warrants (excluding options, rights, warrants or other securities convertible into or exchangeable for shares of common stock).

   Consolidation, Merger, Sale, Lease or Conveyance. If the Company consolidates with or merges with or into another corporation, or sells, leases or conveys its assets or property as an entirety or substantially as an entirety to another corporation, then each share of Class A Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) which the common stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such Class A Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance. If necessary, the provisions set forth in the Certificate of Designations shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Class A Preferred Stock.

   Preference on Liquidation. In the event of any liquidation, dissolution, involuntary or voluntary corporate reorganization under the federal bankruptcy laws or similar state laws, or winding up of the Company, the holders of the Class A Preferred Stock then outstanding shall be senior to any other class or series of capital stock of the Company. Accordingly, the holders of the Class A Preferred Stock shall be entitled to be paid out of the assets and surplus funds of the Company available for distribution to its shareholders, and before any payment shall be made to the holders of any shares of the Company's common stock, an amount equal to $8.50 per share plus declared and unpaid dividends thereon to the date fixed for distribution.

   Call For Special Meeting. As long as more than 973,500 shares of Class A Preferred Stock remain outstanding, the Class A Preferred Stock, voting as a separate class, shall have the right to call special stockholders' meetings upon the minimum notice required by applicable law or regulation.

   Right To Approve Certain Transactions. Without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of the Class A Preferred Stock, voting together as a separate class, the Company may not:

  . sell, convey or otherwise dispose of all or substantially all of its property or business, if such transaction would adversely affect the rights of the holders of the Class A Preferred Stock;

  . merge into or consolidate with any other corporation (other than a wholly owned subsidiary of the Company) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, if such transaction would adversely affect the rights of the holders of the Class A Preferred Stock;

  . alter or change the rights, preferences or privileges of the Class A Preferred Stock as to adversely affect such series;

  .  increase the authorized number of shares of Class A Preferred Stock; or

  . create any new class or series of stock having rights, preferences or privileges superior to the Class A Preferred Stock.

   Right To Nominate Directors, Generally. In addition to the right to elect Class A Directors, the holders of the Class A Preferred Stock, acting through the Class A Directors, will have the right to nominate additional directors for general election, if the Class A Directors' proportionate representation on the full board of directors is less than the proportionate number of votes which the holders of the Class A Preferred Stock may cast in a general election of directors (including the votes which may be cast by holders of the Class A Preferred Stock, the Company's Common Stock and any other voting securities of the Company). In such a circumstance, the holders of the Class A Preferred Stock will be entitled to nominate a number of nominees which, when added to the number of Class A Directors and assuming their election, would make their proportionate representation on the full board of directors equal to or greater than the proportionate number of votes which the holders of the Class A Preferred Stock may cast in a general election of directors. The number of nominees which the holders of the Class A Preferred Stock are entitled to nominate under this clause shall increase proportionately upon any increase in the percentage of the total number of votes which the holders of the Class A Preferred Stock may cast in a general election of directors. The Board of Directors shall exercise all authority under applicable law to cause the Class A Director Nominees to be elected as directors of the Company.

   The Vesta Board could issue additional series of Preferred Stock that, depending on the terms of such series, could impede the completion of a merger, tender offer or other takeover attempt. The Vesta Board will make any determination to issue such shares based on its judgment as to the best interests of Vesta and its stockholders. The Vesta Board, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the Vesta Board, including a tender offer or other transaction that some, or a majority, of Vesta's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

Antitakeover Effects of Provisions of the Certificate and Bylaws

   Board of Directors. The Vesta Certificate and Bylaws provide that Vesta's Board will be divided into three classes of directors, each class to be as nearly equal in number as possible. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of shareholders for a full three-year term. The Bylaws provide for not less than two nor more than twelve directors with the exact number of directors fixed by a majority of the total number of directors which Vesta would have if there were no vacancies. The Bylaws provide that a vacancy on Vesta's board and any newly created directorships resulting from any increase in the authorized number of directors may be filled for the full term or any remainder of a full term by an affirmative vote of a majority of directors remaining in office, even though less than a quorum. The Vesta Certificate provides that a director may be removed only for cause and only by affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding stock of Vesta.

   These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of Vesta's board by filling the vacancies created by removal with its own nominees unless such third party controls at least 80 percent of the combined voting power of the voting stock of Vesta. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of Vesta's board. Accordingly, these provisions would tend to deter unfriendly takeovers.

   Stockholder Action. Vesta's Bylaws provide that stockholder action may be taken only at an annual meeting or at a special meeting of stockholders called by the Chairman of the Board or by Vesta's Board pursuant to a resolution adopted by a majority of the total number of directors which Vesta would have if there were no vacancies. Stockholders are not permitted to call a special meeting of stockholders or to require that Vesta's Board call such a special meeting. This may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by Vesta's Board or by the Chairman of the Board.

   Rights Issuances. The Vesta Certificate authorizes the Vesta Board to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders thereof to purchase from Vesta shares of stock or other securities of Vesta or any other corporation. The times at which and the terms upon which such rights can be issued may be determined by the Vesta Board and set forth in the contracts or instruments that evidence such rights. The authority of the Vesta Board with respect to such rights includes, but is not limited to, determination of (a) the initial purchase price( per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights, (b) provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from any other stock or other securities of Vesta, (c) provisions which adjust the number or exercise price of such rights or amount or nature of the stock or other securities or property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any stock of Vesta, a change in ownership of Vesta's stock or other Securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to Vesta or any stock of Vesta, and provisions restricting the ability of Vesta to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of Vesta under such rights, (d) provisions which deny the holder of a specified percentage of the outstanding stock or other securities of Vesta the right to exercise such rights and/or cause the rights held by such holder to become void, and (e) provisions which permit Vests to redeem or exchange such rights, which redemption or exchange may be within the sole discretion of the Vesta Board.

   Such rights could, under certain circumstances, have the effect of discouraging third parties from seeking, or impairing their ability to seek, to acquire a significant portion of the outstanding securities of Vesta, to engage in any transaction which might result in a change of control of Vesta or to enter into any agreement, arrangement or understanding with another party to accomplish the foregoing or for the purpose of acquiring, holding, voting or disposing of any securities of Vesta. The Vesta Board will make any determination to issue such rights based on its judgment as to the best interests of Vesta and its shareholders. The Vesta Board, in so acting, could issue rights having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the Vesta Board, including a tender offer or other transaction that some, or a majority, of Vesta's shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then current market price of such stock.

   Advance Notice Procedures. The Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders of the Company (the "Stockholder Notice Procedure"). The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Chairman or the Company's Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Stockholder Notice Procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman or the Company's Board or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, for notice of stockholder nomination to be made at an annual meeting to be timely, such notice must be received by Vesta not less than 70 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting (or if the date of the annual meeting is advanced by more than 20 days or delayed by more than 70 days from such anniversary date, not earlier than the 90th day prior to such meeting and not later than the later of (x) the 70th day prior to such meeting and (y) the 10th day after public announcement of the date of such meeting is first made). Notwithstanding the foregoing, in the event that the number of directors to be elected is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Company at least 80 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice will be timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Company not later than the 10th day after such public announcement is first made by the Company. Under the Stockholder Notice Procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by the Company not earlier than the 90th day before such meeting and not later than the later of (x) the 70th day prior to such meeting and (y) the 10th day after the public announcement of the date of such meeting is first made. In addition, under the Stockholder Notice Procedure, a stockholder's notice to the Company proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain certain specified information. If the chairman of a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

   Amendment. The Vesta Certificate provided that the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of voting stock, voting together as a single class, is required to amend provisions of the Vesta Certificate relating to the prohibition of stockholder action without a meeting; the number, election, term and removal of Vesta's directors; and the creation and issuance of rights entitling the holders thereof to purchase from Vesta shares of stock or other securities. The Vesta Certificate further provides that the bylaws may be amended by Vesta's board or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of voting stock, voting together as a single class.

Antitakeover Legislation

   Section 203 of the Delaware General Corporation Law, as amended ("Section 203") provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an "interested stockholder" unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder," (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." Except as otherwise specified in
Section 203, an "interested stockholder" is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person. Torchmark will not be subject to the limitations of Section 203.

   Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Vesta Certificate does not exclude Vesta from the restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring Vesta to negotiate in advance with the Vesta Board since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the shareholder becoming an interested shareholder. Such provisions also may have the effect of preventing changes in the management of Vesta. It is possible that such provisions could make it more difficult to accomplish transactions which Stockholders may otherwise deem to be in their best interests.

Insurance Regulation Concerning Change of Control

   Many state insurance regulatory laws intended primarily for the protection of policyholders contain provisions that require advance approval by state agencies of any change in control of an insurance company or insurance holding company that is domiciled (or, in some cases, having such substantial business that it is deemed commercially domiciled) in that state. In addition, many state insurance regulatory laws contain provisions that require pre-notification to state agencies of a change in control of a non-domestic admitted insurance company in that state. While such pre-notification statutes do not authorize the state agency to disapprove the change of control, such statutes do authorize issuance of a cease and desist order with respect to the nondomestic admitted insurer if certain conditions exist such as undue market concentration. Any future transactions that would constitute a change in control of Vesta would generally require prior approval by the State insurance departments of Alabama, Texas, Ohio, Indiana and Hawaii and would require the preacquisition notification in those states which have adopted preacquisition notification provisions and wherein the Company's subsidiaries are admitted to transact business. Such requirements may deter, delay or prevent certain transactions affecting the control of or the ownership of Common Stock, including transactions that could be advantageous to the stockholders of Vesta. For a more comprehensive discussion of applicable state regulations, see "Business--Regulation."

Limitation of Liability of Officers and Directors

   The Vesta Certificate provides that no officer or a director of Vesta will be personally liable to Vesta or its stockholders for monetary damages for breach of fiduciary duty as an officer or a director, except for liability (i) for any breach of the officer's or director's duty of loyalty to Vesta or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transaction from which the officer or director derived an improper personal benefit. In addition, Vesta's Bylaws provide that the Company will indemnify and hold harmless its officers, directors and others acting on its behalf.

   While the Vesta Certificate provides officers and directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Vesta Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on an officer's or a director's breach of his or her duty of care.

Transfer Agent and Registrar

   First Chicago Trust Company of New York is the transfer agent and registrar for the Common Stock.

                              PLAN OF DISTRIBUTION

   The Shares may be sold from time to time by Torchmark or its pledgees, distributees or donees. Such sales may be made on one or more exchanges or in negotiated transactions not on an exchange at prices and on terms then prevailing or at prices related to the then current market price or at negotiated prices. The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction and (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts in amounts to be negotiated immediately prior to the sale which amounts will not be greater than that normally paid in connection with ordinary trading transactions.

   The Shares may also be publicly offered through agents, underwriters or dealers. In such event, Torchmark may enter into agreements with respect to any such offering. Such underwriters, dealers or agents may receive compensation in the form of underwriting discounts, concessions or commissions from Torchmark and any such underwriters, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions, under the Securities Act.

   In order to comply with the securities laws of certain states, sales of the Shares to the public in such states may be made only through broker-dealers who are registered or licensed in such states. Sales of the Shares must also be made by Torchmark in compliance with other applicable state securities laws and regulations.

   In addition, any of the Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

   Vesta is registering the sales of the Shares by Torchmark under the Securities Act by means of a registration statement of which this Prospectus forms a part in accordance with a Separation and Public Offering Agreement dated September 13, 1993 between Torchmark and Vesta (the "Separation Agreement"). The Separation Agreement governs certain aspects of the relationship between Torchmark and Vesta as a result of the "spin-off" of Vesta by Torchmark. In the Separation Agreement, Vesta agreed to register the Shares for sale by Torchmark and pay the expenses of effecting such registration, other than the expenses of Vesta's counsel and the filing fees with the Commission, filing and qualification fees and expenses under applicable state securities laws, stock exchange listing fees and printing costs and expenses, all of which shall be paid by Torchmark.

                             VALIDITY OF SECURITIES

   The validity of the Common Stock offered hereby will be passed on by Balch & Bingham LLP of Birmingham, Alabama. Walter M. Beale, Jr., a director of the Company, is a partner with Balch & Bingham LLP. As of December 31, 1998, Mr. Beale was the beneficial owner of 30,529 shares of the Company's Common Stock.

                                    EXPERTS

   The financial statements of Vesta Insurance Group, Inc. as of December 31, 1998 and for the year then ended, included in this Registration Statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements and schedules of Vesta Insurance Group, Inc. as of December 31, 1997 and for each of the years in the two year period ended December 31, 1997, included herein and elsewhere in the

Registration Statement, have been included in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of Independent Accountants........................................   F-1
Independent Auditors' Report.............................................   F-2
Consolidated Balance Sheets at December 31, 1997 and 1998................   F-3
Consolidated Statements of Operations and Comprehensive Income (loss) for
 each of the years in the three-year period ended December 31, 1998......   F-4
Consolidated Statements of Stockholders' Equity for each of the years in
 the three-year period ended December 31, 1998...........................   F-5
Consolidated Statements of Cash Flows for each of the years in the three-
 year period ended December 31, 1998.....................................   F-6
Notes to Consolidated Financial Statements...............................   F-7
Consolidated Balance Sheets at June 30, 1999 and December 31, 1998.......  F-29
Consolidated Statements of Income and Comprehensive Income for the Six
 Months Ended June 30, 1999 and 1998.....................................  F-30
Consolidated Statements of Cash Flow for the Six Months Ended June 30,
 1999 and 1998...........................................................  F-31
Notes to Consolidated Financial Statements...............................  F-32

                       Report of Independent Accountants

To the Board of Directors and Stockholders
Vesta Insurance Group, Inc.

   In our opinion, the consolidated financial statements listed in the index on page F-76 of this Form S-1 present fairly, in all material respects, the financial position of Vesta Insurance Group, Inc. and its subsidiaries at December 31, 1998, and the results of their operations and their cash flows for the year ended in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedules listed in the index appearing on page F-76 of this Form S-1 present fairly, in all material respects, the information set forth therein at December 31, 1998 and the year then ended when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedules. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles and estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers, LLP

Birmingham, Alabama
April 15, 1999

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Vesta Insurance Group, Inc.
Birmingham, Alabama:

   We have audited the consolidated balance sheet of Vesta Insurance Group, Inc. and subsidiaries as of December 31, 1997 and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flow for each of the years in the two-year period ended December 31, 1997. These financial statements are the responsibility of Vesta's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vesta Insurance Group, Inc. and subsidiaries at December 31, 1997, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

   As discussed in Note B, the Company has restated its financial statements as of and for the year ended December 31, 1997.

                                          KPMG PEAT MARWICK LLP

Birmingham, Alabama
March 27, 1998, except
as to the statements of
comprehensive income
and Note B and Note O
which are as of
April 19, 1999

                          VESTA INSURANCE GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS
             (Amounts in thousands except share and per share data)

                                                            At December 31,
                                                         ----------------------
                                                            1997        1998
                                                         ----------  ----------
                                                         (Restated)
Assets:
 Investments:
  Fixed maturities available for sale--at fair value
   (cost: 1997--$488,923; 1998--$446,516)..............  $  495,566  $  457,219
  Equity securities--at fair value: (cost: 1997--
   $10,921; 1998--$18,127).............................      20,424      21,099
  Short-term investments...............................     119,025     131,029
                                                         ----------  ----------
  Total investments....................................     635,015     609,347
 Cash..................................................      21,801      25,321
 Accrued investment income.............................       8,419       7,194
 Premiums in course of collection (net of allowances
  for losses of
  $654 in 1997 and $1,712 in 1998).....................     252,193     121,948
 Reinsurance balances receivable.......................     315,534     265,903
 Reinsurance recoverable on paid losses................     136,640     111,577
 Deferred policy acquisition costs.....................     102,124     100,957
 Property and equipment................................      18,093      18,442
 Income tax receivable.................................       4,231      17,950
 Deferred income taxes.................................       7,310      19,090
 Other assets..........................................      39,358      35,681
 Goodwill..............................................      96,141      14,292
                                                         ----------  ----------
  Total assets.........................................  $1,636,859  $1,347,702
                                                         ==========  ==========
Liabilities:
 Reserves for:
  Losses and loss adjustment expenses..................     596,797     504,911
  Unearned premiums....................................     365,052     309,515
                                                         ----------  ----------
                                                            961,849     814,426
 Deferred gain on retroactive reinsurance..............      16,945       9,848
 Reinsurance balances payable..........................      56,897      49,028
 Other liabilities.....................................      60,230      48,071
 Short term debt.......................................      45,000      70,000
 Long term debt........................................      98,602      98,302
                                                         ----------  ----------
  Total liabilities....................................   1,239,523   1,089,675
Commitments and contingencies: See Note J
Deferrable Capital Securities..........................     100,000     100,000
Stockholders' equity
 Preferred stock, 5,000,000 shares authorized, none
  issued...............................................         --          --
 Common stock, $.01 par value, 32,000,000 shares
  authorized,
  issued: 1997--18,970,695 shares; 1998--18,964,322....         190         190
 Additional paid-in capital............................     162,550     156,465
 Accumulated other comprehensive income, net of
  applicable taxes.....................................       9,829       8,889
 Retained earnings.....................................     154,074      10,120
 Receivable from issuance of restricted stock..........      (3,891)     (2,045)
 Treasury stock........................................     (25,416)    (15,592)
                                                         ----------  ----------
  Total stockholders' equity...........................     297,336     158,027
                                                         ----------  ----------
  Total liabilities, Deferrable Capital Securities and
   stockholders' equity................................  $1,636,859  $1,347,702
                                                         ==========  ==========

          See accompanying Notes to Consolidated Financial Statements.

                          VESTA INSURANCE GROUP, INC.
     CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
                  (Amounts in thousands except per share data)

                            STATEMENTS OF OPERATIONS

                                                     For the Year Ended
                                                        December 31,
                                                ------------------------------
                                                  1996       1997      1998
                                                --------  ---------- ---------
                                                          (Restated)
Revenues:
 Net premiums written.......................... $468,056   $526,475  $ 491,590
 Decrease (increase) in unearned premium.......  (28,720)    (8,817)    18,103
                                                --------   --------  ---------
 Net premiums earned...........................  439,336    517,658    509,693
 Net investment income.........................   23,148     35,960     35,058
 Realized investment gains (losses)............       32      3,283      3,272
 Other.........................................      188      2,094      5,473
                                                --------   --------  ---------
  Total Revenue................................  462,704    558,995    553,496

Expenses:
 Losses incurred...............................  229,953    273,774    337,564
 Loss adjustment expense incurred..............   21,830     24,864     57,758
 Policy acquisition expenses...................  118,608    132,984    155,952
 Operating expenses............................   21,167     38,913     91,394
 Premium taxes and fees........................    5,928      8,567      8,648
 Interest on debt..............................   10,059     10,859     14,054
 Loss on asset impairment......................      --         --      74,496
 Goodwill amortization.........................      484      4,007      6,609
                                                --------   --------  ---------
  Total expenses...............................  408,029    493,968    746,475

 Net income (loss) before taxes................   54,675     65,027   (192,979)
 Income taxes (benefit)........................   17,862     23,116    (57,244)
 Deferred capital security interest, net of
  tax..........................................      --       5,051      5,449
                                                --------   --------  ---------
  Net Income (loss)............................ $ 36,813   $ 36,860  $(141,184)
                                                ========   ========  =========
 Basic net income (loss) per common share...... $   1.95   $   1.98  $   (7.61)
                                                ========   ========  =========
 Diluted net income (loss) per common share.... $   1.92   $   1.93  $   (7.61)
                                                ========   ========  =========

                   STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

Net income (loss).............................. $ 36,813   $ 36,860  $(141,184)
Other comprehensive income, net of tax:
 Unrealized holding gains (losses) on
  available-for-sale securities net of
  applicable taxes of $(422), $2,778 and $2,676
  in 1996, 1997 and 1998, respectively.........     (742)     7,521      1,187
 Less realized gains on available-for-sale
  securities net of applicable taxes of $11,
  $1,149 and 1,145 in 1996, 1997 and 1998,
  respectively.................................       21      2,134      2,127
                                                --------   --------  ---------
                                                    (763)     5,387       (940)
Comprehensive income (loss).................... $ 36,050   $ 42,247  $(142,124)
                                                ========   ========  =========

          See accompanying Notes to Consolidated Financial Statements.

                          VESTA INSURANCE GROUP, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (Amounts in thousands)

                                             Accumulated                       Receivable
                                 Additional     Other                             From
                          Common  Paid-in   Comprehensive Retained   Treasury  Restricted
                          Stock   Capital   Income (Loss) Earnings    Stock      Stock
                          ------ ---------- ------------- ---------  --------  ----------
Balance, December 31,
  1995 .................   $189   $159,449     $5,205     $  86,098  $   (520)  $(3,162)
Net income..............    --         --         --         36,813       --
Issuance of stock.......      1      1,188        --            --        --        --
Change in restricted
 stock receivable.......    --         --         --            --        --        (45)
Treasury stock
 acquisitions...........    --         --         --            --    (10,597)      --
Treasury stock issued
 for options exercised..    --          63        --            (64)      563       --
Common dividends
 declared
 (0.20 per share).......    --         --         --         (2,836)      --        --
Net change in unrealized
 gains net of tax of
 $(411).................    --         --        (763)          --        --        --
Tax Benefit from
 exercise of stock
 options................    --         337        --            --        --        --
                           ----   --------     ------     ---------  --------   -------
Balance, December
  31,1996...............    190    161,037      4,442       120,011   (10,554)   (3,207)
Net income as restated..    --         --         --         36,860       --        --
Change in restricted
 stock receivable.......    --         --         --            --        --       (684)
Treasury stock
 acquisitions...........    --         --         --            --    (21,164)      --
Treasury stock issued
 for options exercised..    --      (1,061)       --            --      6,302       --
Common dividends
 declared (0.15 per
 share).................    --         --         --         (2,797)      --        --
Net change in unrealized
 gains net of tax of
 $3,927.................    --         --       5,387           --        --        --
Tax benefit from
 exercise of stock
 options................    --       2,574        --            --        --        --
                           ----   --------     ------     ---------  --------   -------
Balance, December
  31,1997 as restated...    190    162,550      9,829       154,074   (25,416)   (3,891)
Net loss................    --         --         --       (141,184)      --        --
Change in restricted
 stock receivable.......    --         --         --            --        --      1,846
Treasury stock issued
 for options exercised..    --      (6,833)       --            --      9,824       --
Common dividends
 declared (0.15 per
 share).................    --         --         --         (2,770)      --        --
Net change in unrealized
 gains net of tax of
 $(1,531)...............    --         --        (940)          --        --        --
Tax benefit from
 exercise of stock
 options................    --         748        --            --        --        --
                           ----   --------     ------     ---------  --------   -------
Balance, December
  31,1998...............   $190   $156,465     $8,889     $  10,120  $(15,592)  $(2,045)
                           ====   ========     ======     =========  ========   =======



          See accompanying Notes to Consolidated Financial Statements

                          VESTA INSURANCE GROUP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                         (Dollar amounts in thousands)

                                                      For the Year Ended
                                                         December 31,
                                                 -------------------------------
                                                   1996       1997       1998
                                                 --------  ----------  ---------
                                                           (Restated)
Operating Activities:
 Net income (loss).............................  $ 36,813  $  36,860   $(141,184)
 Adjustments to reconcile net income (loss) to
  cash provided from
  operations:
  Changes in:
  Loss and LAE reserves........................     4,773    140,152     (91,886)
  Unearned premium reserves....................    59,813     38,350     (55,537)
  Deferred income taxes........................       --       3,959       9,434
  Accrued income taxes.........................    (3,326)   (18,354)    (34,933)
  Reinsurance balances payable.................   (18,201)     5,735      (7,869)
  Other liabilities............................    14,126     18,617     (26,633)
  Premiums in course of collection.............   (10,877)  (285,188)    179,874
  Reinsurance recoverable on paid losses.......   (25,363)    (8,515)     25,063
  Other assets.................................   (39,632)    15,519      12,505
  Policy acquisition costs deferred............   (60,797)  (112,981)   (163,433)
  Policy acquisition costs amortized...........    53,096    105,209     164,600
  Investment gains.............................       (32)    (3,283)     (3,272)
  Amortization and depreciation................     3,562      4,803      11,647
  Goodwill impairment..........................       --         --       74,496
  Gain on disposition of property, plant,
   equipment...................................      (115)       (38)        --
                                                 --------  ---------   ---------
  Net cash provided from (used in) operations..    13,840    (59,155)    (47,128)
Investing Activities:
 Investments sold, matured, and called:
  Fixed maturities available for sale--matured,
   called and sold.............................    43,811    283,723     156,377
  Equity securities............................       --       2,291       3,822
 Investments acquired:
  Fixed maturities available for sale..........   (37,239)   (52,871)   (116,007)
  Equity securities............................    (7,326)       --       (4,323)
  Net cash paid for acquisition................       --    (245,811)        --
 Net increase in short-term investments........    (9,490)   (13,610)    (12,005)
 Additions to property and equipment...........    (1,754)    (4,182)     (5,659)
 Dispositions of property and equipment........       236        289       1,677
                                                 --------  ---------   ---------
  Net cash provided from (used in) investing
   activities..................................   (11,762)   (30,171)     23,882
Financing Activities:
 Issuance of long and short term debt and
  deferrable capital securities................     7,116    123,321      24,700
 Issuance of treasury stock....................       563      6,302         --
 Acquisition of treasury stock.................   (10,597)   (21,164)        --
 Dividends paid................................    (2,836)    (2,797)     (2,770)
 Capital contributions from exercising stock
  options......................................     1,481        828       4,836
                                                 --------  ---------   ---------
  Net cash provided from (used in) financing
   activities..................................    (4,273)   106,490      26,766
                                                 --------  ---------   ---------
Increase (decrease) in cash....................    (2,195)    17,164       3,520
Cash at beginning year.........................     6,832      4,637      21,801
                                                 --------  ---------   ---------
Cash at end of year............................  $  4,637  $  21,801   $  25,321
                                                 ========  =========   =========

--------

          See accompanying Notes to Consolidated Financial Statements.

                          VESTA INSURANCE GROUP, INC.
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands)

Note A--Significant Accounting Policies

   Financial Statement Presentation: Vesta Insurance Group, Inc. (Vesta) and subsidiaries (the Company) was incorporated by Torchmark Corporation ("Torchmark") on July 9, 1993 and capitalized on July 16, 1993 with a $50 million contribution from Torchmark and the contribution from Torchmark of all of the outstanding common stock of J. Gordon Gaines, Inc., Liberty National Reinsurance Company, Ltd, and Vesta Fire Insurance Corporation (Vesta Fire) and its wholly-owned subsidiaries. On November 18, 1993, the Company completed an initial public offering of common stock which resulted in proceeds to the Company of approximately $51 million. At year-end 1998, Torchmark held approximately 23.9% of the outstanding common stock of the Company with the balance publicly traded.

   Nature of Operations: The Company is a holding company for a group of property and casualty insurance companies (the "Vesta Group") that offer treaty reinsurance and primary insurance on personal and commercial risks. The lead insurer in the Vesta Group is Vesta Fire. In both its reinsurance and primary insurance operations, the Company focuses primarily on private passenger auto and property coverages. Gross premiums written by the Company in 1998 totaled $759.0 million. Gross premiums written in the reinsurance line were $287.6 million in 1998, substantially all of which were on personal (including automobile) risks and commercial property risks. Also, property (including auto physical damage) risks accounted for approximately 62% of the Company's gross premiums written in all lines in 1998.

   The availability and cost of reinsurance and retrocessional coverage may vary significantly over time and are subject to prevailing market conditions. Pricing on both assumed and ceded reinsurance weakened slightly in 1997 and 1998 due to increased availability of reinsurance market capacity.

   Use of Estimates in the Preparation of the Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates. These estimates and assumptions are particularly important in determining the premiums in course of collection, reserves for losses and loss adjustment expenses and deferred policy acquisition costs.

   Investments: Investment securities are classified in three categories at date of purchase and accounted for as follows: (i) Debt securities which are purchased with the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; (ii) Debt and equity securities which are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; and (iii) Debt and equity securities which are not classified as either held-to-maturity or trading securities are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity.

   Short-term investments are carried at cost and include investments in certificates of deposit and other interest-bearing time deposits with original maturities of one year or less. If an investment becomes permanently impaired, such impairment is treated as a realized loss and the investment is adjusted to net realizable value.

   Gains and losses realized on the disposition of investments are recognized as revenues and are determined on a specific identification basis. Unrealized gains and losses on equity securities and fixed maturities available for sale, net of deferred income taxes, are reflected directly in stockholders' equity.

    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands) Note A--Significant Accounting Policies (continued)

   Determination of Fair Values of Financial Instruments: Fair values for cash, short-term investments, short-term debt, receivables and payables approximate their carrying value. Fair values for investment securities and long-term debt are based on quoted market prices where available. Otherwise, fair values are based on quoted market prices of comparable instruments.

   Cash: Cash consists of balances on hand and on deposit in banks and financial institutions.

   Recognition of Premium Revenue: Earned premiums on primary business are generally recognized as revenue on a pro rata basis over the policy term. Earned premiums on assumed reinsurance are recognized as revenue when reported by the cedant. Also, due to the delay in reporting from its reinsurance cedants, the Company accrues unreported premium revenue on its assumed reinsurance business based on historical experience. The company estimates for its reinsurance reports received subsequent to a period end on a combined calendar/accident year basis. These accrued premiums are necessarily based on estimates and, while management believes that the accruals are reasonable, the ultimate reported premium may be less than or in excess of the amounts accrued.

   Losses and Loss Adjustment Expenses: The liability for losses and loss adjustment expenses ("LAE") includes an amount determined from loss reports and individual cases. It also includes an amount for losses incurred but not reported which is based on past experience. Such liabilities are necessarily based on estimates and, while management believes that the amount is adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liabilities are continually reviewed, and any adjustments are reflected in earnings currently. These reserves are established on an undiscounted basis and are reduced for estimates of salvage and subrogation.

   Deferred Acquisition Costs: Commissions and other costs of acquiring insurance that vary with and are primarily related to the production of new and renewal business are deferred and amortized over the terms of the policies or reinsurance treaties to which they relate. Anticipated investment income is considered in determining recoverability of deferred acquisition costs on certain lines.

   Reinsurance: Reinsurance enables an insurance company, by assuming or ceding reinsurance, to diversify its risk and limit its financial exposure to risk and catastrophic events. However, reinsurance does not ordinarily relieve the primary insurer from its obligations to the insured. In the ordinary course of business, Vesta assumes business from other insurance organizations and also reinsures certain risks with other insurance organizations.

   Income Taxes: Vesta accounts for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

   Property and Equipment: Property and equipment is reported at cost less allowances for depreciation. Depreciation is recorded primarily on the straight line method over the estimated useful lives of these assets which range from 2 to 5 years for equipment. Ordinary maintenance and repairs are charged to income as incurred.

   Goodwill: The company amortizes goodwill on a straight-line basis over a period of 15 years.

   Reclassification: Certain amounts in the financial statements presented have been reclassified from amounts previously reported in order to be comparable between years. These reclassifications have no effect on previously reported stockholders' equity or net income during the period involved.

    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands) Note A--Significant Accounting Policies (continued)

   Income Per Share: The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per share," effective for the year ended 1997. This standard requires the dual presentation of basic and diluted earnings per share ("EPS") on the face of the income statement and a reconciliation of basic EPS to diluted EPS. As required by SFAS 128, prior-period EPS data has been restated for comparability. Basic EPS is computed by dividing income available to common stockholders by the weighted average common shares outstanding for the period. Weighted average common shares outstanding for each period are as follows: 1998-18,548,612, 1997-18,600,000, 1996-
18,860,000. Diluted EPS is calculated by adding to shares outstanding the additional net effect of potentially dilutive securities or contracts which could be exercised or converted into common shares. Weighted average diluted shares outstanding for each period are as follows: 1998--18,548,612, 1997-- 19,053,000, 1996--19,157,000.

                                                      Year Ended December 31,
                                                     -------------------------
                                                      1996    1997     1998
                                                     ------- ------- ---------
                                                            (restated)
                                                     (in thousands except per
                                                            share data)
BASIC NET INCOME PER SHARE:
 Weighted average common shares outstanding.........  18,860  18,600    18,548
 Net income (loss).................................. $36,813 $36,860 $(141,184)
 Basic net income per share......................... $  1.95 $  1.98 $   (7.61)
DILUTED NET INCOME PER SHARE:
 Weighted average common shares outstanding.........  18,860  18,600    18,548
 Net effect of the assumed exercise of stock options
  and nonvested restricted stock--based on the
  treasury stock method using average market price
  for the year......................................     297     453       --
                                                     ------- ------- ---------
 Total weighted average common shares and common
  stock equivalents outstanding.....................  19,157  19,053    18,548
 Net income......................................... $36,813 $36,860 $(141,184)
 Diluted net income per share....................... $  1.92 $  1.93 $   (7.61)

   Long lived assets: The Company evaluates long-lived assets and certain identifiable intangibles held and used by an entity for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This evaluation is based on undiscounted future projected cash flows of the asset or asset group. If an impairment exists, the amount of such impairment is calculated based on the estimated fair value of the assets. Fair value is generally determined by discounting future projected cash flows of the asset or asset group under review.

   In accordance with Accounting Principles Board Opinion (APB) No. 17, "Intangible Assets," the recoverability of goodwill not identified with assets subject to an impairment loss is reviewed for impairment, on an acquisition by acquisition basis, whenever events or changes in circumstances indicate that it may not be recoverable. If such an event occurred, the Company would prepare projections of future discounted cash flows for the applicable acquisition. The projections are for the remaining term of the goodwill using a discount rate and terminal value that would be customary for evaluating insurance company transactions. The Company believes this discounted cash flow approach approximates fair market value.

   New Accounting Standards: In 1998, the Company implemented SFAS No. 130, "Reporting Comprehensive Income," SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," and SFAS No. 132, "Employers Disclosures about Pensions and Other Postretirement Benefits." These financial statements have been prepared with the expanded disclosures required by these standards.

    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands) Note A--Significant Accounting Policies (continued)

   In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This pronouncement is effective for periods beginning January 1, 1999 with early application encouraged. The Company implemented SOP 98-1 in 1998. The adoption of this standard did not have a material impact on the Company's financial position, results of operations or cash flows.

Note B--Restatement

   The Company determined, subsequent to the issuance of the 1997 financial statements, that a specific reinsurance ceded contract entered into in 1997 contains retroactive elements as defined in SFAS 113. A contract is deemed retroactive when an assuming enterprise agrees to reimburse a ceding enterprise for liabilities incurred as a result of past insurable events. For such contracts, SFAS 113 requires that any initial gain and any benefit due from a reinsurer as a result of subsequent covered losses be deferred in the financial statements of the ceding enterprise and recognized into income over the settlement period of the underlying claims. The Company erroneously recorded a gain on this contract in the fourth quarter of 1997 and has adjusted its previously issued financial statements to appropriately defer and recognize such gain. Analysis of this contract under the recovery method resulted in the following adjustments to the 1997 financial statements included herein:

                                         As Previously
                                           Reported    Restatement As Restated
                                         ------------- ----------- -----------
Losses incurred.........................   $256,829     $ 16,945    $273,774
Income taxes............................     29,048       (5,932)     23,116
  Net income............................     47,873      (11,013)     36,860
Basic net income per common share.......   $   2.57         (.59)       1.98
Diluted net income per common share.....   $   2.51         (.58)       1.93
Deferred income taxes...................      1,378        5,932       7,310
Deferred gain on retroactive
 reinsurance............................          0       16,945      16,945
Retained earnings.......................    165,087      (11,013)    154,074

   The deferred gain, which is included in the accompanying balance sheet, associated with this contract at December 31, 1997 and 1998 is $16.9 million and $9.8 million, respectively.

Note C--Asset Impairment

   During the fourth quarter of 1998, management evaluated goodwill recoverability pursuant to the Company's existing policies. The evaluation indicated an impairment of goodwill acquired as part of the Shelby Acquisition (See Note Q). The events that led to this conclusion include the Company's inability to integrate the Shelby acquisition as planned and the resulting high level of expenses, and the recording of significant operating losses in 1998.

   The Company's measurement of this impairment was based on cash flow analysis using projections for the remaining term of the goodwill and a weighted average cost of capital and terminal value deemed appropriate for evaluating companies similar to Vesta. The weighted average cost of capital and future premium growth rates used were 12% and 5% respectively. The assumptions used in this analysis represent management's best estimate of future results. However, actual results could differ from these estimates.

   As a result of this measurement, the unamortized goodwill attributable to the Shelby Acquisition was reduced by $74.5 million.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (Dollar amounts in thousands)

Note D--Statutory Accounting and Regulation

   Insurance subsidiaries of Vesta are required to file statutory financial statements with state insurance regulatory authorities. Accounting principles used to prepare these statutory financial statements differ from GAAP. The most significant differences between statutory accounting principles and GAAP are as follows: (a) acquisition costs of obtaining new business are deferred and amortized over the policy period rather than charged to operations as incurred;
(b) loss and loss adjustment expense are reduced for the benefits of salvage and subrogation; (c) deferred income taxes are provided for temporary differences between financial and taxable earnings; (d) certain items are reported as assets (property and equipment, agents' balances, prepaid expenses) rather than being charged directly to surplus as non admitted items; (e) statutory accounting disallows reserve credits for reinsurance in certain circumstances; (f) bonds are recorded at their market values instead of amortized costs. The tables set forth below reflect the Company's revision of its accounting for its assumed reinsurance business to reflect only accident/calendar year information. Effective with its year end 1997 statutory filings, the adjustments reversed, in the form of a one-time charge, the cumulative effect of the Company's prior practice of making estimates for reinsurance assumed on a combined underwriting and accident year basis, the accounting practice consistently applied over prior years. On a GAAP basis, the revision was accounted for by retroactively restating prior financial statements.

   A reconciliation of Vesta's insurance subsidiaries' reported statutory net income (loss) to Vesta's consolidated GAAP net income (loss) is as follows:

                                              Year Ended December 31,
                                            ---------------------------------
                                              1996      1997          1998
                                            --------  ---------     ---------
   Statutory net income (loss)............. $ 46,745  $ (44,941)    $(107,074)
   Accounting Irregularities (2)...........      --         --          7,715
   Deferral of acquisition costs...........   60,797    112,981       163,433
   Amortization of acquisition costs.......  (53,096)  (105,210)     (164,600)
   Effects of retroactive reinsurance......      --     (16,945)        7,097
   Differences in insurance policy
   liabilities.............................    1,104     13,177        14,910
   Reinsurance premium and loss accrual....  (13,424)    46,785 (1)       --
   Deferred income taxes...................    1,621      2,732        39,294
   Income (loss) of non-insurance entities
   and other ..............................   (6,450)    32,012       (20,854)
   Investment gains........................      --         276           --
   Goodwill amortization...................     (484)    (4,007)       (6,609)
   Loss on asset impairment................      --         --        (74,496)
                                            --------  ---------     ---------
   GAAP net income (loss).................. $ 36,813  $  36,860     $(141,184)
                                            ========  =========     =========

Note D--Statutory Accounting and Regulation (continued)

   A reconciliation of Vesta's insurance subsidiaries' reported statutory stockholders' equity to Vesta's consolidated GAAP stockholders' equity is as follows:

    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands)

                                                   Year Ended December 31,
                                                 -----------------------------
                                                   1996      1997       1998
                                                 --------  ---------  --------
      Statutory stockholder's equity...........  $352,695  $ 317,875  $220,210
      Deferred gain on retroactive
      reinsurance..............................       --     (16,945)   (9,848)
      Differences in insurance policy
      liabilities..............................     2,376     15,554    55,343
      Deferred policy acquisition costs........    75,532    102,124   100,957
      Deferred income taxes....................   (21,463)     7,310    19,090
      Nonadmitted assets.......................     1,267        297    22,131
      Goodwill.................................     7,339     96,141    14,292
      Net liabilities of non-insurance
      entities.................................  (101,914)  (231,204) (274,850)
      Reinsurance premium and loss accrual(1)..   (46,785)                 --
      Unrealized gain on investments...........     2,872      6,184    10,702
                                                 --------  ---------  --------
      GAAP stockholders' equity................  $271,919  $ 297,336  $158,027
                                                 ========  =========  ========

--------
(1) Vesta Fire has revised its statutory and GAAP accounting for its assumed reinsurance business to reflect only accident/calendar year information in 1997. On a GAAP basis, the correction was accounted for by restating prior financial statements. On a statutory basis, the correction was made on a cumulative basis to the 1997 statutory filings.
(2) In June 1998, the Company completed an internal investigation which resulted in a reduction of net income of approximately $13.6 million relating to the fourth quarter of 1997 and the first quarter of 1998. For GAAP purposes, the amounts relating to 1997 were corrected in 1997, while for statutory purposes, the amounts related to the fourth quarter of 1997 were recorded in the 1998 statutory reports as the 1997 statutory reports had been filed prior to such discovery.

   The excess, if any, of stockholders' equity of the insurance subsidiaries on a GAAP basis over that as reported on a statutory basis is not available for distribution to its stockholders without regulatory approval.

   The Company's insurance subsidiaries are subject to regulation by the insurance departments of states in which they are licensed and undergo examinations by those departments. The Alabama Department of Insurance ("ADOI") completed its examination of Vesta Fire's 1997 statutory report and issued its report on December 18, 1998. The examination resulted in adjustments to decrease reported statutory surplus by $255 million. Management believes that it has appropriately recorded such adjustments in Vesta Fire's 1998 statutory report or that other remedies have been executed to render certain adjustments inappropriate for 1998 (for example, corrections of technical violations of reinsurance security letters of credit). The ADOI is currently conducting a target examination on Vesta Fire's 1998 filing. This examination could result in adjustments to Vesta Fire's statutory statements, including policyholder surplus. Management does not believe that such adjustments, if any, would have a material impact on the Company's financial position or results of operations or cash flows.

Note D--Statutory Accounting and Regulation (continued)

   Restrictions on Dividends to Stockholders. The Company's insurance subsidiaries are subject to various state statutory and regulatory restrictions, generally applicable to each insurance company in its state of incorporation, which limit the amount of dividends or distributions by an insurance company to its stockholders. The payment of dividends by Vesta Fire is subject to certain limitations imposed by the insurance laws of the State of Alabama. The restrictions are generally based on certain levels of surplus, investment income and operating income, as determined under statutory accounting practices. Alabama and most other states that regulate Vesta Fire's operations permit dividends in any year which together with other dividends or distributions made within the preceding 12 months, do not exceed the greater of
(i) 10% of statutory surplus as of the end of the preceding year or (ii) the statutory net income for the preceding year, with larger dividends

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (Dollar amounts in thousands)

payable only upon prior regulatory approval. Certain other extraordinary transactions between an insurance company and its affiliates, including sales, loans or investments which in any twelve-month period aggregate at least 3% of its admitted assets or 25% of its statutory capital and surplus, also are subject to prior approval by the Department of Insurance. In 1998, the Company voluntarily agreed that it will not pay any dividends, except those required to service "indebtedness" as defined under the $200 million Revolving Credit Facility Agreement (Note P), until December 31, 1999, without the prior written approval of the ADOI.

   Risk-Based Capital Requirements. The NAIC adopted risk-based capital requirements that require insurance companies to calculate and report information under a risk-based formula which attempts to measure statutory capital and surplus needs based on the risks in a company's mix of products and investment portfolio. The formula is designed to allow state insurance regulators to identify potential weakly capitalized companies. Under the formula, a company determines its "risk-based capital" ("RBC") by taking into account certain risks related to the insurer's assets (including risks related to its investment portfolio and ceded reinsurance) and the insurer's liabilities (including underwriting risks related to the nature and experience of its insurance business). Risk-based capital rules provide for different levels of regulatory attention depending on the ratio of a company's total adjusted capital to its "authorized control level" ("ACL") of RBC. Based on calculations made by the Company, the RBC levels for each of the Company's insurance subsidiaries did not trigger regulatory attention.

Note E--Investment Operations

   Investment income is summarized as follows:

                                                      Year Ended December 31,
                                                      -------------------------
                                                       1996     1997     1998
                                                      -------  -------  -------
   Fixed maturities.................................. $16,668  $23,876  $27,930
   Equity securities.................................     199      248      422
   Short-term investments............................   6,982   12,763    9,323
                                                      -------  -------  -------
                                                       23,849   36,887   37,675
   Less investment expense...........................    (701)    (927)  (2,617)
                                                      -------  -------  -------
   Net investment income............................. $23,148  $35,960  $35,058
                                                      =======  =======  =======

Note E--Investment Operations (continued)

   An analysis of gains (losses) from investments is as follows:

                                                    Year Ended December 31,
                                                   --------------------------
                                                     1996     1997     1998
                                                   --------  ------- --------
      Realized investment gains (losses) from:
       Fixed maturities........................... $   (139) $ 3,000 $    159
       Equity securities..........................      171      283    3,113
                                                   --------  ------- --------
                                                         32    3,283    3,272
                                                   ========  ======= ========
      Net change in unrealized investment gains
      (losses) on:
       Fixed maturities available for sale........ $ (2,523) $ 3,772 $  4,060
       Equity securities available for sale.......    1,349    5,542   (6,531)
       Applicable tax (benefit)...................     (411)   3,927   (1,531)
                                                   --------  ------- --------
      Net change in unrealized gains (losses)..... $   (763) $ 5,387 $   (940)
                                                   ========  ======= ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (Dollar amounts in thousands)


   A summary of fixed maturities and equity securities by amortized cost and estimated fair value at December 31, 1997 and 1998 is as follows:

                                                   Gross      Gross
                                       Amortized Unrealized Unrealized   Fair
1997:                                    Cost      Gains      Losses    Value
-----                                  --------- ---------- ---------- --------
Fixed maturities available for sale:
 United States Government............. $ 84,896   $ 1,348     $   96   $ 86,148
 States, municipalities and political
  subdivisions........................  145,567     2,891          0    148,458
 Foreign governments..................    3,643       102          0      3,745
 Corporate............................  194,672     1,844        107    196,409
 Mortgage-backed securities, GNMA
  collateral..........................   60,145       743         82     60,806
                                       --------   -------     ------   --------
  Total Fixed Maturities..............  488,923     6,928        285    495,566
Equity securities.....................   10,921     9,503          0     20,424
                                       --------   -------     ------   --------
  Total portfolio..................... $499,844   $16,431     $  285   $515,990
                                       ========   =======     ======   ========
1998:
-----
Fixed maturities available for sale:
 United States Government............. $ 72,935   $ 2,509     $   28   $ 75,416
 States, municipalities and political
  subdivisions........................  124,358     3,386        --     127,744
 Foreign governments..................    3,619       128         30      3,717
 Corporate............................  157,831     3,931        180    161,582
 Mortgage-backed securities, GNMA
  collateral..........................   87,773     1,058         71     88,760
                                       --------   -------     ------   --------
  Total Fixed Maturities..............  446,516    11,012        309    457,219
Equity securities.....................   18,127     4,079      1,107     21,099
                                       --------   -------     ------   --------
  Total portfolio..................... $464,643   $15,091     $1,416   $478,318
                                       ========   =======     ======   ========

Note E--Investment Operations (continued)

   A schedule of fixed maturities held for investment by contractual maturity at December 31, 1998 is shown below on an amortized cost basis and on a fair value basis. Actual maturities could differ from contractual maturities due to call or prepayment provisions.

                                                             Amortized   Fair
                                                               Cost     Value
                                                             --------- --------
   Due in one year or less.................................. $ 49,029  $ 50,929
   Due from one to five years...............................  209,811   216,029
   Due from five to ten years...............................   79,983    81,482
   Due in ten years or more.................................   19,920    20,019
                                                             --------  --------
                                                              358,743   368,459
   Mortgage backed securities, including
    GNMA's and GNMA collateral..............................   87,773    88,760
                                                             --------  --------
   Total.................................................... $446,516  $457,219
                                                             ========  ========

   Proceeds from sales, maturities and calls of fixed maturities were $44 million in 1996, $284 million in 1997 and $156 million in 1998. Gross gains realized on those sales were $23 thousand in 1996, $3,386 thousand in 1997 and $178 thousand in 1998. Gross losses on those sales were $162 thousand in 1996, $329 thousand in 1997 and $19 thousand in 1998.

    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands)

Note F--Property and Equipment

   A summary of property and equipment used in the business is as follows:

                                       December 31, 1997    December 31, 1998
                                      -------------------- --------------------
                                              Accumulated          Accumulated
                                       Cost   Depreciation  Cost   Depreciation
                                      ------- ------------ ------- ------------
   Building and real estate.......... $16,518   $ 8,415    $15,664   $ 8,993
   Data processing equipment.........   7,383     2,557     10,603     5,079
   Furniture and office equipment....   3,952     1,776      4,271     2,443
   Other.............................   3,744       756      5,910     1,491
                                      -------   -------    -------   -------
                                      $31,597   $13,504    $36,448   $18,006
                                      =======   =======    =======   =======

   Depreciation expense on property and equipment used in the business was $1.4 million, $2.9 million and $4.2 million each of the years 1996, 1997, 1998.

Note G--Deferred Policy Acquisition Costs

   Deferred policy acquisition costs for the years ended December 31, 1996, 1997 and 1998 are summarized as follows:

                                                  Year Ended December 31,
                                                -----------------------------
                                                  1996      1997       1998
                                                --------  ---------  --------
   Balance at beginning of year................ $ 67,831  $  75,532  $102,124
   Deferred policy acquisition costs acquired
    from Anthem Casualty Group.................      --      18,820       --
   Deferred during period......................   60,797    112,981   163,433
   Amortized during period.....................  (53,096)  (105,209) (164,600)
                                                --------  ---------  --------
   Balance at end of year...................... $ 75,532  $ 102,124  $100,957
                                                ========  =========  ========

   Commissions comprise the majority of the additions to deferred policy acquisition costs in each year.

    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands)

Note H--Reserves for Losses and Loss Adjustment Expenses

   The table below presents a reconciliation of beginning and ending loss and LAE reserves for the last three years:

                                                  Year Ended December 31,
                                               -------------------------------
                                                 1996       1997       1998
                                               ---------  ---------  ---------
   Gross Losses and LAE reserves at beginning
    of year..................................  $ 168,502  $ 173,275  $ 596,797
   Reinsurance Recoverable...................    (49,769)   (60,343)  (204,336)
                                               ---------  ---------  ---------
   Net Losses and LAE reserves at beginning
    of year..................................    118,733    112,932    392,461
   Increases (decreases) in provisions for
    losses and LAE for claims incurred:
    Current year.............................    242,454    311,089    396,091
    Prior year...............................      9,329    (12,451)      (769)
   Acquisition of Shelby.....................        --     300,315        --
   Losses and LAE payments for claims in-
    curred:
    Current year.............................   (168,981)  (166,447)  (269,369)
    Prior year...............................    (88,603)  (152,977)  (219,642)
                                               ---------  ---------  ---------
   Net Losses and LAE reserves at end of         112,932    392,461    298,772
   year......................................
   Reinsurance Recoverable...................     60,343    204,336    206,139
                                               ---------  ---------  ---------
   Gross loss and LAE Reserves...............  $ 173,275  $ 596,797  $ 504,911
                                               =========  =========  =========

Note I--Related Party Transactions

   Vesta leases office space from Torchmark Development Corporation, a wholly owned subsidiary of Torchmark. Rent expense of $.6 million, $.7 million and $1.2 million was charged to operations for the years ended December 31, 1996, 1997 and 1998, respectively, related to this lease agreement.

   Waddell & Reed Asset Management Company, ("WRAMCO"), provides investment advice and services to the Company and its subsidiaries in connection with the management of their respective portfolios pursuant to an Investment Services Agreement. The Company paid $.4 million, $.4 million and $.6 million in fees to WRAMCO pursuant to the Investment Services Agreement in 1996, 1997 and 1998, respectively.

   On September 13, 1993, Vesta Fire Insurance Corporation, a wholly owned subsidiary of the Company ("Vesta Fire"), and Liberty National Life Insurance Company ("Liberty National"), a wholly owned subsidiary of Torchmark, entered into a Marketing and Administrative Services Agreement, pursuant to which Vesta Fire marketed certain of its industrial fire insurance products through agents of Liberty National. Under this agreement, Liberty National pays to Vesta Fire an amount equal to all premiums collected by Liberty National after deducting all expenses incurred by Liberty National which are directly attributable to the industrial fire insurance products and after deducting a fee for administrative services. Such fee for 1996, 1997 and 1998 was $1.7 million, $1.4 million and $.9 million, respectively. This agreement was terminated effective April 30, 1995, and these products are no longer marketed through Liberty National agents. However, Liberty National continues to service the existing business.

Note J--Commitments and Contingencies

   Litigation: Subsequent to the filing of its quarterly report on Form 10-Q for the period ended March 31, 1998 with the Securities and Exchange Commission, the Company became aware of certain accounting irregularities consisting of inappropriate reductions of reserves and overstatements of premium income in the Company's reinsurance business that had been recorded in the fourth quarter of 1997 and the first quarter of 1998. The Company promptly commenced an internal investigation to determine the exact scope and amount of such reductions and overstatements. This investigation concluded that inappropriate amounts had, in fact, been

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (Dollar amounts in thousands)


Note J--Commitment and Contingencies (continued)

recorded and the Company determined it should restate its previously issued 1997 financial statements and first quarter 1998 Form 10-Q. Additionally, during its internal investigation the Company re-evaluated the accounting methodology being utilized to recognize earned premium income in its reinsurance business. The Company had historically reported certain assumed reinsurance premiums as earned in the year in which the related reinsurance contracts were entered even though the terms of those contracts frequently bridged two years. The Company determined that reinsurance premiums should be recognized as earned over the contract period and corrected the error in its accounting methodology by restating previously issued financial statements. The Company issued press releases, which were filed with the Securities and Exchange Commission, on June 1, 1998 and June 29, 1998 announcing its intention to restate its historical financial statements.

   The Company restated its previously issued financial statements for 1995, 1996 and 1997 and its first quarter 1998 Form 10-Q for the above item by issuance of a current report on Form 8-K dated August 19, 1998. These restatements resulted in a cumulative decrease to stockholder' equity of $75.2 million through March 31, 1998.

   Commencing in June, 1998, the Company and several of its current and former officers and directors were named in several purported class action lawsuits in the United States District Court for the Northern District of Alabama and in one purported class action lawsuit in the Circuit Court of Jefferson County, Alabama. Several of Vesta's officers and directors also have been named in a derivative action lawsuit in the Circuit Court of Jefferson County, Alabama, in which Vesta is a nominal defendant.

   The class action lawsuit filed in the Circuit Court of Jefferson County, Alabama has been dismissed and the derivative case has been placed on the administrative docket. The class actions filed in the United States District Court for the Northern District of Alabama have been consolidated into a single action in that district. The purported class representatives in that action have filed (a) a consolidated amended complaint alleging that the defendants violated the federal securities laws and (b) a motion for class certification. The consolidated amended complaint also added as defendants Torchmark Corporation and the Company's predecessor auditors, KPMG Peat Marwick, LLP. The consolidated amended complaint alleges various violations of the federal securities law and seeks unspecified but potentially significant damages.

   The Company has notified its directors and officers liability insurance companies of these lawsuits and the consolidated amended complaint. The litigation is still in the preliminary stages and there has been no discovery or class certification. The Company intends to vigorously defend this litigation and intends to explore all available rights and remedies it may have under the circumstances. In related litigation, in September, 1998, Cincinnati Insurance Company ("Cincinnati"), one of the Company's directors and officers liability insurance carriers, filed a lawsuit in the United States District Court for the Northern District of Alabama seeking to avoid coverage under its directors and officers liability and other policies. The Company filed a motion to dismiss Cincinnati's complaint on jurisdictional grounds in federal court (which was granted), and filed a lawsuit against Cincinnati in the Circuit Court of Jefferson County, Alabama seeking damages arising out of Cincinnati's actions. Cincinnati has filed an answer and counterclaim in that case again seeking to avoid coverage. The Company intends to vigorously resist Cincinnati's efforts to avoid coverage. Because these matters are in their early stages, their ultimate outcome cannot be determined. Accordingly, no provision for any liability that may result therefrom has been made in the accompanying consolidated financial statements.

   As discussed above, the Company corrected its accounting for assumed reinsurance business through restatement of its previously issued financial statements. Similar corrections were made on a statutory accounting basis through recording cumulative adjustments in Vesta Fire's 1997 statutory financial statements. The impact of this correction has been reflected in amounts ceded under the Company's 20 percent whole

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (Dollar amounts in thousands)

account quota share treaty which was terminated on June 30, 1998 on a run-off basis. The Company believes such treatment is appropriate under the terms of this treaty and has calculated the quarterly reinsurance billings presented to the treaty participants accordingly. The aggregate amount included herein as recoverable from such reinsurers totalled $60.4 million at December 31, 1998. Two of the three participants have notified the Company that they wish to audit the treaty computations as allowed by the terms of the treaty. The other participant, through various correspondence, has also expressed an interest in obtaining additional data. While management believes its interpretation of the treaty's terms and computations based thereon, are correct, the effects, if any, of participant audits or other actions cannot be determined at this time.

   The Company, through its subsidiaries, is routinely a party to other pending or threatened legal proceedings and arbitrations. These proceedings involve alleged breaches of contract, torts, including bad faith and fraud claims and miscellaneous other causes of action. These lawsuits may include claims for punitive damages in addition to other specified relief. Based upon information presently available, and in light of legal and other defenses available to the Company and its subsidiaries, management does not consider liability from any threatened or pending litigation or arbitration to be material.

   Leases: The Company leases office space for its home office and HIG under operating lease arrangements. These leases contain various renewal options and escalation clauses. Rental expense for operating leases was $1.1 million, $1.2 million, and $1.8 million, for the years ending December 31, 1996, 1997, and 1998, respectively. Future minimum rental commitments required under these leases are approximately $1.5 million per year.

   Concentrations of Credit Risk: Vesta maintains a highly-diversified investment portfolio with limited concentrations in any given region, industry, or economic characteristic. At December 31, 1998, the investment portfolio consisted of securities of the U.S. government or U.S. government backed securities (11.9%); mortgage backed securities, GNMA collateral (14.0%); investment grade corporate bonds (25.5%); cash and short-term investments (24.6%); securities of state and municipal governments (20.1%); securities of foreign governments (.6%); and corporate common stocks (3.3%). Corporate equity and debt investments are made in a wide range of industries. All of Vesta's investments at year-end 1998 were rated investment-grade.

   At December 31, 1998, the Company has unsecured reinsurance recoverables from reinsurers that are in excess of 3% of statutory surplus, the largest of which is $31 million.

Note K--Supplemental Disclosures for Cash Flow Statement

   The following table summarizes Vesta's non-cash investing and financing activities and amounts recorded for interest and income taxes paid.

                                                     Year Ended December 31,
                                                    -------------------------
                                                     1996     1997     1998
                                                    ------- --------- -------
     Paid in capital from tax benefit of stock      $   337  $  2,574 $   748
     option exercises..............................

Note K--Supplemental Disclosures for Cash Flow Statement (continued)

   The following table summarizes certain amounts paid during the period:

                                                         Year Ended December 31,
                                                         -----------------------
                                                          1996    1997    1998
                                                         ------- ------- -------
   Interest paid........................................ $ 9,494 $15,113 $11,193
   Income taxes paid.................................... $21,500 $22,571 $   --

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (Dollar amounts in thousands)

Note L--Reinsurance

   Vesta engages in reinsurance ceded transactions as part of its overall underwriting and risk management strategy. Vesta's reinsurance ceded programs include coverages which limit the amount of individual claims to a fixed amount or percentage and which limit the amount of claims related to catastrophes.

   The effect on premiums earned and losses and loss adjustment expenses incurred of reinsurance ceded transactions are as follows:

                                                      Year Ended December 31,
                                                     --------------------------
                                                       1996     1997     1998
                                                     -------- -------- --------
   Reinsurance ceded:
    Premiums ceded.................................. $149,964 $300,799 $310,652
    Losses and LAE recovered and recoverable........  134,756  345,780  199,026

   The amounts of reserves for unpaid losses and loss adjustment expenses and unearned premiums that Vesta would remain liable for should reinsuring companies be unable to meet their obligations are as follows:

                                                        Year Ended December 31,
                                                        -----------------------
                                                           1997        1998
                                                        ----------- -----------
     Losses and loss adjustment expense................ $   204,336 $   206,139
     Retroactive Reinsurance Receivable................      16,945       9,848
     Unearned premiums.................................      94,253      49,916
                                                        ----------- -----------
                                                           $315,534    $265,903
                                                        =========== ===========

   Vesta engages in assumed reinsurance transactions as part of its overall business strategy. The effect on premiums earned and losses and loss adjustment expenses of all assumed reinsurance transactions, including involuntary pools, are as follows:

                                                      Year Ended December 31,
                                                     --------------------------
                                                       1996     1997     1998
                                                     -------- -------- --------
   Premiums assumed................................. $427,476 $495,063 $341,956
   Losses and loss adjustment expenses assumed......  288,835  333,488  230,497

   The effect of reinsurance on premiums written and earned is as follows:

                                1996                  1997                  1998
                         --------------------  --------------------  --------------------
                          Written    Earned     Written    Earned     Written    Earned
                         ---------  ---------  ---------  ---------  ---------  ---------
Direct.................. $ 154,235  $ 161,824  $ 330,624  $ 323,394  $ 471,404  $ 478,389
Assumed.................   497,537    427,476    535,427    495,063    287,617    341,956
Ceded...................  (183,716)  (149,964)  (339,576)  (300,799)  (267,431)  (310,652)
                         ---------  ---------  ---------  ---------  ---------  ---------
  Net premiums.......... $ 468,056  $ 439,336  $ 526,475  $ 517,658  $ 491,590  $ 509,693
                         =========  =========  =========  =========  =========  =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (Dollar amounts in thousands)

Note M--Income Taxes

   Income tax expense (benefit) for the years ended December 31, 1996, 1997 and 1998 was allocated as follows:

                                                     1996     1997      1998
                                                    -------  -------  --------
   Operating income................................ $17,862  $23,116  $(57,244)
   Deferrable Capital Securities...................     --    (2,719)   (3,076)
   Stockholder's equity, for unrealized gains          (413)   3,927    (1,531)
   (losses)........................................
   Stockholder's equity, for compensation expense
    for tax purposes in excess of amounts
    recognized for financial reporting purposes....     337   (2,574)     (748)
                                                    -------  -------  --------
                                                    $17,786  $21,750  $(62,599)
                                                    =======  =======  ========

   Income tax expense benefit attributable to income from operations consists of:

                                                    Year Ended December 31,
                                                    --------------------------
                                                     1996     1997      1998
                                                    -------  -------  --------
   Current tax expense (benefit)................... $19,483  $25,848  $(17,951)
   Deferred tax expense (benefit)..................  (1,621)  (2,732)  (39,293)
                                                    -------  -------  --------
    Total.......................................... $17,862  $23,116  $(57,244)
                                                    =======  =======  ========

   Vesta's effective income tax rate differed from the statutory income tax rate as follows:

                                          Year Ended December 31,
                                    -----------------------------------------
                                       1996          1997           1998
                                    ------------  ------------  -------------
                                    Amount    %   Amount    %    Amount    %
                                    -------  ---  -------  ---  --------  ---
   Statutory federal income tax     $19,136   35% $22,759   35% $(67,543) (35)%
   rate...........................
   Increases (reductions) in tax
   resulting from:
    Tax exempt investment income..   (2,240)  (3)  (2,019)  (2)   (2,246)  (2)
    State income tax..............      --   --       337  --        --   --
    Goodwill......................                                13,109    8
    Other.........................      966    1    2,039    2      (564) --
                                    -------  ---  -------  ---  --------  ---
                                    $17,862   33% $23,116   35% $(57,244) (29)%
                                    =======  ===  =======  ===  ========  ===

    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dollar amounts in thousands)

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities included in other liabilities at December 31, 1997 and 1998 are presented below:

                                                                 1997    1998
                                                                ------- -------
   Deferred tax assets:
    Unearned and advance premiums.............................. $19,439 $20,312
    Reinsurance recoverables...................................  26,321     --
    Discounted unpaid losses...................................   9,795  13,615
    Net operating loss carryforward............................     --   38,049
    Goodwill...................................................     --    7,983
    Retroactive Reinsurance....................................   5,931   3,447
    Deferred Compensation......................................     750     775
                                                                ------- -------
   Total deferred tax assets................................... $62,236 $84,181
                                                                ======= =======
   Deferred tax liabilities:
    Deferred acquisition costs................................. $35,455 $35,335
    Contingent commissions.....................................   6,008   4,005
    Unrealized gains...........................................   6,317   6,446
    Fixed assets...............................................   1,470   2,606
    Contingent receivables.....................................   2,467   4,764
    Goodwill...................................................   2,252     --
    Salvage and subrogation....................................     875     248
    Reinsurance Recoverables...................................          10,982
    Other......................................................      82     705
                                                                ------- -------
   Total deferred tax liabilities.............................. $54,926 $65,091
                                                                ------- -------
   Net deferred tax asset...................................... $ 7,310 $19,090
                                                                ======= =======

   Deferred tax assets are to be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company is able to demonstrate that the benefits of its deferred tax assets are realizable and accordingly, no valuation allowance has been recorded at December 31, 1998 and 1997.

Note N--Retirement Plans

  Vesta has a defined contribution retirement and savings plan and a supplemental executive retirement plan. These plans are fully funded at year-end 1998. Vesta's total cost for benefits under these plans was $.3 million for 1996, $.7 million for 1997 and $.1 million for 1998.

Note O--Segment Information

   During 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which requires companies to report financial and descriptive information about their reportable operating segments. The Company writes personal and commercial insurance products throughout the United States and reinsurance for companies located throughout the United States. All revenues are generated from external customers and the Company does not have a reliance on any major customer.

   The Company evaluates segment profitability based on pre-tax operating profit. Net investment income, interest expense and operating expenses are allocated based on certain assumptions and estimates; stated segment operating results would change if different methods were applied. The accounting policies of the operating segments are the same as those described in Note A.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (Dollar amounts in thousands)

                                                 Year Ended December 31,
                                              --------------------------------
                                                1996       1997        1998
                                              --------  ----------  ----------
Revenues
 Reinsurance Operations
 Net premiums earned........................  $342,452  $  335,360  $  194,261
 Net investment income and realized
  gain/(loss)...............................    18,864      18,578      14,045
                                              --------  ----------  ----------
  Total reinsurance.........................   361,316     353,938     208,306
 Personal insurance operations
 Net premiums earned........................    63,206     139,425     247,064
 Net investment income and realized
  gain/(loss)...............................     3,263      13,501      15,727
 Other .....................................       123       1,602       4,287
                                              --------  ----------  ----------
  Total personal............................    66,592     154,528     267,078
 Commercial insurance operations
 Net premiums earned........................    33,678      42,873      68,368
 Net investment income and realized
  gain/(loss)...............................     1,053       7,164       8,558
 Other .....................................        65         492       1,186
                                              --------  ----------  ----------
  Total commercial..........................    34,796      50,530      78,112
                                              --------  ----------  ----------
  Total revenues............................  $462,704  $  558,995  $  553,496
                                              ========  ==========  ==========
Total pretax income from operations
 Reinsurance Operations
 Underwriting gain (loss)...................  $ 37,318  $   38,774  $  (84,662)
 Net investment income and realized
  gain/(loss)...............................    18,864      18,578      14,045
 Interest expense...........................     7,841       7,036       5,377
                                              --------  ----------  ----------
  Total reinsurance.........................    48,342      50,316     (75,994)
 Personal Operations
 Underwriting gain (loss)...................     7,773      (2,470)    (35,688)
 Net investment income and realized
  gain/(loss)...............................     3,263      13,501      15,727
 Other income ..............................       123       1,602       4,287
 Loss on asset impairment...................       --          --       65,496
 Goodwill...................................       316       3,065       5,177
                                              --------  ----------  ----------
  Total personal............................    10,843       9,568     (86,347)
 Commercial Operations
 Underwriting gain (loss)...................    (3,242)      2,252     (21,279)
 Net investment income and realized
  gain/(loss)...............................     1,053       7,164       8,558
 Other income ..............................        65         492       1,186
 Loss on asset impairment...................       --          --        9,000
 Goodwill...................................       168         942       1,432
                                              --------  ----------  ----------
  Total commercial..........................    (2,292)      8,966     (21,967)
                                              --------  ----------  ----------
Other Operations
 Interest expense...........................     2,218       3,823       8,671
                                              --------  ----------  ----------
  Total pretax income (loss) from
   operations...............................  $ 54,675  $   65,027  $ (192,979)
                                              ========  ==========  ==========
Total identifiable assets
 Reinsurance operations
 Investments and other assets...............  $644,954  $  681,273  $  451,667
 Deferred acquisition costs.................    55,870      52,742      57,764
 Personal operations
 Investments and other assets...............   111,564     580,809     520,200
 Deferred acquisition costs.................    16,437      38,772      35,465
 Commercial operations
 Investments and other assets...............    39,335     272,653     274,878
 Deferred acquisition costs.................     3,225      10,610       7,728
                                              --------  ----------  ----------
  Total assets..............................  $871,385  $1,636,859  $1,347,702
                                              ========  ==========  ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (Dollar amounts in thousands)


Note P--Debt

   On July 19, 1995, the Company issued $100 million of its 8.75% Senior Debentures due July 15, 2025. The Debentures are not subject to redemption or any sinking fund prior to maturity. The Debentures are unsecured and rank on parity with all of its other unsecured and unsubordinated indebtedness. The Debentures contain covenants that limit the ability of the Company or its subsidiaries to issue, sell or otherwise dispose of shares of voting common stock of any Restricted Subsidiary and limit the ability of the Company or its subsidiaries to pledge the shares of capital stock of any subsidiary. The Debentures also place certain limitations on the Company's ability to consolidate or merge with or sell its assets substantially as an entirety. The Company used the proceeds from the sale to repay a $28 million loan from a Torchmark affiliate, and to increase the capital and surplus of Vesta Fire.

   On January 31, 1997, Vesta Capital Trust I, a Delaware business trust controlled by the Company, sold $100 million of its 8.525% Deferrable Capital Securities. These securities have a 30 year maturity and are not redeemable except in certain limited circumstances. These securities were sold in a private placement transaction to qualified institutional buyers and were not registered under Securities Act of 1933 pursuant to an exemption from registration provided by Rule 144A promulgated thereunder. A portion of the proceeds from the sale of these securities were used to repay indebtedness under the Company's existing lines of credit and for general corporate purposes. As required by the Company's amended bank facility, the Company will defer interest under the Indenture dated January 31, 1997 which will result in the deferral of distributions under the amended and restated Declaration of Trust dated January 31, 1997.

   At December 31, 1998, the Company had borrowed $70 million under its $200 million line of credit for general corporate purposes and for a capital contribution of $25 million to the Company's principal insurance subsidiary, Vesta Fire Insurance Corporation. The credit agreement related to this line of credit contains certain covenants that require, among other things, the Company to maintain a certain consolidated net worth ("Consolidated Net Worth Covenant"), maintain a certain amount of earnings before interest and taxes available for the payment of interest and dividend expense, ("Fixed Charge Coverage Ratio"), cause each insurance subsidiary to maintain a certain total adjusted statutory capital, ("Adjusted Statutory Capital Covenant"), and that limits the amount of indebtedness of the companies. As of December 31, 1998, the Company was not in compliance with all of its financial covenants.

   Subsequent to December 31, 1998, the Company's banks agreed to amend the covenants and waive any event of default arising from non-compliance with the covenants as of December 31, 1998. The amended credit facility was restructured into a $70 million senior revolving credit facility, maturing July 31, 2000 (the "Amended Facility"). The interest rate on the Amended Facility will be the prime rate plus 1%, provided that from and after September 30, 1999 the rate shall be increased to the prime rate plus 3% if the Company has not made permanent principal prepayments on the Amended Facility aggregating at least $25 million. The Company will also pay the banks a 1% Commitment Fee on all of the used and unused commitments under the Amended Facility.

   The Amended Facility requires the Company to make a closing principal prepayment of $15 million less transaction expenses the net amount of which reduces the obligation to make permanent principal payments aggregating $25 million. The amended Facility also provides for warrants equal to approximately 6.6% of the Company's outstanding shares being issued to the banks participating on the Amended Facility, which become exerciseable in the event the Company does not make $25 million of permanent principal prepayments on the facility by March 15, 2000.

   The Amended Facility requires the Company to suspend dividends on its common stock and defer payments of interest on its junior subordinated debentures due January 31, 2027 unless the Company has made $25 million of permanent principal prepayments on the Amended Facility by March 15, 2000. The Amended

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (Dollar amounts in thousands)


Note P--Debt (continued)

Facility contains certain covenants that require the Company to maintain minimum statutory surplus levels, minimum cumulative statutory net income levels and minimum cumulative GAAP net income levels.

Note Q--Stock Options

   During 1995, the Financial Accounting Standards Board issued Financial Accounting Statement No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). The Statement defines a fair value based method of accounting for an employee stock option. It also allows an entity to continue using the intrinsic valued based accounting method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company has continued to use this method to account for its stock options. However, SFAS 123 requires entities electing to remain with the intrinsic method of accounting to provide pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied as well as other disclosures about the Company's stock-based employee compensation plans. Information about the Company's stock option plans and the related required disclosures follow.

   Prior to completion of the Company's initial public offering, the Company's stockholders approved the Vesta Insurance Group, Inc. Long Term Incentive Plan ("Plan"), which provided for grants to the Company's executive officers of restricted stock, stock options, stock appreciation rights, and deferred stock awards, and in certain instances grants of options to directors. The Company's stockholders approved certain amendments to the Plan effective May 16, 1995, including an amendment to increase the shares of the Company's common stock available for awards under the Plan from 1,091,400 shares to 2,221,998 shares and an amendment to delete the provision for the grant of options to non-employee directors. The Company's stockholders also approved the Vesta Insurance Group, Inc. Non-Employee Director Stock Plan ("Director Plan") effective May 16, 1995, which provides for grants to the Company's non-employee directors of stock options and restricted stock.

   Pro forma information regarding net income and earnings per share is required by FAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1997 and 1998, respectively; risk-free interest rates of 5.75 percent and 5.16 percent; dividend yields of 0.27 and 0.44 percent; volatility factor of the expected market price of the Company's common stock of 38.75 and 44.70; and a weighted-average expected life of the options of ten years for both years.

   The Company's actual and pro forma information follows (in thousands except for earnings per share information):

                                                               Year Ended
                                                              December 31,
                                                          --------------------
                                                             1997      1998
                                                          ---------- ---------
                                                          (restated)
      Net income:
       As reported.......................................  $36,860   $(141,184)
       Pro forma.........................................   33,576    (144,684)
      Basic net income per common share:
       As reported.......................................  $  1.98   $   (7.61)
       Pro forma.........................................     1.81       (7.80)
      Diluted net income per common share:
       As reported.......................................  $  1.93   $   (7.61)
       Pro forma.........................................     1.76       (7.80)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (Dollar amounts in thousands)

Note Q--Stock Options (continued)

   The following summary sets forth activity under the Plan for the years ended December 31:

                                1996                1997               1998
                         ------------------- ------------------- -----------------
                                   Weighted-           Weighted-         Weighted-
                                    Average             Average           Average
                                   Exercise            Exercise          Exercise
                          Options    Price    Options    Price   Options   Price
                         --------- --------- --------- --------- ------- ---------
Outstanding--beginning
 of the year............ 1,055,699  $18.37   1,022,872  $20.38   937,451  $25.65
Granted.................   129,394   31.93     135,085   51.64   101,500   21.30
Exercised...............    55,667   15.51     220,506   17.15   237,000   17.16
Forfeited...............   106,554   16.99         --      --    237,903   35.14
                         ---------  ------   ---------  ------   -------  ------
Outstanding--end of the
 year................... 1,022,872  $20.38     937,451  $25.65   564,048  $24.43
                         =========  ======   =========  ======   =======  ======
Weighted-average fair
 value of options
 granted during the
 year................... $   25.85           $   36.89           $ 12.56

   Of the 564,048 outstanding options at December 31, 1998, 125,389 were exercisable with the remaining having varying vesting periods. Exercise prices for options outstanding as of December 31, 1998 ranged from $9.56 to $59.19. Unexercised options with exercise prices of less than $25.00 for 375,623 shares had a weighted average contractual life of 6.9 years and a weighted average exercise price of $18.13 while unexercised options with exercise prices greater than $25.00 for 188,425 shares had a weighted average contractual life of 9.2 years and a weighted average exercise price of $38.42.

   In 1993, the Company entered into restricted stock agreements under which Vesta granted 153,300 shares of common stock at $10.26 per share to officers of the Company in exchange for promissory notes. In 1994, an additional 60,000 shares of Common Stock at $18.92 per share were issued to an officer of the Company under a restricted stock agreement in exchange for a promissory note. The common stock is being held by the Company as security for repayment of the notes. A portion of the shares will be released to the officers annually as they repay the promissory notes. The Company intends to pay cash bonuses each year in amounts sufficient to reduce the notes by the amount of the purchase price for the shares which are earned in that year. During 1996 the Company acquired 19,564 shares of its common stock with respect to previously granted awards of restricted stock in exchange for release of indebtedness of $169 thousand. The balance of the notes at December 31, 1996 was $3,207 thousand. During 1997 and 1998 the Company did not acquire any shares of its common stock with respect to previously granted awards of restricted stock. The balance of the notes at December 31, 1997 and 1998 was $3,891 thousand and $2,045 thousand, respectively. The promissory notes and the unearned compensation are shown as deductions from stockholders equity.

   In 1995, the Company entered into restricted stock agreements under which the Company granted 23,333 shares of restricted common stock to certain officers of the Company. The Company entered into restricted stock agreements under which the Company granted 20,915 and 30,000 shares of restricted common stock to certain employees of the Company and 9,632 and 5,399 shares of restricted common stock to certain directors of the Company in 1997 and 1998, respectively. The common stock with respect to all awards of restricted stock is being held by the Company until the restrictions lapse.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (Dollar amounts in thousands)


Note R--Quarterly Financial Information (Unaudited)

   The following is a summary of quarterly financial data, in thousands except per share data:

                                                       Three Months Ended
                          -------------------------------------------------------------------------------
                            March 31, 1998       June 30, 1998     September 30, 1998   December 31, 1998
                          ------------------- -------------------  -------------------  -----------------
                              As                  As                   As
                          previously    As    previously    As     previously    As
                           reported  restated  reported  restated   reported  restated
                          ---------- -------- ---------- --------  ---------- --------
Gross premiums written..   $233,217  $233,217  $253,374  $253,374   $196,400  $112,882      $ 159,549
Net premiums written....    131,885   131,885   169,292   169,292    118,892    52,047        138,367
Premiums earned.........    139,292   139,292   164,076   164,076    131,278    65,352        140,972
Net investment income...      9,300     9,300     8,800     8,800      8,362     8,362          8,596
Operating costs and
 expenses...............    144,639   139,693   189,910   194,905    162,076   102,098        214,619
Loss on asset
 impairment.............        --        --        --        --         --        --         (74,496)
Net Income (loss).......     (1,146)    2,071   (13,839)  (17,185)   (26,305)  (24,773)      (101,297)
                           ========  ========  ========  ========   ========  ========      =========
Per share data:
Net income..............      (0.06)     0.11     (0.75)    (0.93)     (1.41)    (1.34)         (5.45)
Stockholder's equity per
 share..................      16.56     16.73     15.89     15.72      14.55     14.63           8.47
Cash dividends per
 share..................       0.04      0.04      0.04      0.04       0.04      0.04           0.04
                                              Three Months Ended
                          ------------------------------------------------------------
                          March 31,  June 30,
                             1997      1997   September 30, 1997    December 31, 1997
                          ---------- -------- -------------------  -------------------
                                                  As                   As
                                              previously    As     previously    As
                                               reported  restated   reported  restated
                                              ---------- --------  ---------- --------
Gross premiums written..   $171,187  $203,043  $239,794  $239,794   $252,025  $252,025
Net premiums written....    105,736   137,186   114,405   114,405    169,148   169,148
Premiums earned.........    100,040   133,717   153,287   153,287    130,614   130,614
Net investment income...      6,147     7,178    12,251    12,251     10,384    10,384
Operating costs and
 expenses...............     94,504   112,673   136,544   145,684    118,414   126,341
Net income (loss).......      6,353    15,088    18,261    12,320      8,171     3,099
                           ========  ========  ========  ========   ========  ========
Per share data:
Basic net income........       0.34      0.81      0.98      0.66       0.44      0.17
Diluted net income......       0.34      0.80      0.96      0.65       0.43      0.16
Stockholder's equity per
 share..................      14.87     15.78     16.90     16.58      16.71     16.12
Cash dividends per
 share..................       0.04      0.04      0.04      0.04       0.04      0.04

   The Company determined, subsequent to the issuance of the 1997 financial statements, that a specific reinsurance ceded contract entered into in 1997 contains retroactive elements as defined in FAS 113. The Company erroneously recorded a gain on this contract in the fourth quarter of 1997 and must adjust its previously issued financial statements to appropriately defer and recognize such gain. The first three quarters of 1998 and the fourth quarter of 1997 have been restated to reflect the recognition of the deferred gain in 1998 (See Note
B). The third and fourth quarter of 1997 have also been restated to reflect adjustments for salvage and subrogation related to the Shelby loss reserves.

   Revenues, losses and expenses for the 1998 third quarter have been restated to reflect changes in presentation. Amounts are restated to present adjustments recorded in the Company's reinsurance assumed business on gross basis rather than on a net basis as previously presented. Net income and earnings per share for the quarters and year to date periods ending September 30, 1998 were not affected by this change.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (Dollar amounts in thousands)

Note S--Business Acquisition

   After the close of business on June 30, 1997, the Company completed its acquisition of all the issued and outstanding stock of the operating subsidiaries of Anthem Casualty Insurance Group, Inc., each of which are property and casualty insurance companies headquartered in Ohio, for $260.9 million. The acquired subsidiaries had $648 million of assets and approximately $217 million of stockholders' equity at June 30, 1997. The acquisition was accounted for as a purchase and the results of operations since the acquisition date were consolidated. Goodwill from the transaction was being amortized straight line over 15 years. This goodwill was deemed impaired in 1998.

   A summary of net assets acquired follows:

   Assets acquired:
    Investments....................................................... $419,271
    Cash..............................................................   15,069
    Goodwill..........................................................   83,341
    Other Assets......................................................  166,944
                                                                       --------
     Total............................................................  684,625
   Liabilities Assumed
    Loss and loss adjustment expenses.................................  300,315
    Unearned premiums.................................................   98,378
    Other.............................................................   25,052
                                                                       --------
     Total............................................................ $423,745
    Purchase price.................................................... $238,750
    Acquisition expenses..............................................   22,130
    Less cash acquired................................................  (15,069)
                                                                       --------
    Aggregate purchase price.......................................... $245,811
                                                                       ========

   The above table represents the purchase price plus acquisition costs through December 31, 1997.

   The table below presents supplemental pro forma information for 1996 and 1997 as if the Anthem acquisition were made at January 1, 1996, based on estimates and assumptions considered appropriate:

                                                             Twelve months ended
                                                                December 31,
                                                             -------------------
                                                               1996      1997
                                                             --------- ---------
   Revenues.................................................   784,858   709,643
   Net income...............................................    42,351    44,131
   Basic net income per common share........................      2.25      2.38
   Diluted net income per common share......................      2.21      2.31

Note T--Subsequent Events (Unaudited)

   On March 15, 1999 the Company adopted a plan to discontinue its Commercial Lines business with the exception of its Partners program, Transportation program and BOP programs in the States of Alabama, Alaska, Arizona, and Texas. Implementation of the plan will begin in June of 1999.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (Dollar amounts in thousands)


Note T--Subsequent Events (continued)

   On March 24, 1999 the Company sold its reinsurance assumed business with the exception of the homeowner's reinsurance business that is currently being converted to primary operations. The Company received $15 million in exchange for its commitment to (a) enter into a 100% quota share treaty, effective January 1, 1999 for all business written on or after that date; (b) use its best efforts to novate to the purchaser or renew on the purchaser's paper, all assumed treaties except those currently being converted to primary business and; (c) facilitate the hiring by the purchaser of several of the Company's reinsurance employees.

   Summarized pro-forma results of the portion of the commercial and reinsurance segments discontinued for the last three years are as follows:

                                                  Year Ended December 31,
                                            -----------------------------------
                                               1996        1997        1998
                                            ----------- ----------- -----------
                                            (unaudited) (unaudited) (unaudited)
                                                      (in thousands)
Commercial Line
  Gross Premiums Written...................  $ 32,016    $ 47,466    $ 85,662
                                             --------    --------    --------
  Income (Loss) from Operations before
   income
   tax (expense) benefit ..................      (295)      2,850     (13,615)
  Income tax (expense) Benefit.............        97      (1,036)      5,434
                                             --------    --------    --------
  Income (Loss) from Operations............  $   (198)   $  1,814    $ (8,180)
                                             ========    ========    ========
Reinsurance Line
  Gross premiums written...................  $570,113    $474,981    $183,065
                                             --------    --------    --------

  Income (loss) from operations before
   income
   tax (expense) benefit...................    53,866      55,591     (67,817)
  Income tax (expense) benefit.............   (17,793)    (19,683)     26,950
                                             --------    --------    --------
  Income (loss) from operations............  $ 36,073    $ 35,908    $(40,867)
                                             ========    ========    ========

                          VESTA INSURANCE GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS
             (Amounts in thousands except share and per share data)

                                                         June 30    December 31
                                                           1999        1998
                                                        ----------  -----------
                                                        (Unaudited)
Assets:
  Investments:
    Fixed maturities available for sale--at fair value
    (cost: 1999--$402,175; 1998--$446,516)............. $  397,474  $  457,219
    Equity securities--at fair value: (cost: 1999--
     $1,540; 1998--$18,127)............................      4,121      21,099
    Short-term investments.............................    140,617     131,029
                                                        ----------  ----------
    Total investments..................................    542,212     609,347
  Cash.................................................     28,723      25,321
  Accrued investment income............................      6,444       7,194
  Premiums in course of collection ....................     91,457     121,948
  Reinsurance balances receivable......................    223,083     265,903
  Reinsurance recoverable on paid losses...............     76,550     111,577
  Deferred policy acquisition costs....................     69,863     100,957
  Property and equipment...............................     17,904      18,442
  Income tax receivable................................        --       17,950
  Deferred income taxes................................     19,493      19,090
  Other assets.........................................     15,577      35,681
  Goodwill.............................................     13,818      14,292
                                                        ----------  ----------
    Total assets....................................... $1,105,124  $1,347,702
                                                        ==========  ==========
Liabilities:
  Reserves for:
  Losses and loss adjustment expenses.................. $  426,594  $  504,911
  Unearned premiums....................................    209,284     309,515
                                                        ----------  ----------
                                                           635,878     814,426
  Deferred gain on retroactive reinsurance.............      7,254       9,848
  Reinsurance balances payable.........................     15,976      49,028
  Other liabilities....................................     31,486      48,071
  Short term debt......................................     55,660      70,000
  Long term debt.......................................     98,325      98,302
                                                        ----------  ----------
    Total liabilities..................................    844,579   1,089,675
Commitments and contingencies: See Note C
  Deferrable Capital Securities........................    100,000     100,000
Stockholders' equity
  Preferred stock, 5,000,000 shares authorized, none
   issued..............................................        --          --
  Common stock, $.01 par value, 32,000,000 shares au-
   thorized, issued: 1999--18,964,322 shares; 1998--
   18,964,322..........................................        190         190
  Additional paid-in capital...........................    154,001     156,465
  Accumulated other Comprehensive Income, net of appli-
   cable taxes (benefit) of $(742) and $4.786 in 1999
   and 1998, respectively..............................     (1,378)      8,889
  Retained earnings....................................     22,716      10,120
  Receivable from issuance of restricted stock.........     (1,936)     (2,045)
  Treasury stock.......................................    (13,048)    (15,592)
                                                        ----------  ----------
    Total stockholders' equity.........................    160,545     158,027
                                                        ----------  ----------
    Total liabilities and stockholders' equity......... $1,105,124  $1,347,702
                                                        ==========  ==========

          See accompanying Notes to Consolidated Financial Statements.

                          VESTA INSURANCE GROUP, INC.

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                  (Amounts in thousands except per share data)

                              STATEMENTS OF INCOME

                                       Three months ended     Six months ended
                                             June 30              June 30,
                                       --------------------- -------------------
                                         1999       1998       1999      1998
                                       --------  ----------- --------  ---------
                                                 (restated)            (restated)
                                           (unaudited)          (unaudited)
Revenues:
  Net premiums written...............  $ 92,835  $ 169,292   $153,451  $301,177
  (Increase) decrease in unearned
   premiums..........................     8,348     (5,216)    71,889     2,192
                                       --------  ---------   --------  --------
  Net premiums earned................   101,183    164,076    225,340   303,369
  Net investment income..............     7,896      8,800     16,305    18,100
  Gain on sale of assumed reinsurance
   renewal rights....................       --         --      15,000       --
  Other, including realized gains and
   losses............................     7,870      1,843      9,205     3,093
                                       --------  ---------   --------  --------
    Total revenues...................   116,949    174,719    265,850   324,562
Expenses:
  Losses and loss adjustment expenses
   incurred..........................    72,005    113,894    145,209   204,291
  Policy acquisition expenses........    17,131     63,681     57,963    95,721
  Operating expenses.................    15,899     17,330     31,966    34,586
  Interest on debt...................     3,346      3,345      7,103     6,453
  Goodwill amortization..............       270      1,611        540     3,280
                                       --------  ---------   --------  --------
    Total expenses...................   108,651    199,861    242,781   344,331
Income (loss) before income taxes and
 deferrable capital securities.......     8,298    (25,142)    23,069   (19,769)
Income taxes (benefit)...............     2,433     (9,319)     7,049    (7,379)
Deferrable capital securities
 interest, net of income tax.........     1,362      1,362      2,724     2,724
                                       --------  ---------   --------  --------
    Net income (loss)................  $  4,503  $ (17,185)  $ 13,296  $(15,114)
                                       ========  =========   ========  ========
  Basic net income (loss) per common
   share.............................  $    .24  $    (.93)  $    .71  $   (.82)
                                       ========  =========   ========  ========
  Diluted net income (loss) per
   common share......................  $    .24  $    (.93)  $    .71  $   (.82)
                                       ========  =========   ========  ========
  Dividends declared per common
   share.............................  $    --   $     .04        --   $    .08
                                       ========  =========   ========  ========

                       STATEMENTS OF COMPREHENSIVE INCOME
Net income (loss)....................  $  4,503  $ (17,185)  $ 13,296  $(15,114)
Other comprehensive income, net of
 tax:
  Unrealized holding gains (losses)
   on available-for-sale securities,
   net of applicable taxes (benefit)
   of $(340), $(26), $(1,342) and
   $122, respectively................      (631)       (48)    (2,492)      226
  Less Realized gains on available-
   for-sale securities, net of
   applicable taxes of $2,256, $0,
   $2,252 and $73, respectively......     4,182        --       4,182       135
                                       --------  ---------   --------  --------
                                         (4,813)       (48)    (6,674)       91
Comprehensive income (loss)..........  $   (310) $ (17,233)  $  6,622  $(15,023)
                                       ========  =========   ========  ========

          See accompanying Notes to Consolidated Financial Statements

                          VESTA INSURANCE GROUP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                             (amounts in thousands)

                                                            Six months ended
                                                                June 30,
                                                          ---------------------
                                                            1999        1998
                                                          ---------  ----------
                                                                     (restated)
                                                              (Unaudited)
Operating Activities:
  Net income (loss)...................................... $  13,296   $(15,114)
  Adjustments to reconcile net income to cash from oper-
   ating activities:
    Change in:
      Loss and LAE reserves..............................   (78,317)     3,097
      Unearned premium reserve...........................  (100,230)    13,029
      Reinsurance balances payable.......................   (33,053)    28,313
      Accrued income taxes...............................    23,124     11,502
      Other liabilities..................................   (17,458)   (33,249)
      Premiums in course of collection...................    30,491     (5,639)
      Reinsurance balances receivable....................    42,819     31,351
      Reinsurance recoverable on paid losses.............    35,027    (56,766)
      Other assets.......................................    21,014      7,413
    Policy acquisition costs deferred....................   (15,581)   (66,867)
    Policy acquisition costs amortized...................    44,951     64,264
    Amortization and depreciation........................     3,170      5,935
    Investment gains.....................................    (6,117)      (135)
    (Gain) Loss on disposition of property, plant and
     equipment...........................................      (370)       173
                                                          ---------   --------
      Net cash (used in) operating activites.............   (37,234)   (12,693)
Investing Activities:
Investments sold or matured:
  Fixed maturities available for sale-matured, called....   153,138     78,386
  Equity Securities......................................    18,284        --
Investments acquired:
  Fixed maturities available for sale....................  (104,155)   (59,820)
  Equity Securities......................................         0     (4,119)
Net increase in short-term investments...................    (9,587)   (40,706)
Additions to property, plant and equipment...............    (1,588)    (2,237)
Dispositions of property, plant and equipment............       777        292
                                                          ---------   --------
    Net cash provided from (used in) investing activi-
     ties................................................    56,869    (28,204)
Financing Activities:
  Issuance (repayment) of long and short term debt.......   (14,976)    24,747
  Dividends paid.........................................      (698)    (1,379)
  Capital contributions from exercising options..........      (559)     1,298
                                                          ---------   --------
    Net cash provided from financing activities..........   (16,233)    24,666
Increase (Decrease) in cash..............................     3,402    (16,231)
Cash at beginning of period..............................    25,321     21,801
                                                          ---------   --------
Cash at end of period.................................... $  28,723   $  5,570
                                                          =========   ========

          See accompanying Notes to Consolidated Financial Statements

                          VESTA INSURANCE GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         (Dollar amounts in thousands)

Note A-Significant Accounting Policies

   Basis of Presentation: The accompanying unaudited financial statements have been prepared in conformity with generally accepted accounting principles and, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of results for such periods. The results of operations and cash flows for any interim period are not necessarily indicative of results for the full year. These financial statements should be read in conjunction with the restated financial statements and related notes which have been issued by the Company and filed with the Securities and Exchange Commission (see Note B below). Amounts in the prior financial statements presented have been adjusted in order to conform to the restatement. There were no adjustments to the Company's Statement of Operations for the three months or the six months ended June 30, 1999.

   Certain amounts in the financial statements presented have been reclassified from amounts previously reported in order to be comparable between years. These reclassifications have no effect on previously reported stockholders' equity or net income during the period involved.

   Income per share: Basic weighted average common shares outstanding for the six month period ended June 30, 1999 and 1998 was 18,685,631 and 18,454,982 respectively. Basic weighted average common shares outstanding for the three month period ended June 30, 1999 and 1998 was 18,680,202 and 18,453,010, respectively. Basic EPS is computed by dividing income available to common stockholders by the weighted average common shares outstanding for the period. Diluted EPS is calculated by adding to shares outstanding the additional net effect of potentially dilutive securities or contracts which could be exercised or converted into common shares except when the additional shares would produce anti-dilutive results. Diluted weighted average shares outstanding for the six month period ended June 30, 1999 and 1998 was 18,685,631 and 18,454,982, respectively. Diluted weighted average shares outstanding for the three month period ended June 30, 1999 and 1998 was 18,680,202 and 18,453,010, respectively.

   Recently Issued Accounting Standards: In December 1997, the ACSEC issued SOP 97-3, "Accounting by Insurance and Other Enterprises for Insurance Related Assessments." SOP 97-3 provides guidance on when an insurance enterprise should recognize a liability for guaranty fund or other assessments and how to measure the liability. SOP 97-3 was effective January 1, 1999. The adoption of SOP 97-3 did not have a significant impact on Vesta's consolidated operating results or financial position.

Note B-Restatement of Financial Statements

   The Company determined subsequent to the issuance of the 1997 financial statements, that a specific reinsurance ceded contract entered into in 1997 contains retroactive elements as defined in SFAS 113. A contract is deemed retroactive when an assuming enterprise agrees to reimburse a ceding enterprise for liabilities incurred as a result of a past insurable events. For such contracts, SFAS 113 requires that any initial gain and any benefit due from a reinsurer as a result of subsequent covered losses be deferred in the financial statements of the ceding enterprise and recognized into income over the settlement period of the underlying claims. The Company erroneously recorded a gain on this contract in the fourth quarter of 1997 and has adjusted its previously issued financial statements to appropriately defer and recognize such gain. Analysis of this contract under the recovery method resulted in the following adjustments to the six month period June 30, 1998 financial statements included herein:

                                          As Previously
                                            Reported    Restatement As Restated
                                          ------------- ----------- -----------
  Losses incurred and loss adjustment
   expense...............................   $204,243      $    48    $204,291
Income taxes.............................     (7,360)         (19)     (7,379)
    Net income...........................    (15,085)         (29)    (15,114)
Basic net income per common share........       (.82)          --        (.82)
Diluted net income per common share......       (.82)          --        (.82)
Deferred income taxes....................     23,628       (5,947)     17,681
Deferred gain on retroactive
 reinsurance.............................     (5,947)     (16,994)    (16,994)
Retained earnings........................    148,622      (11,047)    137,575

   The deferred gain, which is included in the accompanying balance sheets, associated with this contract at December 31, 1998 and June 30, 1999 is $9.8 million and $7.3 million, respectively.

Note C--Contingencies

   Litigation: Subsequent to the filing of its quarterly report on Form 10-Q for the period ended March 31, 1998 with the Securities and Exchange Commission, the Company became aware of certain accounting irregularities consisting of inappropriate reductions of reserves and overstatements of premium income in the Company's reinsurance business that had been recorded in the fourth quarter of 1997 and the first quarter of 1998. The Company promptly commenced an internal investigation to determine the exact scope and amount of such reductions and overstatements. This investigation concluded that inappropriate amounts had, in fact, been recorded and the Company determined it should restate its previously issued 1997 financial statements and first quarter 1998 Form 10-Q. Additionally, during its internal investigation the Company re-evaluated the accounting methodology being utilized to recognize earned premium income in its reinsurance business. The Company had historically reported certain assumed reinsurance premiums as earned jin the year in which the related reinsurance contracts were entered even though the terms of those contracts frequently bridged two years. The Company determined that reinsurance premiums should be recognized as earned over the contract period and corrected the error in its accounting methodology by restating previously issued financial statements. The Company issued press releases, which were filed with the Securities and Exchange Commission on June 1, 1998 and June 29, 1998 announcing its intention to restate its h istorical financial statements.

   The Company restated its previously issued financial statements for 1995, 1996 and 1997 and its first quarter 1998 Form 10-Q for the above items by issuance of a current report on Form 8-K dated August 19, 1998. These restatementsd resulted in a cumulative decrease to stockholder's equity of $75.2 million through March 31, 1998.

   Commencing in June, 1998, Vesta and several of its current and former officers and directors were named in several purported class action lawsuits in the United States District Court for the Northern District of

Alabama and in one purported class action lawsuit in the Circuit Court of Jefferson County, Alabama. Several of Vesta's officers and directors also have been named in a derivative action lawsuit in the Circuit Court of Jefferson County, Alabama, in which Vesta is a nominal defendant.

   The class action lawsuit filed in the Circuit Court of Jefferson County, Alabama has been dismissed and the derivative case has been placed on the administrative docket. The class actions filed in the United States District Court for the Northern District of Alabama have been consolidated into a single action in that district. The purported class representatives in that action have filed (a) a consolidated amended complaint alleging that the defendants violated the federal securities laws and (b) a motion for class certification. The consolidated amended complaint also added as defendants Torchmark Corporation and the Company's predecessor auditors, KPMG Peat Marwick, LLP. The consolidated amended complaint alleges various violations of the federal securities law and seeks unspecified but potentially significant damages.

   The Company has notified its directors and officers liability insurance companies of these lawsuits and the consolidated amended complaint. The litigation is still in the preliminary stages and there has been no class certification. The Company intends to vigorously defend this litigation and intends to explore all available rights and remedies it may have under the circumstances. In related litigation, in September, 1998, Cincinnati Insurance Company ("Cincinnati"), one of the Company's directors and officers liability insurance carriers, filed a lawsuit in the United States District Court for the Northern District of Alabama seeking to avoid coverage under its directors and officers liability and other policies. The Company filed a motion to dismiss Cincinnati's complaint on jurisdictional grounds in federal court (which was granted), and filed a lawsuit against Cincinnati in the Circuit Court of Jefferson County, Alabama seeking damages arising out of Cincinnati's actions. Cincinnati has filed an answer and counterclaim in that case again seeking to avoid coverage.

   The Company intends to vigorously resist Cincinnati's efforts to avoid coverage. Because these matters are in their early stages, their ultimate outcome cannot be determined. Accordingly, no provision for any liability that may result there from has been made in the accompanying consolidated financial statements.

   As discussed above, the Company corrected its accounting for assumed reinsurance business through restatement of its previously issued financial statements. Similar corrections were made on a statutory accounting basis through recording cumulative adjustments in Vesta Fire's 1997 statutory financial statements. The impact of this correction has been reflected in amounts ceded under the Company's 20 percent whole account quota share treaty which was terminated on June 30, 1998 on a run-off basis. The Company believes such treatment is appropriate under the terms of this treaty and has calculated the quarterly reinsurance billings presented to the treaty participants accordingly. The aggregate amount included herein as recoverable from such reinsurers totaled $54.0 million at June 30, 1999. The Company has collected $34.5 million from NRMA, the largest participant on the treaty through the draw down of a letter of credit which was required to be posted since NRMA is a foreign reinsurer. NRMA has filed a lawsuit in the United States District Court for the Northern District of Alabama contesting the Company's claim and the validity of the treaty, and is seeking return of the $34.5 million. The Company has filed a demand for arbitration as provided for in the treaty and has filed a motion to compel arbitration which is currently pending in the United States District Court action. The Company recently filed for arbitration against the other two participants on the treaty. While management believes its interpretation of the treaty's terms and computations based thereon are correct, these matters are in their early stages and their ultimate outcome cannot be determined at this time.

   The Company, through its subsidiaries, is routinely a party to other pending or threatened legal proceedings and arbitrations. These proceedings involve alleged breaches of contract, torts, including bad faith and fraud claims and miscellaneous other causes of action. These lawsuits may include claims for punitive damages in addition to other specified relief. Based upon information presently available, and in light of legal and other defenses available to the Company and its subsidiaries, management does not consider liability from any threatened or pending litigation or arbitration to be material.

   As previously reported in the Company's Form 10-K for the period ended December 31, 1998, A.M. Best, which rates insurance companies based on factors of concern to policyholders, lowered its rating on the Company's insurance subsidiaries on February 24, 1999 to "B++" (Very Good, its fifth highest rating category) from "A-" (Excellent, its fourth highest rating category). Some of the factors noted by A.M. Best as contributing to the downgrade include the Company's operating performance, which was affected in part by heavy catastrophe losses, the Company's debt level, and the uncertainty associated with the Company's then ongoing negotiations with its lenders to amend its credit agreement in light of then existing covenant defaults. The Company determined that the impact of the A.M. Best downgrade on the commercial line of business would necessitate corrective actions in excess of what the marketplace will accept. Therefore, the Company elected to withdraw from certain commercial lines of business in the second quarter of 1999. The Company also determined that the impact of the downgrade on the reinsurance segment significantly impaired the Company's ability to compete effectively in the current reinsurance marketplace. Therefore, effective March 24, 1999 the Company sold substantially all of its reinsurance business and operations to another reinsurer in exchange for $15 million as disclosed in Note D.

   On May 3, 1999, A.M. Best further lowered its rating on the Company's insurance subsidiaries from "B++" to "B" (Fair). As a result of the further downgrade, the Company has elected to withdraw from its remaining commercial lines. Also, the further downgrade may negatively impact the Company's current homeowners lines, and remaining reinsurance lines of business.

Note D--Sale of Assumed Reinsurance Business

   On March 24, 1999, the Company entered into an agreement to transfer certain of its reinsurance assumed business to Hartford Fire Insurance Company (Hart
Re). The agreement calls for the Company to reinsure its North American assumed business underwritten in the Birmingham office with a January 1, 1999 effective date to Hart Re under a 100% quota share treaty and for the Company to use its best efforts to novate the policies to Hart Re and encourage renewals with Hart Re for policies not novated. The Company received $15 million in consideration of the transaction, such payment having been conditioned on certain Company employees entering into employment relationships with Hart Re.

   The Company is exiting the reinsurance assumed business with this transaction and continued conversion or commutation and termination of all other assumed reinsurance business. First quarter results include recognition of recoverables and payables under the terms of the Hart Re agreement and recognition of $15 million as gain associated with the agreement. As of June 30, 1999, the Company had novated certain policies to Hart Re which had written premiums of $43.8 million for the six months ended June 30, 1999.

Note E--Segment Information

                                                     Six Months Ended June 30,
                                                     --------------------------
                                                         1999          1998
                                                     ------------  ------------
Reinsurance operations
  Net premiums earned............................... $     57,013  $    149,905
  Net investment income and realized gain/(loss)....        5,752         9,010
  Other income......................................       15,000           --
  Underwriting gain (loss)..........................       (7,391)      (11,849)
Personal operations
  Net premiums earned...............................      132,336       118,782
  Net investment income and realized gain/(loss)....       13,353         7,140
  Other income......................................        2,180         2,290
  Underwriting gain (loss)..........................        1,386       (14,603)
Commercial operations
  Net premiums earned...............................       35,991        34,682
  Net investment income and realized gain/(loss)....        3,632         2,085
  Other income......................................          593           668
  Underwriting gain (loss)..........................       (3,793)       (4,777)
Other operations
  Interest expense..................................        7,103         6,453
  Goodwill amortization.............................          540         3,280
                                                     ------------  ------------
    Total pretax income (loss) from operations...... $     23,069  $    (19,769)
                                                     ============  ============
Total indentifiable assets
  Reinsurance operations
    Investments and other assets.................... $    307,816  $    451,667
    Deferred acquisition costs......................       22,494        57,764
  Personal operations
    Investments and other assets....................      433,596       520,200
    Deferred acquisition costs......................       40,341        35,465
  Commercial operations
    Investments and other assets....................      293,849       274,878
    Deferred acquisition costs......................        7,028         7,728
                                                     ------------  ------------
      Total assets.................................. $  1,105,124  $  1,347,702
                                                     ============  ============

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   Registration fee under the Securities Act of 1933, as amended.... $  6,000*
   Printing and engraving...........................................  150,000*
   Accounting services..............................................   50,000
   Legal fees of Registrant's counsel...............................   20,000
   Miscellaneous....................................................    5,000
   Total............................................................ $231,000*

--------
*To be paid by the selling stockholder.

Item 14. Indemnification of Directors and Officers.

   The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer or director in defending such action, provided that the director of officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

   A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's bylaws, agreement, vote or otherwise.

   The Company's Certificate of Incorporation provides that no officer or director of the Company will be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as an officer or director, except for liability (i) for any breach of the officer's or director's duty of loyalty to the company or shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware law, which concerns unlawful payments of dividends, stock purchases or redemptions, or
(iv) for any transaction from which the officer or director received an improper personal benefit.

   The Company's Bylaws provide that each director and officer of the Company, and each person serving at the request of Vesta or as a director, officer, employee or agent of any other corporation or of a partnership, joint venture, trust or other enterprise, who was or is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, will be indemnified and held harmless to the fullest extent authorized by Delaware Law against all expense, liability and loss reasonably incurred by such indemnitee in such action, suit or proceeding. The Company's Bylaws also provide that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss.

   The Company has purchased directors' and officers' liability insurance covering certain liabilities incurred by its officers and directors in connection with the performance of their duties.

   While the Company's Bylaws provide officers and directors with protection from awards for monetary damage for breaches of their duty of care, they do not eliminate such duty. Accordingly, the By-laws will have no effect on the availability of equitable remedies such as an injunction or rescission based on an officer's or a director's breach of his or her duty of care.

Item 15. Recent Sales of Unregistered Securities.

   On January 31, 1997, Vesta Capital Trust I, a Delaware business trust controlled by the Company, sold $100 million of its 8.525% Capital Securities. These securities have a 30 year maturity and are not redeemable except in certain limited circumstances. These securities were sold in a private placement transaction to qualified institutional buyers and were not registered under Securities Act of 1933 (the "'33 Act") pursuant to an exemption from registration provided by Rule 144A promulgated under the '33 Act. A portion of the proceeds from the sale of these capital securities was used to repay indebtedness under the Company's existing lines of credit and the remainder was for general corporate purposes.

   On April 13, 1999, the Company issued warrants exercisable for approximately 6.6% of its common stock to its senior lenders. The warrants, which were issued in reliance on the exemption from registration provided by Section 4(2) of the 33 Act, have been cancelled unexercised.

   On September 30, 1999, the Company issued 2,950,000 shares of its Series A Convertible Preferred Stock to the Birmingham Investment Group, LLC at a purchase price of $8.50 per share, or an aggregate of $25,075,000, in reliance on the exemption from registration provided by Section 4(2) of the 33 Act and Rule 506 of Regulation D promulgated thereunder. Each share of such preferred stock has a cumulative dividend rate of 9%, compounded semi-annually, and are convertible into two shares of the Company's common stock, subject to adjustment.

   In each transaction in which securities were issued in reliance on Section 4(2) of the 33 Act or Rule 506 thereunder, the recipients of securities in each such transaction (i) had adequate access, through their relationships with the Company, to information about the Company and (ii) represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. In addition, appropriate legends were affixed to the share certificates and warrants issued in such transactions regarding applicable restrictions on their transferability.

Item 16. Exhibits and Financial Statement Schedules.

    (a) An index to Exhibits appears at pages II-12 through II-15 hereof.

    (b) The following Financial Statement Schedules are included in this registration statement on the pages indicated:

          Condensed Financial Information
     II.  of Registrant (Parent Company).....II-3
          Supplemental Insurance
     III. Information (Consolidated).........II-6
     IV.  Reinsurance (Consolidated).........II-8
          Valuation and Qualifying
     V.   Accounts (Consolidated)............II-9

   Schedules not referred to have been omitted as inapplicable or not required by Regulation S-X.

                          VESTA INSURANCE GROUP, INC.
                                (PARENT COMPANY)
                     SCHEDULE II--CONDENSED BALANCE SHEETS
             (Amounts in thousands except share and per share data)

                                                             At December 31,
                                                           -------------------
                                                              1997      1998
                                                           ---------- --------
                                                           (restated)
Assets
  Investment in affiliates................................  $547,575  $430,910
  Short-term investments..................................     7,015     4,791
                                                            --------  --------
    Total investments.....................................   554,590   435,701
  Cash....................................................         8    10,523
  Other assets............................................     9,507    11,179
                                                            --------  --------
    Total assets..........................................  $564,105  $457,403
                                                            ========  ========
Liabilities
  Other liabilities.......................................  $ 20,351  $ 27,981
  Long term debt..........................................   246,418   271,395
                                                            --------  --------
    Total liabilities.....................................   266,769   299,376
Stockholders' equity
  Preferred stock, 5,000,000 shares authorized, none             --        --
issued....................................................
  Common stock, $.01 par value, 32,000,000 shares
     authorized,
     issued: 1997--18,970,695 shares; 1998--18,964,322
     shares...............................................       190       190
  Additional paid-in capital..............................   162,550   156,465
  Unrealized investment gains, net of applicable taxes....     9,829     8,889
  Retained earnings.......................................   154,074    10,120
  Receivable from issuance of restricted stock............    (3,891)   (2,045)
  Treasury stock..........................................   (25,416)  (15,592)
                                                            --------  --------
    Total stockholders' equity............................   297,336   158,027
                                                            --------  --------
    Total liabilities and stockholders' equity............  $564,105  $457,403
                                                            ========  ========

                          VESTA INSURANCE GROUP, INC.
                                (PARENT COMPANY)
                SCHEDULE II--CONDENSED STATEMENTS OF OPERATIONS
                         (Dollar amounts in thousands)

                                          For the Year Ended December 31,
                                          -----------------------------------
                                            1996        1997         1998
                                          ---------  ------------------------
                                                     (restated)
Revenues:
 Net other income (loss)................. $     213   $   (5,224) $     8,457
                                          ---------   ----------  -----------
   Total revenues........................       213       (5,224)       8,457
Expenses:
 Interest expenses.......................    10,059       10,901       22,579
 Operating expenses......................    (6,745)     (10,327)       2,384
                                          ---------   ----------  -----------
   Total expenses........................     3,314          574       24,963
                                          ---------   ----------  -----------
Net loss before income tax and equity
 in earnings of affiliates...............    (3,101)      (5,798)     (16,506)
Income tax benefit.......................     1,330        1,932        5,698
                                          ---------   ----------  -----------
Income before equity in earnings of          (1,771)      (3,866)     (10,808)
affiliates...............................
Equity in earnings of affiliates.........    38,584       40,726     (130,376)
                                          ---------   ----------  -----------
Net income (loss)........................ $  36,813   $   36,860  $  (141,184)
                                          =========   ==========  ===========

                          VESTA INSURANCE GROUP, INC.
                                (PARENT COMPANY)
                SCHEDULE II--CONDENSED STATEMENTS OF CASH FLOWS
                         (Dollar amounts in thousands)

                                            For the Year Ended December 31,
                                           -----------------------------------
                                              1996        1997         1998
                                           ----------  -----------  ----------
Cash provided from operations............. $   11,181  $    48,163  $    6,526
Cash used in investing activities:
 Contribution to investments in                   --      (154,616)    (25,000)
affiliates................................
 Net (increase) decrease in short-term         (6,980)         (35)      2,224
investments...............................
                                           ----------  -----------  ----------
Cash used in investing activities.........     (6,980)    (106,488)    (22,776)
Cash (used in) provided from financing
activities:
 Dividends paid...........................     (2,836)      (2,797)     (2,770)
 Acquisition of treasury stock............    (10,597)     (21,164)        --
 Issuance of treasury stock...............        563        6,302         --
 Capital Contributions from exercising          1,481          828       4,836
 stock options............................
 Issuance of debt and deferrable capital        7,116      123,321      24,700
securities................................
                                           ----------  -----------  ----------
Cash (used in) provided from financing         (4,273)     106,490      26,766
activities................................
Net increase (decrease) in cash...........        (72)           2      10,516
Cash balance at beginning of period.......         77            5           7
                                           ----------  -----------  ----------
Cash balance at end of period............. $        5  $         7  $   10,523
                                           ==========  ===========  ==========

                          VESTA INSURANCE GROUP, INC.
        SCHEDULE III--SUPPLEMENTAL INSURANCE INFORMATION (CONSOLIDATED)
                        As of December 31, 1997 and 1998
                         (Dollar amounts in thousands)

                                                         Reserves for
                                              Deferred   Unpaid Claims
                                               Policy      and Claim
                                             Acquisition  Adjustment   Unearned
                                                Costs      Expenses    Premiums
                                             ----------- ------------- --------
As of December 31, 1997:
 Reinsurance................................  $ 52,742     $238,799    $192,922
 Commercial.................................    10,610      130,702      47,731
 Personal...................................    38,772      227,296     124,399
                                              --------     --------    --------
                                              $102,124     $596,797    $365,052
                                              ========     ========    ========
As of December 31, 1998:
 Reinsurance................................  $ 57,764     $148,021    $139,663
 Commercial.................................     7,728      178,511      42,759
 Personal...................................    35,465      178,379     127,093
                                              --------     --------    --------
                                              $100,957     $504,911    $309,515
                                              ========     ========    ========

                          VESTA INSURANCE GROUP, INC.
         SCHEDULE III--SUPPLEMENTARY INSURANCE INFORMATION--(continued)
                                 (CONSOLIDATED)
              For the Years Ended December 31, 1996, 1997 and 1998
                         (Dollar amounts in thousands)

                                              Claim and
                                                Claim
                            Net       Net     Adjustment Amortization   Other     Net
                           Earned  Investment  Expenses       of      Operating Premium
                          Premium    Income    Incurred      DAC      Expenses  Written
                          -------- ---------- ---------- ------------ --------- --------
As of December 31, 1996:
 Reinsurance............  $342,452  $18,838    $205,005    $ 40,104    $60,025  $373,486
 Commercial.............    33,678    1,051      21,148       4,285     11,487    24,801
 Personal...............    63,206    3,259      25,630       8,707     21,095    69,769
                          --------  -------    --------    --------    -------  --------
                          $439,336  $23,148    $251,783    $ 53,096    $92,607  $468,056
                          ========  =======    ========    ========    =======  ========
As of December 31, 1997:
 Reinsurance............  $335,360  $17,023    $193,473    $ 65,725    $51,377  $351,811
 Commercial.............    42,873    6,565      16,812      12,088      4,545    33,499
 Personal...............   139,425   12,372      88,353      27,396     19,333   141,165
                          --------  -------    --------    --------    -------  --------
                          $517,658  $35,960    $298,638    $105,209    $75,255  $526,475
                          ========  =======    ========    ========    =======  ========
As of December 31, 1998:
 Reinsurance............  $194,261  $12,846    $175,633    $ 77,706    $20,838  $157,728
 Commercial.............    68,368    7,827      54,712      24,717      6,461    69,022
 Personal...............   247,064   14,385     164,977      62,177     51,595   264,840
                          --------  -------    --------    --------    -------  --------
                          $509,693  $35,058    $395,322    $164,600    $78,894  $491,590
                          ========  =======    ========    ========    =======  ========

                          VESTA INSURANCE GROUP, INC.
                    SCHEDULE IV--REINSURANCE (CONSOLIDATED)
              For the Years Ended December 31, 1996, 1997 and 1998
                         (Dollar amounts in thousands)

                            Gross   Ceded to   Assumed            Percentage of
                            Direct    Other   from Other   Net    Amount Assumed
Premiums Earned             Amount  Companies Companies   Amount      to Net
---------------            -------- --------- ---------- -------- --------------
1996...................... $161,824 $149,964   $427,476  $439,336     97.3%
1997......................  323,394  300,799    495,063   517,658     95.6%
1998......................  478,389  310,652    341,956   509,693     67.1%

                          VESTA INSURANCE GROUP, INC.
          SCHEDULE V--VALUATION AND QUALIFYING ACCOUNTS (CONSOLIDATED)
              For the Years Ended December 31, 1996, 1997 and 1998
                         (Dollar amounts in thousands)

                                      Balance  Additions--             Balance
                                        at       Charged               at End
                                     Beginning to Costs and              of
Description                          of Period   Expenses   Deductions Period
-----------                          --------- ------------ ---------- -------
Allowance for premiums in course of
collection:
 1996...............................     70          168       168         70
 1997...............................     70          797       213        654
 1998...............................    654       13,688       130     14,212

Item 17. Undertakings

    (a) The Company hereby undertakes:

  (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

    (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  provided, however, that the undertakings set forth in paragraphs (i) and
  (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against the public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Birmingham, State of Alabama, on November 5, 1999.

                                          VESTA INSURANCE GROUP, INC.

                                               /s/ Norman W. Gayle, III
                                          By___________________________________
                                                   Norman W. Gayle, III
                                                     Its President and
                                                  Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                       Title
                                                                    Date

 /s/ Norman W. Gayle, III        Director, President and     September 28, 1999
-------------------------------   Chief Executive Officer
     Norman W. Gayle, III         (Principal Executive
                                  Officer)

     /s/ James E. Tait           Director, Executive Vice    September 28, 1999
-------------------------------   President and Chief
         James E. Tait            Financial Officer
                                  (Principal Financial
                                  Officer)

   /s/ William P. Cronin         Senior Vice President,      September 28, 1999
-------------------------------   Controller (Principal
       William P. Cronin          Accounting Officer)

                                 Director
-------------------------------
 Robert B. D. Batlivala, PhD.

 /s/ Walter M. Beale, Jr.        Director                    September 28, 1999
-------------------------------
     Walter M. Beale, Jr.

  /s/ Ehney A. Camp, III         Director                    September 28, 1999
-------------------------------
      Ehney A. Camp, III

  /s/ Clifford F. Palmer         Director                    September 28, 1999
-------------------------------
      Clifford F. Palmer

   /s/ Jarvis W. Palmer          Director                    September 28, 1999
-------------------------------
       Jarvis W. Palmer

                                 Director
-------------------------------
       Larry D. Striplin

                                 Director
-------------------------------
        James A. Taylor

                                 EXHIBITS INDEX

 Exhibit
   No.                              Description
 -------                            -----------
  3.1    Restated Certificate of Incorporation of the Company, dated
         September 1, 1993 (filed as an exhibit to the Company's Form 10-
         Q for the quarter ended June 30, 1998, filed on June 16, 1998 and incorporated herein by reference (File No. 1-12338))
  3.2    By-Laws of the Company (Amended and Restated as of October 1,
         1993) (filed as an exhibit to Amendment No. 1 to the
         Registration Statement on Form S-1 (Registration No. 33-68114)
         of Vesta Insurance Group, Inc., filed on October 18, 1993 and incorporated herein by reference (File No. 1-12338))
  3.3+   Certificate of Designation, filed with the Secretary of State of the State of Delaware, establishing rights and preferences of the Company's Series A Convertible Preferred Stock.
  4.1    Indenture between the Company and Southtrust Bank of Alabama,
         National Association, dated as of July 19, 1995 (filed as an exhibit to the Company's Form 10-K for the year ended December
         31, 1995, filed on March 28, 1996 and incorporated herein by reference (File No. 1-12338))
  4.2    Supplemental Indenture between the Company and Southtrust Bank of Alabama, National Association, dated July 19, 1995 (filed as an exhibit to the Company's Form 10-K for the year ended
         December 31, 1995, filed on March 28, 1996 and incorporated herein by reference (File No. 1-12338))
  4.3    Indenture dated as of January 31, 1997, between the Company and
         First Union National Bank of North Carolina, as trustee (filed as an exhibit to the Company's Form 10-Q for the quarter ended
         March 31, 1997, filed on May 13, 1997 and incorporated herein by reference (File No. 1-12338))
  4.4    Amended and Restated Declaration of Trust, dated as of January
         31, 1997, of Vesta Capital Trust I (filed as an exhibit to the
         Company's Form 10-Q for the quarter ended March 31, 1997, filed on May 13, 1997 and incorporated herein by reference (File
         No. 1-12338))
  4.5    Capital Securities Guarantee Agreement, dated as of January 31,
         1997, between the Company and First Union National Bank of North
         Carolina, as trustee (filed as an exhibit to the Company's Form
         10-Q for the quarter ended March 31, 1997, filed on May 13, 1997 and incorporated by reference (File No. 1-12338))
  5+     Opinion of Balch & Bingham LLP
 10.1    Separation and Public Offering Agreement between Torchmark
         Corporation and the Company dated September 13, 1993 (filed as an exhibit to the Company's Form 10-K for the year ended
         December 31, 1993, filed on March 28, 1994 and incorporated herein by reference (File No. 1-2338))
 10.2    Marketing and Administrative Services Agreement between Liberty
         National Fire Insurance Company, Liberty National Insurance
         Corporation and Liberty National Life Insurance Company dated
         September 13, 1993 (filed as an exhibit to the Company's Form
         10-K for the year ended December 31, 1993, filed on March 28,
         1994 and incorporated herein by reference (File No. 1-2338))
 10.3    Investment Services Agreement between Waddell & Reed Asset
         Management Company and the Company (filed as an exhibit to
         Amendment No. 1 to the Registration Statement on Form S-1
         (Registration No. 33-68114) of Vesta Insurance Group, Inc.,
         filed on October 18, 1993 and incorporated herein by reference
         (File No. 1-12338)) dated September 13, 1993.

  Exhibit
    No.                              Description
  -------                            -----------
 10.5      Management Agreement between J. Gordon Gaines, Inc., Liberty
           National Fire Insurance Company, Sheffield Insurance
           Corporation, Liberty National Insurance Corporation and Vesta
           Insurance Corporation dated November 15, 1994 (filed as an exhibit to the Company's Form 10-K for the year ended December
           31, 1993, filed on March 28, 1994 and incorporated herein by reference (File No. 1-2338))
 10.6      Form of Restricted Stock Agreement (filed as an exhibit to the
           Registration Statement on Form S-1 (Registration No. 33-68114)
           of Vesta Insurance Group, Inc., filed on August 31, 1993 and incorporated herein by reference (File No. 1-12338))
 10.7*     The Company's Long Term Incentive Plan as amended effective as of May 16, 1995 (filed as an exhibit to the Company's Form 10Q for the quarter ended June 30, 1995, filed on August 14, 1995 and incorporated herein by reference (File No. 1-12338))
 10.8*     Form of Non-Qualified Stock Option Agreement entered into by and between the Company and certain of its executive officers and directors (filed as an exhibit to the Company's Form 10-K for the year ended December 31, 1995, filed on March 28, 1996 and incorporated herein by reference (File No. 1-12338))
 10.9*     Cash Bonus Plan of the Company (filed as an exhibit to the
           Company's Form 10-K for the year ended December 31, 1993,
           filed on March 28, 1994 and incorporated herein by reference
           (File No. 1-2338))
 10.10*    J. Gordon Gaines, Inc. Post Retirement Benefits Plan (filed as an exhibit to the Company's Form 10-K for the year ended
           December 31, 1994, filed on March 29, 1995 and incorporated herein by reference (File No. 1-12338))
 10.11*    J. Gordon Gaines, Inc. Retirement Savings Plan (filed as an exhibit to the Company's Form 10-K for the year ended December
           31, 1994, filed on March 29, 1995 and incorporated herein by reference (File No. 1-12338))
 10.12*    The Company's Non-Employee Director Stock Plan (filed as an exhibit to the Company's 10-Q for the quarter ended June 30,
           1995, filed on August 14, 1995 and incorporated herein by
           reference (File No. 1-12338))
 10.13+    Employment Agreement between the registrant and Norman W.
           Gayle, III, dated as of September 30, 1999.
 10.14+    Employment Agreement between the registrant and James E. Tait, dated as of September 30, 1999.
 10.15+    Employment Agreement between the registrant and Donald W.
           Thornton, dated as of September 30, 1999.
 10.16+    Vesta Insurance Group, Inc. Executive Officer Incentive
           Compensation Plan.
 10.17     Office Lease between the Company and Torchmark Development
           Corporation, dated as of April 20, 1992 (filed as an exhibit to the Company's Form 10-K for the year ended December 31,
           1993, filed on March 28, 1994 and incorporated herein by
           reference (File No. 1-12338))
 10.18     Agency Agreement between Liberty National Fire Insurance
           Company, Vesta Insurance Corporation, Sheffield Insurance
           Corporation, and Overby-Seawell Company (filed as an exhibit to Amendment No. 1 to the Registration Statement on Form S-1
           (Registration No. 33-68114) of Vesta Insurance Group, Inc.,
           filed on October 18, 1993 and incorporated herein by reference
           (File No. 1-12338))

  Exhibit
    No.                              Description
  -------                            -----------
 10.19     Commercial/Personal Property Risk Excess Reinsurance
           Contracts, dated July 1, 1993, constituting the Company's
           Direct Per Risk Treaty Program, between Vesta Fire Insurance
           Corporation and its subsidiary and affiliated companies and various reinsurers (filed as an exhibit to Amendment No. 1 to the Registration Statement on Form S-1 (Registration
           No. 33-68114) of Vesta Insurance Group, Inc., filed on October
           18, 1993 and incorporated herein by reference (File No. 1-
           12338)) Renewed July 1, 1997.
 10.20     Specific Regional Catastrophe Excess Contracts, dated January
           1, 1996, constituting the Company's Regional Property
           Catastrophe Program, between Vesta Fire Insurance Corporation and various reinsurers (filed as an exhibit to the Company's
           Form 10-K for the year ended December 31, 1995, filed on March
           28, 1996 and incorporated herein by reference
           (File No. 1-12338)). Renewed January 1, 1998.
 10.21     Casualty Excess of Loss Reinsurance Agreements, dated
           January 1, 1998, constituting the Company's Casualty Excess of Loss Reinsurance Program, between Vesta Fire Insurance
           Corporation, Vesta Insurance Corporation, Sheffield
           Insurance Corporation, Vesta Lloyds Insurance Company and
           Employers Reinsurance Corporation, (filed as an exhibit to the Company's Form 10-Q for the quarter ended March 31,
           1998, filed on May 13, 1998 and incorporated herein by
           reference (File No. 1-12338)).
 10.22     Amendment to Catastrophe Reinsurance Contracts, dated July
           1, 1995, constituting the Company's Direct Property
           Catastrophe Program, between Vesta Fire Insurance
           Corporation, Vesta Insurance Corporation, Sheffield
           Insurance Corporation, Vesta Lloyds Insurance Company,
           Hawaiian Insurance & Guaranty Company, Limited and various reinsurers. (Filed as an exhibit to the Company's Form 10-Q for the quarter ended September 30, 1995, filed on November
           14, 1995 and incorporated herein by reference (File No.
           1-12338)). Renewed July 1, 1997
 10.23     Amendment to Catastrophe Reinsurance Contracts, dated
           January 1, 1996, constituting the Company's Direct Property
           Catastrophe Program, between Vesta Fire Insurance
           Corporation, Vesta Insurance Corporation, Sheffield
           Insurance Corporation, Vesta Lloyds Insurance Company,
           Hawaiian Insurance & Guaranty Company, Limited and various reinsurers (filed as an exhibit to the Company's Form 10-K for the year ended December 31, 1995, filed on March 28,
           1996 and incorporated herein by reference (File No.
           1-12338)). Renewed January 1, 1997
 10.24+    Credit Agreement dated September 30, 1999 between Vesta
           Insurance Group, Inc. and The Bank establishing a
           $15,000,000 revolving credit facility.
 10.25+    Credit Agreement, dated September 30, 1999, between Vesta
           Insurance Group, Inc. and the Banc Corporation establishing a $5,000,000 revolving credit facility.
 10.26     Stock Purchase Agreement between Anthem Casualty Insurance
           Group, Inc., and Vesta Insurance Group, Inc., dated April
           23, 1997 (filed as an exhibit to the Company's Form 10-Q
           for the year ended September 30, 1997, filed on November
           13, 1997 and incorporated herein by reference (File No.
           1-12338))
 10.27     Business Transfer and Management Agreement between Vesta
           Fire Insurance Corporation and its affiliated companies and
           CIGNA Property and Casualty Insurance Company and its
           affiliated companies, dated January 28, 1998 (filed as an
           exhibit to the Company's Form 10-K for the year ended
           December 31, 1997, filed on March 27, 1998 and incorporated herein by reference (File No. 1-12338))

  Exhibit
    No.                             Description
  -------                           -----------
 10.28     Agreement for Data Processing Services between Shelby
           Insurance Company and Policy Management Systems
           Corporation, dated January 1, 1998 (filed as an exhibit
           to the Company's Form 10-Q for the period from June 30,
           1998, filed on August 20, 1998 and incorporated herein by
           reference (File No. 1-12338))
 10.29     Agreement by and among Hartford Fire Insurance Company,
           J. Gordon Gaines, Inc. and Vesta Fire Insurance
           Corporation (filed as Exhibit 2.1 to the Company's
           Form 8-K filed April 12, 1999)
 10.30     Convertible Preferred Stock Purchase Agreement by and
           between Vesta Insurance Group, Inc. and Birmingham
           Investment Group, LLC (filed as Exhibit 10.1 to the
           Company's Form 8-K filed on July 2, 1999)
 10.31     Acquisition Agreement between Vesta Insurance Group, Inc.,
           Vesta Management Corporation of Texas, Inc. and Employers'
           Reinsurance Corporation (filed as Exhibit 10.2 to the
           Company's Form 8-K filed on July 2, 1999)
 11+       Statement regarding computation of earnings                     II-
 21+       List of subsidiaries
 23.1+     Consent of KPMG Peat Marwick LLP
 23.2+     Consent of PricewaterhouseCoopers LLP

--------
   *These are the Company's compensatory plans.
   +Filed herewith.